Exhibit 4.1

EXECUTION VERSION

BOOZ ALLEN HAMILTON INC.,

as Issuer

INDENTURE

Dated as of April 25, 2017

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee

PROVIDING FOR THE ISSUANCE OF NOTES IN SERIES

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EXHIBITS

EXHIBIT A	Form of Initial Note
EXHIBIT B	Form of Certificate of Beneficial Ownership
EXHIBIT C	Form of Regulation S Certificate
EXHIBIT D	Form of Supplemental Indenture in Respect of Subsidiary Guarantees
EXHIBIT E	Form of Certificate from Acquiring Institutional Accredited Investors
EXHIBIT F	Form of Supplemental Indenture Establishing a Series of Notes

INDENTURE, dated as of April 25, 2017, as amended or supplemented from time to time (this “Indenture”), among BOOZ ALLEN HAMILTON INC., a Delaware corporation, the Subsidiary Guarantors from time to time parties hereto and WILMINGTON TRUST, NATIONAL ASSOCIATION, as trustee (in such capacity, the “Trustee”).

Recitals of the Issuer

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders (as defined herein) of the Notes (as defined herein):

ARTICLE I

Definitions and Incorporation by Reference

SECTION 1.1 Definitions.

“Acquired Indebtedness” means, with respect to any specified Person:

(1)    Indebtedness of any other Person existing at the time such other Person is merged, amalgamated or consolidated with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is Incurred in connection with, or in contemplation of, such other Person merging, amalgamating or consolidating with or into, or becoming a Subsidiary of such specified Person; and

(2)    Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition Indebtedness” means, Indebtedness of (A) the Issuer or any Restricted Subsidiary Incurred to finance or refinance, or otherwise Incurred in connection with, any acquisition of any assets (including Capital Stock), business or Person, or any merger, amalgamation or consolidation of any Person with or into the Issuer or any Restricted Subsidiary, or (B) any Person that is acquired by or merged, amalgamated or consolidated with or into the Issuer or any Restricted Subsidiary (including Indebtedness thereof Incurred in connection with any such acquisition, merger, amalgamation or consolidation).

“Additional Notes” means notes issued under this Indenture in addition to the Initial Notes (other than notes issued pursuant to Section 2.7, 2.8, 2.9, 2.15(d), 2.15(e) or 5.7).

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person. “Control” (including, with correlative meanings, the terms “Controlling,” “Controlled by” and “under common Control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any series of Notes, “Applicable Premium” as such term is defined in the Notes Supplemental Indenture establishing such series of Notes.

“Asset Sale” means:

(1)    the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of the Issuer or any Restricted Subsidiary; or

(2)    the issuance or sale of Equity Interests (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 3.3 and directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Issuer or another Restricted Subsidiary) (whether in a single transaction or a series of related transactions),

(each of the foregoing referred to in this definition as a “disposition”), in each case, other than:

(a)    a sale, exchange or other disposition of cash, Cash Equivalents or Investment Grade Securities, or of obsolete, damaged, unnecessary, unsuitable, surplus or worn out equipment, or other assets, in the ordinary course of business, or dispositions of property no longer used, useful or economically practicable to maintain in the conduct of the business of the Issuer and its Restricted Subsidiaries (including allowing any registrations or any applications for registration of any intellectual property or other intellectual property rights to lapse or become abandoned);

(b)    the sale, conveyance, lease or other disposition of all or substantially all of the assets of the Issuer or any Guarantor in compliance with Article IV or any disposition that constitutes a Change of Control;

(c)    any Restricted Payment that is permitted to be made, and is made, pursuant to Section 3.4 (including any transaction specifically excluded from the definition of the term “Restricted Payments,” including pursuant to the exceptions contained in the definition thereof and the parenthetical exclusion of such definition, and any Permitted Investment);

(d)    any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, in a single transaction or series of related transactions, with an aggregate Fair Market Value (on the date a legally binding commitment for such disposition was entered into) of less than $50.0 million;

(e)    any transfer or other disposition of property or assets or issuance or sale of Equity Interests by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to a Restricted Subsidiary of the Issuer;

(f)    the creation of any Lien permitted under this Indenture;

(g)    any issuance, sale, pledge or other disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(h)    the sale, lease, assignment, license, sublicense or sublease of inventory, equipment, accounts receivable, notes receivable or other current assets held for sale in the ordinary course of business or the conversion of accounts receivable to notes receivable or dispositions or discounts of accounts receivable in connection with the collection or compromise thereof;

(i)    the lease, assignment, license, sublicense or sublease of any real or personal property in the ordinary course of business or that would not materially interfere with the required use of such property by the Issuer or its Restricted Subsidiaries;

(j)    a sale or transfer of accounts receivable, or participations therein, and related assets of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions;

(k)    a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(l)    the contemporaneous exchange, in the ordinary course of business, of property for property of a like kind, to the extent that the property received in such exchange is of a Fair Market Value at least equivalent to the Fair Market Value of the property exchanged;

(m)    (i) non-exclusive licenses, sublicenses or cross-licenses of intellectual property, other intellectual property rights or other general intangibles and (ii) exclusive licenses, sublicenses or cross-licenses of intellectual property, other intellectual property rights or other general intangibles in the ordinary course of business of the Issuer and its Restricted Subsidiaries;

(n)    the sale in a Sale/Leaseback Transaction of any property acquired after the Issue Date; provided that such sale is for at least Fair Market Value;

(o)    the surrender or waiver of obligations of trade creditors or customers or other contract rights that were incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or compromise, settlement, release or surrender of a contract, tort or other litigation claim, arbitration or other disputes;

(p)    dispositions arising from foreclosures, condemnations, eminent domain, seizure, nationalization or any similar action with respect to assets, dispositions of property subject to casualty events;

(q)    (i) dispositions of Investments (including Equity Interests) in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements or rights of first refusal between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements and (ii) the transfer for fair value of property (including Equity Interests of Subsidiaries) to another Person in connection with a joint venture arrangement with respect to the transferred property; provided that such transfer is permitted under Section 3.4;

(r)    to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business; and

(s)    dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is purchased within 90 days of such disposition or (ii) the proceeds of such Asset Sale are applied within 90 days of such disposition to the purchase price of such replacement property (which replacement property is purchased within 90 days of such disposition).

For the avoidance of doubt, the unwinding of Swap Contracts shall not be deemed to constitute an Asset Sale.

“Bankruptcy Law” means Title 11, United States Code, or any similar federal or state law for the relief of debtors.

“Board of Directors” means as to any Person, the board of directors or managers, sole member or managing member, or other governing body, as applicable, of such Person (or, if such Person is owned or managed by a single entity, the board of directors or managers, sole member or managing member or other governing body of such entity) or any duly authorized committee thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City or, with respect to any payments to be made under this Indenture, the place of payment.

“Capital Stock” means:

(1)    in the case of a corporation, corporate stock;

(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)    in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person

(it being understood and agreed, for the avoidance of doubt, that “cash-settled phantom appreciation programs” in connection with employee benefits that do not require a dividend or distribution shall not constitute Capital Stock).

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Issuer or any Guarantor and designated as a “Cash Contribution Amount” as described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1)    U.S. dollars, Canadian dollars, Japanese yen, pounds sterling, euros or the national currency of any participating member state of the European Union (as it is constituted on the Issue Date) and, with respect to any Foreign Subsidiaries, other currencies held by such Foreign Subsidiary in the ordinary course of business;

(2)    securities issued or directly guaranteed or insured by the government of the United States or any country that is a member of the European Union (as it is constituted on the Issue Date) or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;

(3)    money market deposits, certificates of deposit, time deposits and eurodollar time deposits with maturities of two years or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding two years, and overnight bank deposits, in each case with any lender under the Senior Credit Agreement or any other commercial bank having capital and surplus in excess of $250.0 million in the case of domestic banks or $100.0 million (or the dollar equivalent thereof) in the case of foreign banks;

(4)    repurchase obligations for underlying securities of the types described in clauses (2) and (3) above and clause (6) below entered into with any financial institution meeting the qualifications specified in clause (3) above or securities dealers of recognized national standing;

(5)    commercial paper or variable or fixed rate notes issued by a corporation or other Person (other than an Affiliate of the Issuer) rated at least “P-2” or “A-2” or the equivalent thereof by either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within two years after the date of acquisition, and commercial paper or variable or fixed rate notes issued by or guaranteed by any lender under the Senior Credit Agreement or any bank holding company owning any such lender;

(6)    readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7)    Indebtedness issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition, and securities of marketable short-term money market and similar highly liquid funds having assets in excess of $250.0 million;

(8)    investment funds investing at least 95.0% of their assets in investments of the types described in clauses (1) through (7) above and (9) and (10) below;

(9)    Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency); and

(10)    in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States of America, other investments of comparable tenor and credit quality to those described in the foregoing clauses (1) through (9) customarily utilized in the countries where such Foreign Subsidiary is located or in which such investment is made.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above; provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts.

“Cash Management Services” means any of the following (a) treasury services, (b) credit card, debit card, merchant card, purchasing card or stored value card services (including, without limitation, the processing of payments and other administrative services with respect thereto), (c) cash management services (including, without limitation, controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking products or services as may be requested by the Issuer or any Restricted Subsidiary (other than letters of credit and other than loans and advances except indebtedness arising from services described in clauses (a) through (c) of this definition).

“Change of Control” means any of the following events:

(1)    the Issuer becomes aware of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) other than one or more Permitted Parents, including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), but excluding any employee benefit plan of such Person and its subsidiaries, and any person acting in its capacity as trustee, agent or other fiduciary or administrator of such plan, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of Equity Interests or otherwise, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of Voting Stock of the Issuer representing more than 50.0% of the total voting power of the Voting Stock of the Issuer, provided that (x) so long as the Issuer is a Subsidiary of any Permitted Parent, no Person or group shall be deemed to be or become a beneficial owner of Voting Stock of the Issuer representing more than 50.0% of the total voting power of the Voting Stock of the Issuer unless such Person or group shall be or become a beneficial owner of Voting Stock of such Permitted Parent representing more than 50.0% of the total voting power of the Voting Stock of such Permitted Parent (other than a Permitted Parent that is a subsidiary of another Permitted Parent) and (y) any Voting Stock of which any Permitted Parent is the beneficial owner shall not in any case be included in any Voting Stock of which any such Person or group is the beneficial owner; or

(2)    the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Issuer and its Subsidiaries, taken as a whole, to a Person and any Person or group (as defined in clause (1) above) other than one or more Permitted Parents is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of Voting Stock of the transferee Person in such sale, lease or transfer of assets representing more than 50.0% of the total voting power of the Voting Stock of such transferee Person, provided that (x) so long as such transferee Person is a Subsidiary of a parent Person, no Person or group shall be deemed to be or become a beneficial owner of Voting Stock of the transferee Person in such sale, lease or transfer of assets representing more than 50.0% of the total voting power of the Voting Stock of such transferee Person unless such Person or group shall be or become a beneficial owner of Voting Stock of such parent Person representing more than 50.0% of the total voting power of the Voting Stock of such parent Person (other than a Permitted Parent that is a subsidiary of another Permitted Parent) and (y) any Voting Stock of which any Permitted Parent is the beneficial owner shall not in any case be included in any Voting Stock of which any such Person or group is the beneficial owner.

“Clearstream” means Clearstream Banking Société Anonyme.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Company Order” means a written request or order signed in the name of the Issuer by any Officer of the Issuer.

“Consolidated EBITDA” means of any Person for any period, Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus, without duplication and, if applicable, except with respect to clause (9) of this definition, to the extent deducted in calculating such Consolidated Net Income for such period, the sum of:

(1)    provisions for taxes based on income (or similar taxes in lieu of income taxes), profits, capital (or equivalents), including federal, foreign, state, local, franchise, excise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period;

(2)    Consolidated Interest Expense and, to the extent not reflected in such Consolidated Interest Expense, any net losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, amortization or write-off of debt discount and debt issuance costs and commissions, premiums, discounts and other fees and charges associated with Indebtedness;

(3)    depreciation and amortization expense and impairment charges (including deferred financing fees, capitalized software expenditures, intangibles (including goodwill), organization costs and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits);

(4)    any extraordinary, unusual or non-recurring expenses or losses (including losses on sales of assets outside of the ordinary course of business and restructuring and integration costs or reserves, including any severance costs, costs associated with office and facility openings, closings and consolidations, relocation costs and other non-recurring business optimization expenses);

(5)    any other non-cash charges, expenses or losses (except to the extent such charges, expenses or losses represent an accrual of or reserve for cash expenses in any future period or an amortization of a prepaid cash expense paid in a prior period);

(6)    stock-option based and other equity-based compensation expenses (including any make-whole payments to option holders in connection with dividends paid prior to the Issue Date);

(7)    transaction costs, fees, losses and expenses (in each case whether or not any transaction is actually consummated) (including those relating to the transactions contemplated hereby, and those payable in connection with the sale of Capital Stock, the incurrence of Indebtedness permitted by Section 3.3, transactions permitted by Article IV, Asset Sales permitted by Section 3.7, or any Investment permitted by Section 3.4);

(8)    the amount of any loss attributable to non-controlling interests;

(9)    the amount of cost savings and other operating improvements and synergies projected by the Issuer in good faith to be realized as a result of any acquisition or Asset Sale (including the termination or discontinuance of activities constituting such business) of business entities or properties or assets, constituting a division or line of business of any business entity, division or line of business that is the subject of any such acquisition or Asset Sale, or from any operational change taken or committed to be taken during such period (in each case calculated on a Pro Forma Basis as though such cost savings and other operating improvements and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions to the extent already included in the Consolidated Net Income for such period, provided that (i) (A) such cost savings, operating improvements and synergies are reasonably anticipated to result from such actions, and (B) such actions have been taken, or have been committed to be taken and the benefits resulting therefrom are anticipated by the Issuer to be realized within 18 months and (ii) no cost savings shall be added pursuant to this clause (9) to the extent already included in clause (4) above with respect to such period;

(10)    cash expenses relating to earn outs and similar obligations;

(11)    losses recognized and expenses incurred in connection with the effect of currency and exchange rate fluctuations on intercompany balances and other balance sheet items;

(12)    costs of surety bonds in connection with financing activities of such Person and its Restricted Subsidiaries; and

(13)    all fees and expenses paid prior to the Issue Date pursuant to the Management Agreement by and between Booz Allen Hamilton Holding Corporation, the Issuer and TC Group V, L.L.C.

minus, to the extent reflected as income or a gain in the statement of such Consolidated Net Income for such period, the sum of:

(a)    any extraordinary, unusual or non-recurring income or gains (including gains on the sales of assets outside of the ordinary course of business);

(b)    any other non-cash income or gains (other than the accrual of revenue in the ordinary course), but excluding any such items (i) in respect of which cash was received in a prior period or will be received in a future period or (ii) which represent the reversal in such period of any accrual of, or reserve for, anticipated cash charges in any prior period where such accrual or reserve is no longer required, all as determined on a consolidated basis; and

(c)    gains realized and income accrued in connection with the effect of currency and exchange rate fluctuations on intercompany balances and other balance sheet items;

provided that for purposes of calculating Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for any period, (A) the Consolidated EBITDA of any Person or properties constituting a division or line of business of any business entity, division or line of business, in each case, acquired by the Issuer or any of the Restricted Subsidiaries during such period and including any synergies, cost savings and other operating improvements to the extent reasonably anticipated to be realizable within 18 months following such acquisition, or of any Subsidiary designated as a Restricted Subsidiary during such period, shall be included on a Pro Forma Basis for such period (but assuming the consummation of such acquisition or such designation, as the case may be, occurred on the first day of such period) and (B) the Consolidated EBITDA of any Person or properties constituting a division or line of business of any business entity, division or line of business, in each case, disposed of by the Issuer or any of the Restricted Subsidiaries during such period, or of any Subsidiary designated as an Unrestricted Subsidiary during such period, shall be excluded for such period (assuming the consummation of such Asset Sale or such designation, as the case may be, occurred on the first day of such period).

Unless otherwise qualified, all references to “Consolidated EBITDA” in this Indenture shall refer to Consolidated EBITDA of the Issuer.

“Consolidated Interest Expense” means, of any Person for any period, (a) total cash interest expense (including that attributable to Capitalized Lease Obligations) of such Person and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, minus (b) the sum of (i) total cash interest income of such Person and its Restricted Subsidiaries for such period (excluding any interest income earned on receivables due from clients), in each case determined in accordance with GAAP plus (ii) any one time financing fees (to the extent included in such Person’s consolidated interest expense for such period), including, with respect to the Issuer, those paid in connection with the initial issuance or any amendment of any Indebtedness. Unless otherwise qualified, all references to “Consolidated Interest Expense” in this Indenture shall refer to Consolidated Interest Expense of the Issuer.

“Consolidated Net Income” means, of any Person for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that in calculating Consolidated Net Income of the Issuer and its consolidated Restricted Subsidiaries for any period, there shall be excluded

(1)    the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Issuer or any of its Subsidiaries,

(2)    the income (or loss) of any Person that is not a Restricted Subsidiary, except to the extent that any such income is actually received by the Issuer or such Restricted Subsidiary in the form of dividends or similar distributions or other payments (which dividends and distributions or other payments shall be included in the calculation of Consolidated Net Income),

(3)    any income (loss) for such period attributable to the early extinguishment of Indebtedness or Swap Contracts,

(4)    (x) any gain or loss realized upon the sale, abandonment or other disposition of any asset of the Issuer or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined by the Issuer in good faith) and (y) any gain or loss realized upon the disposal, abandonment or discontinuation of operations of the Issuer or any Restricted Subsidiary (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of),

(5)    any extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges (or any amortization thereof) associated with the Transactions or any acquisition, merger or consolidation, whether or not completed), any severance, relocation, consolidation, closing, integration, facilities opening, business optimization, transition or restructuring costs, charges or expenses, any signing, retention or completion bonuses, and any costs associated with curtailments or modifications to pension and post-retirement employee benefit plans,

(6)    the cumulative effect of a change in accounting principles,

(7)    any unrealized gains or losses in respect of Swap Contracts,

(8)    any unrealized foreign currency transaction gains or losses, including in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person,

(9)    any non-cash compensation charge arising from any grant of limited liability company interests, stock, stock options or other equity based awards,

(10)    to the extent otherwise included in Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses, including in respect of Indebtedness or other obligations of the Issuer or any Restricted Subsidiary owing to the Issuer or any Restricted Subsidiary,

(11)    any non-cash charge, expense or other impact attributable to application of the purchase or recapitalization method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase or recapitalization accounting adjustments), non-cash charges for deferred tax valuation allowances and non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP,

(12)    any impairment charge or asset write-off, including any charge or write-off related to intangible assets, long-lived assets or investments in debt and equity securities, and any amortization of intangibles,

(13)    expenses related to non-cash compensation related expenses,

(14)    any fees and expenses (or amortization thereof), and any charges or costs, in connection with any acquisition, Investment, Asset Sale, issuance of Equity Interests, issuance, repayment or refinancing of Indebtedness, or amendment or modification of any agreement or instrument relating to any Indebtedness (in each case, whether or not completed, and including any such transaction consummated prior to the Issue Date),

(15)    to the extent covered by insurance and actually reimbursed (or the Issuer has determined that there exists reasonable evidence that such amount will be reimbursed by the insurer and such amount is not denied by the applicable insurer in writing within 180 days and is reimbursed within 365 days of the date of such evidence (with a deduction in any future calculation of Consolidated Net Income for any amount so added back to the extent not so reimbursed within such 365 day period)), any expenses with respect to liability or casualty events or business interruption,

(16)    charges, losses, lost profits, expenses or write-offs to the extent indemnified or insured by a third party, including expenses covered by indemnification provisions in any agreement in connection with any acquisition permitted by Section 3.4, to the extent actually reimbursed (or the Issuer has determined that there exists reasonable evidence that such amount will be indemnified or reimbursed by the insurer or applicable third party and such amount is not denied by the applicable insurer or third party in writing within 180 days and is indemnified or reimbursed within 365 days of the date of such evidence (with a deduction in any future calculation of Consolidated Net Income for any amount so added back to the extent not so indemnified or reimbursed within such 365 day period)),

(17)    costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs relating to compliance with the provisions of the Securities Act and the Exchange Act, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees, and

(18)    the tax impact, if applicable, of the exclusion of any item pursuant to the foregoing clauses (1) through (17).

Unless otherwise qualified, all references to “Consolidated Net Income” in this Indenture shall refer to Consolidated Net Income of the Issuer.

“Consolidated Senior Secured Net Debt” means, as of any date of determination, (a) an amount equal to the sum of, without duplication, Consolidated Total Net Debt (without regard to clause (b) of the definition thereof) and any Ratio Tested Committed Amount initially established on such date as of such date that, in each case, is either (x) secured by a Lien (other than Liens consisting of property or assets held in defeasance or deposited in trust for redemption, repayment, retirement, satisfaction, discharge or defeasance or similar arrangement for the benefit of the indebtedness secured thereby) as of such date or (y) solely for purposes of calculating the amount of Indebtedness that can be Incurred pursuant to Section 3.3(b)(i)(II) as of such date, Incurred pursuant to Section 3.3(b)(i)(II), minus (b) the aggregate amount of Unrestricted Cash as of such date.

“Consolidated Senior Secured Net Debt Ratio” means, as of any date of determination, the ratio of (a) Consolidated Senior Secured Net Debt as of the date of determination to (b) Four Quarter EBITDA; provided that, for purposes of the foregoing calculation, in the event that the Issuer shall classify Indebtedness that is secured by Liens on property or assets of the Issuer and its Restricted Subsidiaries Incurred on the date of determination as Incurred in part pursuant to Section 3.3(b)(i)(II) and in part pursuant to one or more other clauses (other than Section 3.3(b)(i)(I)) of Section 3.3(b) and/or pursuant to Section 3.3(a) (as provided in clause (x) of Section 3.3(c)), Consolidated Senior Secured Net Debt shall not include any such Indebtedness (and shall not give effect to any repayment, repurchase, redemption, satisfaction and discharge, defeasance or other acquisition, retirement or discharge (collectively, the “Discharge”) of Consolidated Senior Secured Net Debt from the proceeds thereof) to the extent Incurred pursuant to any such other clause of Section 3.3(b) and/or pursuant to Section 3.3(a).

“Consolidated Total Net Debt” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Issuer and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of indebtedness resulting from the application of purchase accounting in connection with any acquisition or similar Investment), consisting of Indebtedness for borrowed money, obligations in respect of all drawn and unreimbursed letters of credit, Capitalized Lease Obligations, purchase money Indebtedness and debt obligations evidenced by promissory notes or similar instruments, minus (b) the aggregate amount of Unrestricted Cash as of such date.

“Consolidated Total Net Debt Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Net Debt as of the date of determination to (b) Four Quarter EBITDA.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)    to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)    to advance or supply funds:

(a)    for the purchase or payment of any such primary obligation; or

(b)    to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)    to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of the Issuer or any Restricted Subsidiary in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Issuer or any Restricted Subsidiary (other than, in the case of such Restricted Subsidiary, contributions by the Issuer or any other Restricted Subsidiary to its capital) after the Issue Date and designated as a Cash Contribution Amount hereunder; provided that such Contribution Indebtedness (a) is Incurred within 210 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officer’s Certificate on the Incurrence date thereof.

“Corporate Trust Office” shall be at the address of the Trustee specified in Section 12.1 or such other address as to which the Trustee may give notice to the Issuer or Holders pursuant to the procedures set forth in Section 12.1.

“Credit Agreement” means (i) the Senior Credit Agreement and (ii) whether or not the Senior Credit Agreement remains outstanding, if designated by the Issuer to be included in the definition of “Credit Agreement,” one or more (A) debt facilities, indentures or commercial paper facilities providing for revolving credit loans, term loans, notes, debentures, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, notes, mortgages, guarantees, collateral documents, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, increased (provided that such increase in borrowings is permitted under Section 3.3), replaced or refunded in whole or in part from time to time and whether by the same or any other agent, lender or investor or group of lenders or investors.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Deferred Obligation Amount” means the “Deferred Obligation Amount” as such term is defined in the Agreement and Plan of Merger, dated as of May 15, 2008, by and among, Booz Allen Hamilton Investor Corporation, the Issuer, Explorer Holding Corporation, Explorer Merger Sub Corporation and Booz & Company Inc.

“Depositary” or “DTC” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Issuer.

“Designated Non-cash Consideration” means non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent of the Issuer, as applicable (other than Excluded Equity), that is issued after the Issue Date for cash and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof, the cash proceeds of which are contributed to the capital of the Issuer (if issued by any direct or indirect parent of the Issuer) and excluded from the calculation set forth in Section 3.4(a)(C).

“Disinterested Directors” means, with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Issuer, or one or more members of the Board of Directors of a direct or indirect parent of the Issuer, having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Issuer or any direct or indirect parent of the Issuer or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), in each case, at the option of the holder thereof or upon the happening of any event:

(1)    matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the Notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the Notes (including the purchase of any Notes tendered pursuant thereto));

(2)    is convertible or exchangeable for Indebtedness or Disqualified Stock; or

(3)    is redeemable at the option of the holder thereof, in whole or in part;

in each case prior to the date that is 91 days after the earlier of the maturity date of the Initial Notes and the date the Initial Notes are no longer outstanding; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees, officers, directors, managers, consultants or independent contractors of the Issuer or its Subsidiaries or a direct or indirect parent of the Issuer or by any such plan to such employees, officers, directors, managers, consultants or independent contractors such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries or a direct or indirect parent of the Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, officer’s, director’s, manager’s, consultant’s or independent contractor’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means any Subsidiary of the Issuer that is not (a) a Foreign Subsidiary or (b) a FSHCO.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any Capital Stock that arises only by reason of the happening of a contingency or any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of capital stock or Preferred Stock of the Issuer or any direct or indirect parent of the Issuer, as applicable (other than Disqualified Stock), other than:

(1)    public offerings with respect to the Issuer’s or such direct or indirect parent’s common stock registered on Form S-4 or Form S-8 or successor form thereto;

(2)    issuances to any Subsidiary of the Issuer; and

(3)    any such public or private sale that constitutes an Excluded Contribution or Refunding Capital Stock.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the Net Cash Proceeds and Cash Equivalents, or the Fair Market Value of other assets, received by the Issuer after the Issue Date from:

(1)    contributions to its common equity capital; and

(2)    the sale of Capital Stock (other than Excluded Equity) of the Issuer;

in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by an Officer of the Issuer, or that are utilized to make a Restricted Payment pursuant to Section 3.4(b)(ii). Excluded contributions will be excluded from the calculation set forth in Section 3.4(a)(C).

“Excluded Equity” means (i) Disqualified Stock, (ii) any Equity Interests issued or sold to a Restricted Subsidiary of the Issuer or any employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries or a direct or indirect parent of the Issuer (to the extent such employee stock ownership plan or trust has been funded by the Issuer or any Restricted Subsidiary or a direct or indirect parent of the Issuer), and (iii) any Equity Interest that has already been used or designated (x) as (or the proceeds of which have been used or designated as) a Cash Contribution Amount, Designated Preferred Stock, an Excluded Contribution or Refunding Capital Stock, or (y) to increase the amount available under Section 3.4(a)(C) or clause (14) of the definition of “Permitted Investments” or is proceeds of Indebtedness referred to in Section 3.4(b)(xiii)(b).

“Existing Credit Agreement” means the credit agreement dated as of July 12, 2012, among the Issuer, the financial institutions named therein and Bank of America, N.A., as Administrative Agent, as amended by the First Amendment to the Credit Agreement, dated as of August 16, 2013, the Second Amendment to the Credit Agreement, dated as of May 7, 2014, the

Third Amendment to the Credit Agreement, dated as of July 13, 2016, and the Fourth Amendment to the Credit Agreement, dated as of February 6, 2017, as amended, restated, supplemented, waived, renewed or otherwise modified from time to time.

“Fair Market Value” means, with respect to any asset or property on any date of determination, the value of the consideration obtainable in a sale of such asset or property in an arm’s-length transaction between a willing seller and a willing buyer (as determined in good faith by the senior management or the Board of Directors of the Issuer or any direct or indirect parent of the Issuer, whose determination will be conclusive for all purposes under this Indenture and the Notes).

“Fixed Charge Coverage Ratio” means, as of the date of any determination, the ratio of (1) Four Quarter EBITDA to (2) Fixed Charges for such period calculated on a Pro Forma Basis; provided that, in the event that the Issuer shall classify Indebtedness Incurred or Preferred Stock or Disqualified Stock issued on the date of determination as Incurred or issued in part as Ratio Debt and in part pursuant to one or more clauses of Section 3.3(b) (other than in respect of Section 3.3(b)(xv)) as provided in Section 3.3(c), any calculation of Fixed Charges pursuant to this definition on such date (but not in respect of any future calculation following such date) shall not include any such Indebtedness or Preferred Stock or Disqualified Stock issued (and shall not give effect to any repayment, repurchase, redemption, defeasance or other acquisition, retirement or discharge of Indebtedness from the proceeds thereof) to the extent Incurred or issued pursuant to any such other clause of Section 3.3(b).

“Fixed Charges” means, for any period, the sum of:

(1)    Consolidated Interest Expense of the Issuer and its Restricted Subsidiaries for such period, and

(2)    the product of (a) all cash dividend payments (excluding items eliminated in consolidation) for such period on any series of Preferred Stock or Disqualified Stock of the Issuer and its Restricted Subsidiaries held by Persons other than the Issuer or a Restricted Subsidiary and (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Issuer and its Restricted Subsidiaries, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Fixed GAAP Date” means the Issue Date; provided that at any time after the Issue Date, the Issuer may by written notice to the Trustee elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.

“Fixed GAAP Terms” means (a) the definitions of the terms “Capitalized Lease Obligation,” “Consolidated EBITDA,” “Consolidated Interest Expense,” “Consolidated Net Income,” “Consolidated Senior Secured Net Debt,” “Consolidated Senior Secured Net Debt Ratio,” “Consolidated Total Net Debt,” “Consolidated Total Net Debt Ratio,” “Fixed Charge Coverage Ratio,” “Fixed Charges” and “Indebtedness,” (b) all defined terms in this Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Indenture or the Notes that, at the Issuer’s election, may be specified by the Issuer by written notice to the Trustee from time to time; provided that the Issuer may elect to remove any term from constituting a Fixed GAAP Term.

“Foreign Subsidiary” means any Subsidiary of the Issuer which is (a) (i) not organized under the laws of the United States or any state thereof or the District of Columbia or (ii) a FSHCO or (b) any subsidiary of a Person described in clause (a) of this definition.

“Four Quarter EBITDA” means, as of any date of determination, Consolidated EBITDA for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding such date, calculated on a Pro Forma Basis.

“FSHCO” means any Subsidiary (i) that is organized under the laws of the United States, any state thereof or the District of Columbia and (ii) substantially all of the assets of which constitute the equity and/or indebtedness of Foreign Subsidiaries (or Subsidiaries thereof) and other assets (including cash and Cash Equivalents) incidental thereto.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Indenture), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession (but excluding the policies, rules and regulations of the SEC applicable only to public companies); provided that the Issuer may at any time elect by written notice to the Trustee to so use IFRS in lieu of GAAP for financial reporting purposes and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Indenture) and (b) for prior periods, GAAP as defined in the first sentence of this definition. All ratios and computations based on GAAP contained in this Indenture shall be computed in conformity with GAAP.

“guarantee” means, as to any Person, a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means any guarantee of the Obligations of the Issuer under this Indenture and the Notes by any Restricted Subsidiary of the Issuer in accordance with the provisions of this Indenture.

“Guarantor Supplemental Indenture” means a Supplemental Indenture, to be entered into substantially in the form attached hereto as Exhibit D.

“Guarantors” means, collectively, each Subsidiary Guarantor; provided that upon the release or discharge of such Person from its Guarantee in accordance with this Indenture, such Person shall immediately cease to be a Guarantor.

“Holder” or “Noteholder” means the Person in whose name a Note is registered on the Note Registrar’s books.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Incur” means, with respect to any Indebtedness, Capital Stock or Lien, to issue, assume, enter into any guarantee of, incur or otherwise become liable, for such Indebtedness, Capital Stock or Lien, as applicable; and the terms “Incurs,” “Incurred,” and “Incurrence” shall have a correlative meaning; provided that any Indebtedness, Capital Stock or Lien of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person, without duplication:

(1)    the principal of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except (i) any such balance that constitutes a trade payable, accrued expense or similar obligation to a trade creditor, in each case Incurred in the ordinary course of business and (ii) any earn-out obligation until and unless the payment of which has been determined by such Person in good faith to be probable (in the amount so determined), (d) in respect of Capitalized Lease Obligations, or (e) representing any Swap Contracts, in each case, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Swap Contracts) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)    to the extent not otherwise included, any guarantee by such Person of the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3)    to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person.

The term “Indebtedness” shall not include any lease, concession or license of property (or guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Issue Date, any prepayments or deposits received from clients or customers in the ordinary course of business or consistent with past practices, or obligations under any license, permit or other approval (or guarantees given in respect of such obligations) Incurred prior to the Issue Date or in the ordinary course of business or consistent with past practices.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i)    Contingent Obligations Incurred in the ordinary course of business or consistent with past practices;

(ii)    obligations under or in respect of Receivables Financings;

(iii)    prepaid or deferred revenue arising in the ordinary course of business;

(iv)    in connection with the purchase by the Issuer or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner;

(v)    obligations, to the extent such obligations would otherwise constitute Indebtedness, under any agreement that have been irrevocably defeased or irrevocably satisfied and discharged pursuant to the terms of such agreement;

(vi)    any obligations in respect of workers’ compensation claims, early retirement or termination obligations, deferred compensatory or employee or director equity plans pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes; or

(vii)    Capital Stock (other than Disqualified Stock and Preferred Stock).

“Indenture” has the meaning set forth in the preamble hereto.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

“Initial Additional Notes” means Additional Notes issued in an offering not registered under the Securities Act (and any Notes issued in respect of any of the foregoing Notes pursuant to Section 2.7, 2.8, 2.9, 2.15(d), 2.15(e) or 5.7).

“Initial Notes” means the 5.125% Senior Notes due May 1, 2025 of the Issuer issued on the Issue Date pursuant to the first Notes Supplemental Indenture (and any Notes issued in respect thereof pursuant to Section 2.7, 2.8, 2.9, 2.15(d), 2.15(e) or 5.7).

“Interest Payment Date” means, when used with respect to any Note and any installment of interest thereon, the date specified in such Note as the fixed date on which such installment of interest is due and payable, as set forth in such Note.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1)    securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)    securities that have an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;

(3)    investments in any fund that invests at least 95.0% of its assets in investments of the type described in clauses (1) and (2) above and clause (4) below which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(4)    corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of (a) loans (including guarantees of Indebtedness), (b) advances or capital contributions (excluding accounts receivable, trade credit and advances or other payments made to customers, dealers, suppliers and distributors and payroll, commission, travel and similar advances to officers, directors, managers, employees, consultants and independent contractors made in the ordinary course of business), and (c) purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person. If the Issuer or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary, or any Restricted Subsidiary issues any Equity Interests, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Issuer, the Issuer shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Equity Interests of and all other Investments in such Restricted Subsidiary retained. In no event shall a guarantee of an operating lease of the Issuer or any Restricted Subsidiary be deemed an Investment. For purposes of the definition of “Unrestricted Subsidiary” and Section 3.4:

(1)    “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a

Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a)    the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less

(b)    the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)    any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

The amount of any Investment outstanding at any time (including for purposes of calculating the amount of any Investment outstanding at any time under Section 3.4, and otherwise determining compliance with Section 3.4) shall be the original cost of such Investment (determined, in the case of any Investment made with assets of the Issuer or any Restricted Subsidiary, based on the Fair Market Value of the assets invested and without taking into account subsequent increases or decreases in value), reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Issuer or a Restricted Subsidiary in respect of such Investment, and in the case of an Investment in any Person, shall be net of any Investment by such Person in the Issuer or any Restricted Subsidiary.

“Issue Date” means April 25, 2017.

“Issuer” means Booz Allen Hamilton Inc., and any successor in interest thereto.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, or any option or other agreement to sell); provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Limited Condition Transaction” means any (x) acquisition by one or more of the Issuer and its Restricted Subsidiaries of any assets, business or Person, or any other Investment permitted by this Indenture whose consummation is not conditioned on the availability of, or on obtaining, third party financing and (y) repayment, repurchase or refinancing of Indebtedness with respect to which a notice of repayment (or similar notice), which may be conditional, has been delivered.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Cash Proceeds” means the aggregate cash proceeds (using the Fair Market Value of any Cash Equivalents) received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and including any proceeds received as a result of unwinding any related Swap Contracts in connection with such transaction but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the cash costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to Section 3.7(b)) to be paid as a result of such transaction, any costs associated with unwinding any related Swap Contracts in connection with such transaction and any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary of the Issuer that is not a Subsidiary Guarantor.

“Non-U.S. Person” means a Person who is not a U.S. Person (as defined in Regulation S).

“Notes” means the Initial Notes, any Additional Notes and any notes issued in respect thereof pursuant to Section 2.7, 2.8, 2.9, 2.15(d), 2.15(e) or 5.7.

“Notes Custodian” means the custodian with respect to the Global Note (as appointed by the Depositary), or any successor Person thereto and shall initially be the Trustee.

“Notes Supplemental Indenture” means a Supplemental Indenture pursuant to which the Issuer issues Notes in accordance with Section 2.4, which may be substantially in the form attached hereto as Exhibit F, or in such other form as the Issuer may determine in accordance with Section 2.4.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, U.S. federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the Notes shall not include fees or indemnification in favor of other third parties other than the Trustee and the Holders.

“Offering Memorandum” means the offering memorandum related to the offering of Initial Notes, dated April 20, 2017.

“Officer” means, with respect to any Person, the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary (or any person serving the equivalent function of any of the foregoing) of such Person (or of any direct or indirect parent, the general partner, managing member or sole member of such Person) or any individual designated as an “Officer” for purposes of this Indenture by the Board of Directors of such Person (or the Board of Directors of any direct or indirect parent, the general partner, managing member or sole member of such Person).

“Officer’s Certificate” means a certificate signed on behalf of the Issuer or any direct or indirect parent of the Issuer by an Officer of the Issuer or such parent entity that meets the requirements set forth in this Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer.

“Outstanding” or “outstanding,” when used with respect to Notes means, as of the date of determination, all Notes theretofore authenticated and delivered under this Indenture, except:

(i)    Notes theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;

(ii)    Notes for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent in trust for the Holders of such Notes, provided that, if such Notes are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision therefor reasonably satisfactory to the Trustee has been made; and

(iii)    Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture.

A Note does not cease to be Outstanding because the Issuer or any Affiliate of the Issuer holds the Note, provided that in determining whether the Holders of the requisite amount of Outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder (other than in respect of any such action pursuant to Section 9.2(b), which requires the consent of each Holder of an affected Note), Notes owned by the Issuer or any Affiliate of the Issuer shall be disregarded and deemed not to be Outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such request, demand, authorization, direction, notice, consent or waiver, only Notes which a Responsible Officer actually knows are so owned shall be so disregarded. Notes so owned that have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the reasonable satisfaction of the Trustee the pledgee’s right to act with respect to such Notes and that the pledgee is not the Issuer or an Affiliate of the Issuer.

“Pari Passu Indebtedness” means any Indebtedness of the Issuer or any Restricted Subsidiary other than Subordinated Indebtedness.

“Paying Agent” means any Person authorized by the Issuer to pay the principal of (and premium, if any) or interest on any Notes on behalf of the Issuer. The Trustee will initially act as Paying Agent for the Notes.

“Permitted Asset Swap” means the purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided that (1) such purchase and sale or exchange occurs within 90 days of each other and (2) any cash or Cash Equivalents received must be applied in accordance with Section 3.7.

“Permitted Investments” means:

(1)    any Investment in cash and Cash Equivalents or Investment Grade Securities and Investments that were Cash Equivalents or Investment Grade Securities when made;

(2)    any Investment in the Issuer (including the Notes) or any Restricted Subsidiary;

(3)    any Investment by the Issuer or any Restricted Subsidiary of the Issuer in the Issuer or any other Restricted Subsidiary of the Issuer;

(4)    any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person that is primarily engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Issuer, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer (and any Investment held by such Person that was not acquired by such Person in contemplation of so becoming a Restricted Subsidiary or in contemplation of such merger, consolidation, amalgamation, transfer, conveyance or liquidation);

(5)    any Investment in securities or other assets received in connection with an Asset Sale made pursuant to Section 3.7 (including Investments acquired or received in connection with any Permitted Asset Swap) or any other disposition of assets not constituting an Asset Sale;

(6)    any Investment (x) existing on the Issue Date, (y) made pursuant to binding commitments in effect on the Issue Date or (z) that replaces, refinances, refunds, renews or extends any Investment described under either of the immediately preceding clauses (x) and (y); provided that any such Investment is in an amount that does not exceed the amount replaced, refinanced, refunded, renewed or extended, except as contemplated pursuant to the terms of such Investment in existence on the Issue Date or as otherwise permitted under this definition or Section 3.4;

(7)    loans and advances to, or guarantees of Indebtedness of, employees, directors, officers, managers, consultants or independent contractors in an aggregate amount, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, not to exceed $10.0 million;

(8)    loans and advances to officers, directors, employees, managers, consultants and independent contractors for business related travel and entertainment expenses, moving and relocation expenses and other similar expenses, in each case in the ordinary course of business;

(9)    any Investment (x) acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure or other remedial action by the Issuer or any of its Restricted Subsidiaries with respect to any Investment or other transfer of title with respect to any Investment in default and (y) received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (b) litigation, arbitration or other disputes;

(10)    Swap Contracts and Cash Management Services permitted under Section 3.3(b)(x);

(11)    any Investment by the Issuer or any of its Restricted Subsidiaries in a Similar Business in an aggregate amount, taken together with all other Investments made pursuant to this clause (11) that are at the time outstanding, not to exceed the greater of (x) $275.0 million and (y) 50.0% of Four Quarter EBITDA; provided, however, that if any Investment pursuant to this clause (11) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (2) above and shall cease to have been made pursuant to this clause (11);

(12)    additional Investments by the Issuer or any of its Restricted Subsidiaries in an aggregate amount, taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding, not to exceed the greater of (x) $150.0 million and (y) 27.5% of Four Quarter EBITDA; provided, however, that if any Investment pursuant to this clause (12) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (2) above and shall cease to have been made pursuant to this clause (12);

(13)    any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 3.8(c) (except transactions described in clause (ii), (iii), (iv), (xi) or (xii) of Section 3.8(c));

(14)    Investments the payment for which consists of Equity Interests (other than Excluded Equity) of the Issuer or Equity Interests of any direct or indirect parent of the Issuer, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under Section 3.4(a)(C);

(15)    Investments consisting of the leasing, licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(16)    Investments consisting of purchases or acquisitions of inventory, supplies, materials and equipment or purchases, acquisitions, licenses, sublicenses, leases or subleases of intellectual property, other assets or other rights, in each case in the ordinary course of business;

(17)    any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness;

(18)    Investments of a Restricted Subsidiary of the Issuer acquired after the Issue Date or of an entity merged or amalgamated into or consolidated with a Restricted Subsidiary of the Issuer in a transaction that is not prohibited by Article IV after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(19)    repurchases of the Notes;

(20)    guarantees of Indebtedness permitted to be Incurred under Section 3.3 and Obligations relating to such Indebtedness, and guarantees in the ordinary course of business;

(21)    advances, loans or extensions of trade credit in the ordinary course of business by the Issuer or any of the Restricted Subsidiaries;

(22)    Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(23)    Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(24)    intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures incurred in the ordinary course of business in connection with the cash management operations of the Issuer and its Subsidiaries;

(25)    accounts receivable, security deposits and prepayments and other credits granted or made in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and others, including in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, such account debtors and others, in each case in the ordinary course of business;

(26)    Investments acquired as a result of a foreclosure by the Issuer or any Restricted Subsidiary with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(27)    Investments resulting from pledges and deposits that are Permitted Liens;

(28)    acquisitions of obligations of one or more directors, officers or other employees or consultants of any direct or indirect parent of the Issuer, the Issuer, or any Subsidiary of the Issuer in connection with such director’s, officer’s, employee’s or consultant’s acquisition of Equity Interests of the Issuer or any direct or indirect parent of the Issuer, so long as no cash is actually advanced by the Issuer or any Restricted Subsidiary to any such director, officer, employee or consultant in connection with the acquisition of any such obligations;

(29)    guarantees of operating leases (for the avoidance of doubt, excluding Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case, entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(30)    Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted by Section 3.4;

(31)    non-cash Investments made in connection with tax planning and reorganization activities;

(32)    Investments in joint ventures of the Issuer or any of its Restricted Subsidiaries in an aggregate amount, taken together with all other Investments made pursuant to this clause (32) that are at the time outstanding, not to exceed the greater of (i) $150.0 million and (ii) 27.5% of Four Quarter EBITDA; provided, however, that if any Investment pursuant to this clause (32) is made in any joint venture that is not a Restricted Subsidiary at the date of the making of such Investment and such joint venture becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (2) above and shall cease to have been made pursuant to this clause (32); and

(33)    Investments resulting from the forgiveness or conversion to Equity Interests of any Indebtedness permitted pursuant to Section 3.3.

“Permitted Liens” means, with respect to any Person:

(1)    Liens Incurred in connection with workers’ compensation laws, unemployment insurance laws or similar legislation or other social security legislation, or in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases or subleases to which such Person is a party, or to secure public or statutory obligations of such Person or to secure surety, judgment, stay, customs or appeal bonds or other obligations of a like nature to which such Person is a party, or as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)    Liens imposed by law, such as carriers’, warehousemen’s, landlords’, materialmen’s, repairmen’s, construction contractors’, mechanics’ or other similar Liens, in each case for sums not yet overdue by more than 60 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review (or which, if due and payable, are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, to the extent required by GAAP (or, for Foreign Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization));

(3)    Liens for taxes, assessments or other governmental charges or levies (i) which are not yet delinquent or (ii) which are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained to the extent required by GAAP (or, for Foreign Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization), or for property taxes on property such Person or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(4)    Liens in favor of issuers of performance and surety bonds, bid, indemnity, warranty, release, judgment, appeal or similar bonds or with respect to regulatory requirements or letters of credit or bankers’ acceptances issued and completion guarantees provided for, in each case, pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)    survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens which do not in the aggregate materially adversely interfere with the ordinary conduct of the business of such Person;

(6)    Liens Incurred to secure Obligations in respect of Indebtedness permitted to be Incurred pursuant to clause (i), (iv), (xii), (xix)(x), (xx), (xxiii), (xxviii), (xxix) or

(xxx) of Section 3.3(b) and, solely in respect of Refinancing Indebtedness of Obligations in respect of Indebtedness Incurred (or unutilized commitments in respect of Indebtedness) pursuant to Section 3.3(b)(i)(II) or any successive Refinancing of such Indebtedness, Section 3.3(b)(xiv) and, in each case, obligations secured ratably thereunder; provided that, (x) in the case of Section 3.3(b)(iv), such Lien extends only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any replacements, additions, accessions and improvements thereto and any income, profits or proceeds thereof (collectively, the “Improvements”); and (y) in the case of Section 3.3(b)(xx) and Section 3.3(b)(xxix), such Lien does not extend to the property or assets (or income or profits therefrom) of any Restricted Subsidiary other than a Non-Guarantor Subsidiary or joint venture, as the case may be;

(7)    Liens of the Issuer or any of its Restricted Subsidiaries existing on the Issue Date (other than Liens Incurred to secure Indebtedness under the Senior Credit Agreement);

(8)    Liens on assets of, or Equity Interests in, a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens are limited to all or part of the same property or assets (plus Improvements on such property or assets) that secured (or, under the written arrangements under which the Liens arose, could secure) the obligations to which such Liens relate; provided, further, that for purposes of this clause (8), if a Person other than the Issuer is the Successor Company with respect thereto, any Subsidiary thereof shall be deemed to become a Subsidiary of the Issuer, and any property or assets of such Person or any such Subsidiary shall be deemed acquired by the Issuer or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

(9)    Liens on assets at the time the Issuer or a Restricted Subsidiary of the Issuer acquired the assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any Restricted Subsidiary of the Issuer; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, that such Liens are limited to all or part of the same property or assets (plus Improvements on such property or assets) that secured (or, under the written arrangements under which the Liens arose, could secure) the obligations to which such Liens relate; provided, further, that for purposes of this clause (9), if a Person other than the Issuer is the Successor Company with respect thereto, any Subsidiary thereof shall be deemed to become a Subsidiary of the Issuer, and any property or assets of such Person or any such Subsidiary shall be deemed acquired by the Issuer or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

(10)    Liens securing Indebtedness or other obligations of the Issuer or a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary of the Issuer permitted to be Incurred in accordance with Section 3.3 and Liens on property of any Restricted Subsidiary that is a Non-Guarantor Subsidiary securing Indebtedness in respect of any Non-Guarantor Subsidiary;

(11)    Liens securing Swap Contracts Incurred in compliance with Section 3.3;

(12)    Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit entered into in the ordinary course of business issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)    leases, subleases, licenses, sublicenses, occupancy agreements or assignments of or in respect of real or personal property;

(14)    Liens arising from, or from Uniform Commercial Code financing statement filings regarding, leases or consignments entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15)    Liens in favor of the Issuer or any Restricted Subsidiary;

(16)    (i) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing and (ii) Liens securing Indebtedness or other obligations of any Receivables Subsidiary;

(17)    deposits made or other security provided in the ordinary course of business to secure liability to insurance carriers or under self-insurance arrangements in respect of such obligations;

(18)    Liens on the Equity Interests of Unrestricted Subsidiaries;

(19)    grants of intellectual property, software and other technology licenses;

(20)    judgment and attachment Liens not giving rise to an Event of Default pursuant to Section 6.1(vii) and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(21)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(22)    Liens Incurred to secure Cash Management Services and other “bank products” (including those described in Section 3.3(b)(x));

(23)    Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (7), (8), (9) and (11) of this definition; provided, however, that (x) such new Lien shall be limited to all or part of the same property or assets that secured (or, under the written arrangements under which the original Lien arose, could secure) the original Lien (plus Improvements on such property or assets), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (7), (8), (9) and (11) of this definition at the time the original Lien became a Permitted Lien under this Indenture, and (B) an amount necessary to pay the Related Costs in connection therewith, related to such Refinancing;

(24)    other Liens securing obligations the principal amount of which does not exceed the greater of (x) $150.0 million and (y) 27.5% of Four Quarter EBITDA, at any one time outstanding;

(25)    Liens on the Equity Interests or assets of a joint venture to secure Indebtedness of such joint venture permitted to be Incurred pursuant to Section 3.3;

(26)    Liens on equipment of the Issuer or any Restricted Subsidiary of the Issuer granted in the ordinary course of business to the Issuer’s or such Restricted Subsidiary’s client at which such equipment is located;

(27)    Liens created for the benefit of (or to secure) all of the Notes or the Guarantees;

(28)    Liens on property or assets used to redeem, defease or to satisfy and discharge Indebtedness; provided that such redemption, defeasance or satisfaction and discharge is not prohibited by this Indenture;

(29)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods;

(30)    Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection; (ii) attaching to pooling, commodity trading accounts or other commodity brokerage accounts Incurred in the ordinary course of business; and (iii) in favor of banking or other financial institutions or entities, or electronic payment service providers, arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

(31)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other Persons not given in connection with the issuance of Indebtedness; (ii) relating to pooled deposit or sweep accounts of the Issuer or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations Incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries; or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(32)    any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(33)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(34)    Liens on vehicles or equipment of the Issuer or any of the Restricted Subsidiaries granted in the ordinary course of business;

(35)    Liens arising solely by virtue of any statutory or common law provision or customary business provision relating to banker’s liens, rights of set-off or similar rights;

(36)    Liens solely on any cash earnest money deposits made by the Issuer or any Restricted Subsidiary in connection with any letter of intent or other agreement in respect of any Permitted Investment or Investment permitted pursuant to Section 3.4;

(37)    the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(38)    Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents or Investment Grade Securities;

(39)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts Incurred in the ordinary course of business and not for speculative purposes;

(40)    rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Issuer or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(41)    restrictive covenants affecting the use to which real property may be put; provided that the covenants are complied with;

(42)    security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(43)    zoning by-laws and other land use restrictions, including, without limitation, site plan agreements, development agreements and contract zoning agreements;

(44)    receipt of progress payments and advances from customers in the ordinary course of business to the extent same creates a Lien on the related inventory and proceeds thereof;

(45)    Liens deemed to exist in connection with Investments permitted by clause (1) of the definition of “Permitted Liens” that constitute repurchase obligations; and

(46)    Liens securing obligations in respect of trade-related letters of credit permitted under the covenant described under Section 3.3 and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof.

For purposes of determining compliance with this definition, (v) a Lien need not be Incurred solely by reference to one category of Permitted Liens described in this definition but may be Incurred under any combination of such categories (including in part under one such category and in part under any other such category), (w) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Issuer shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition, (x) the principal amount of Indebtedness secured by a Lien outstanding under any category of “Permitted Liens” shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness, (y) if any Liens securing Indebtedness are Incurred to Refinance Liens securing Indebtedness initially Incurred (or, Lien securing Indebtedness Incurred to Refinance Liens securing Indebtedness initially Incurred) in reliance on a category of “Permitted Liens” measured by reference to a percentage of Four Quarter EBITDA at the time of Incurrence, and such Refinancing would cause the percentage of Four Quarter EBITDA restriction to be exceeded if calculated based on the Four Quarter EBITDA on the date of such Refinancing, such percentage of Four Quarter EBITDA restriction shall not be deemed to be exceeded (and such newly Incurred Liens shall be deemed permitted) to the extent the principal amount of such Indebtedness secured by such newly Incurred Liens does not exceed the principal amount of such Indebtedness secured by such Liens being Refinanced, plus the Related Costs Incurred or payable in connection with such Refinancing and (z) if any Liens securing Indebtedness are Incurred to Refinance Liens securing Indebtedness initially Incurred (or, Liens securing Indebtedness Incurred to Refinance Liens securing Indebtedness initially Incurred) in reliance on a category of “Permitted Liens” measured by reference to a fixed dollar amount, such fixed dollar amount shall not be deemed to be exceeded (and such newly Incurred Liens shall be deemed permitted) to the extent the principal amount of such Indebtedness secured by such newly Incurred Liens does not exceed the principal amount of such Indebtedness secured by such Liens being Refinanced, plus the Related Costs Incurred or payable in connection with such Refinancing.

“Permitted Parent” means any Person of which the Issuer becomes a Subsidiary after the Issue Date that is designated by the Issuer as a “Permitted Parent” and solely for so long as the Issuer remains a Subsidiary of such Person; provided that immediately after the Issuer first becomes a Subsidiary of such Person, more than 50.0% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50.0% of the Voting Stock of the Issuer or a Permitted Parent of the Issuer immediately prior to the Issuer first becoming such a Subsidiary.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Place of Payment” means a city or any political subdivision thereof in which any Paying Agent appointed pursuant to Article II is located.

“Post-Acquisition Period” means, with respect to any Specified Transaction, the period beginning on the date such Specified Transaction is consummated and ending on the last day of the 24th month immediately following the date on which such Specified Transaction is consummated.

“Predecessor Notes” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 2.9 in lieu of a mutilated, lost, destroyed or stolen Note shall be deemed to evidence the same debt as the mutilated, lost, destroyed or stolen Note.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

“Pro Forma Adjustment” means, for any four fiscal quarter period of the Issuer that includes all or any part of a fiscal quarter included in any Post-Acquisition Period with respect to the Consolidated EBITDA of the applicable Pro Forma Entity or the Consolidated EBITDA of the Issuer, the pro forma increase or decrease in such Consolidated EBITDA projected by the Issuer in good faith as a result of (a) actions taken, prior to or during such Post-Acquisition Period, for the purposes of realizing reasonably identifiable and factually supportable cost savings and synergies, or (b) any additional costs incurred prior to or during such Post-Acquisition Period in connection with the combination of the operations of such Pro Forma Entity with the operations of the Issuer and the Restricted Subsidiaries; provided that so long as such actions are taken prior to or during such Post-Acquisition Period or such costs are incurred prior to or during such Post-Acquisition Period it may be assumed, for the purposes of projecting such pro forma increase or decrease to such Consolidated EBITDA, that such cost savings and synergies will be realizable during the entirety of such four fiscal quarter period, or such additional costs will be Incurred during the entirety of such four fiscal quarter period; provided, further, that any such pro forma increase or decrease to such Consolidated EBITDA shall be without duplication for cost savings, synergies or additional costs already included in such Consolidated EBITDA for such four fiscal quarter period.

“Pro Forma Basis,” and “Pro Forma Effect” means, for purposes of the calculation of any test, financial ratio, basket or covenant under this Indenture (including the Consolidated Senior Secured Net Debt Ratio, the Consolidated Total Net Debt Ratio and the Fixed Charge Coverage Ratio and the calculation of Four Quarter EBITDA) as of any date, that pro forma effect will be given to each Specified Transaction that has occurred during the four consecutive fiscal quarter period being used to calculate such test, financial ratio, basket or covenant (the “Reference Period”), and/or subsequent to the end of the Reference Period but no later than the date of such calculation; provided that “Pro Forma Basis” and “Pro Forma Effect” in respect of any Specified Transaction shall be calculated in good faith in a reasonable manner in accordance with the terms of this Indenture; provided, further, that the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are (i) (x) reasonably identifiable and (y) factually supportable or (ii) otherwise consistent with the definition of the terms “Pro Forma Adjustment” and “Consolidated EBITDA.” For purposes of making any computation referred to in the preceding sentence, each Specified Transaction and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the Reference Period: (a) historical income statement items (whether positive or negative) attributable to the property or Person, if any, subject to such Specified Transaction, (i) in the case of a disposition of all or substantially all Equity Interests in any Restricted Subsidiary of the Issuer or any division, product line, or facility used for operations of the Issuer or any of its Restricted Subsidiaries or a designation of a Subsidiary as an Unrestricted Subsidiary, shall be excluded, and (ii) in the case of a purchase or other acquisition of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or of all or substantially all of the Equity Interests in a Person or a designation of a Subsidiary as a Restricted Subsidiary, shall be included, (b) any repayment, repurchase, retirement, redemption, satisfaction, and discharge or defeasance of Indebtedness, Disqualified Stock or Preferred Stock, and (c) any Indebtedness Incurred or assumed by the Issuer or any of its Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination (taking into account any hedging obligations applicable to such Indebtedness if such hedging obligation has a remaining term in excess of 12 months).

“Pro Forma Entity” means, for any period, any Person, property, business or asset (other than any Unrestricted Subsidiary) acquired by the Issuer or any Restricted Subsidiary during such period, including pursuant to a transaction consummated prior to the Issue Date, to the extent not subsequently sold, transferred or otherwise disposed of, and any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period.

“QIB” means any “qualified institutional buyer” (as defined in Rule 144A).

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1)    the Board of Directors of the Issuer or any direct or indirect parent of the Issuer shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and its Restricted Subsidiaries;

(2)    all sales of accounts receivable and related assets by the Issuer or any Restricted Subsidiary to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Issuer); and

(3)    the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure any Credit Agreement shall not be deemed a Qualified Receivables Financing.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3 under the Exchange Act selected by the Issuer or any direct or indirect parent of the Issuer as a replacement agency for Moody’s or S&P, as the case may be.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Swap Contracts entered into by the Issuer or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Issuer (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Issuer in which the Issuer or any Subsidiary of the Issuer or a direct or indirect parent of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer or a direct or indirect parent of the Issuer transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Issuer and its Subsidiaries or a direct or indirect parent of the Issuer, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Issuer or a direct or indirect parent of the Issuer (as provided below) as a Receivables Subsidiary and:

(1)    no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any other Subsidiary of the Issuer (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Issuer or any other Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)    with which neither the Issuer nor any other Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer; and

(3)    to which neither the Issuer nor any other Subsidiary of the Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Issuer or a direct or indirect parent of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer or a direct or indirect parent of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Redemption Price” means, with respect to any series of Notes, “Redemption Price” as such term is defined in the Notes Supplemental Indenture establishing such series of Notes.

“Refinance” means to extend, renew, refund, refinance, replace, redeem, repurchase, retire, defease or discharge, and “Refinancing” , “Refinances” and “Refinanced” shall have correlative meanings.

“Regular Record Date” means, with respect to any series of Notes, “Regular Record Date” as such term is defined in the Notes Supplemental Indenture establishing such series of Notes.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Certificate” means a certificate substantially in the form attached hereto as Exhibit C.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless such Person is, or upon receipt of the securities of such Person, such Person would become, a Restricted Subsidiary.

“Related Costs” means the aggregate amount of any fees, underwriting discounts, accrued and unpaid interest, premiums (including tender premiums), defeasance costs and other costs, fees, discounts and expenses.

“Related Taxes” means any taxes, charges or assessments, including, but not limited to, sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than U.S. federal, state or local income taxes), required to be paid by any direct or indirect parent of the Issuer by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Issuer, any of its Subsidiaries or any other direct or indirect parent of the Issuer), or being a holding company parent of the Issuer, any of its Subsidiaries or any direct or indirect parent of the Issuer or receiving dividends from or other distributions in respect of the Capital Stock of the Issuer, any of its Subsidiaries or any direct or indirect parent of the Issuer, or having guaranteed any obligations of the Issuer or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Issuer or any of its Subsidiaries is permitted to make payments to any parent pursuant to Section 3.4 or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of the Issuer or any Subsidiary thereof.

“Replacement Assets” means (1) substantially all the assets of a Person primarily engaged in a Similar Business or (2) a majority of the Voting Stock of any Person primarily engaged in a Similar Business that will become, on the date of acquisition thereof, a Restricted Subsidiary.

“Responsible Officer,” when used with respect to the Trustee, means any officer of the Trustee having direct responsibility for the administration of this Indenture or the Notes and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means, in relation to the Initial Notes, the 40 consecutive days beginning on and including the later of (A) the day on which the Initial Notes are offered to persons other than distributors (as defined in Regulation S under the Securities Act) and (B) the Issue Date; and, in relation to any Additional Notes that bear the Private Placement Legend, it means the comparable period of 40 consecutive days.

“Restricted Subsidiary” means any Subsidiary of a Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this Indenture, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Issuer.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or such Restricted Subsidiary leases it from such Person, other than leases between the Issuer and a Restricted Subsidiary of the Issuer or between Restricted Subsidiaries of the Issuer.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Agreement” means the Existing Credit Agreement, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, as amended, restated, supplemented, waived, renewed or otherwise modified from time to time, and (if designated by the Issuer) as replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including (if designated by the Issuer) any agreement or indenture or commercial paper facilities with banks or other institutional lenders or investors extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof (provided that such increase in borrowings is permitted under Section 3.3).

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means any business engaged or proposed to be engaged in by the Issuer or any of its Restricted Subsidiaries on the Issue Date and any business or other activities that are similar, ancillary, complementary, incidental or related to, or an extension, development or expansion of, the businesses in which the Issuer and its Restricted Subsidiaries are engaged on the Issue Date.

“Special Record Date” for the payment of any Defaulted Interest means a date fixed by the Trustee pursuant to Section 2.10.

“Specified Transaction” means any Incurrence or repayment, repurchase, redemption, satisfaction and discharge, defeasance or other acquisition, retirement or discharge of Indebtedness (excluding Indebtedness Incurred for working capital purposes other than pursuant to the Senior Credit Agreement) or Disqualified Stock or Preferred Stock, any Investment that results in a Person becoming a Subsidiary, any designation of a Subsidiary as a Restricted

Subsidiary or an Unrestricted Subsidiary, any acquisition or any Asset Sale or other disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Issuer, any investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person by the Issuer or a Restricted Subsidiary, any disposition of a business unit, line of business or division of the Issuer or a Restricted Subsidiary, any Permitted Asset Swap, the cessation of the operations of a business unit, line of business or division of the Issuer or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise or any operational change or any material restructuring of the Issuer or implementation of initiative or other event that by the terms of this Indenture requires “Pro Forma Compliance” with a test or covenant thereunder or requires or permits a test or covenant to be calculated on a “Pro Forma Basis” or to be given “Pro Forma Effect.” “Specified Transaction” shall also include any Investment or Asset Sale made by any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of any applicable Reference Period.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms expressly subordinated in right of payment to the Notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms expressly subordinated in right of payment to its Guarantee.

“Subsidiary” means, with respect to any Person (1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of the Voting Stock is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and (2) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50.0% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means each Restricted Subsidiary of the Issuer that executes this Indenture as a Guarantor on the Issue Date and each other Restricted Subsidiary of the Issuer that Incurs a Guarantee of the Notes; provided that upon the release or discharge of such Person from its Guarantee in accordance with this Indenture, such Person automatically ceases to be a Guarantor.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any obligations or liabilities under any such master agreement.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the Issue Date.

“Transactions” means, collectively, any or all of the following: (i) the entry into this Indenture, and related documents and the offer and issuance of the Notes, (ii) the repayment of revolving loans under the Existing Credit Agreement and (iii) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

“Trustee” means the respective party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Cash” means, as at any date of determination, the aggregate amount of cash, Cash Equivalents and Investment Grade Securities included in the cash accounts that would be listed on the consolidated balance sheet of the Issuer as at such date, to the extent such cash, Cash Equivalents and Investment Grade Securities are not classified as “restricted” (unless so classified solely because of any provision under the Senior Credit Agreement or any other agreement or instrument governing other Indebtedness that is subject to an intercreditor agreement governing the application thereof or because they are subject to a Lien securing the obligations under the Senior Credit Agreement or other Indebtedness that is subject to an intercreditor agreement).

“Unrestricted Subsidiary” means:

(1)    any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Issuer or any direct or indirect parent of the Issuer in the manner provided below; and

(2)    any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Issuer or any direct or indirect parent of the Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary of the Issuer but excluding the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have any Indebtedness pursuant to which the lender or investor has recourse to any of the assets of the Issuer or any of its Restricted Subsidiaries; provided, further, however, that either:

(a)    the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b)    if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described in Section 3.4.

The Board of Directors of the Issuer or any direct or indirect parent of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation and any related transactions:

(x) (1) the Issuer could Incur $1.00 of additional Indebtedness as Ratio Debt; or

      (2) the Fixed Charge Coverage Ratio would be equal to or greater than such ratio immediately prior to such designation; and

(y)    no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Issuer or any direct or indirect parent of the Issuer shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Issuer or any direct or indirect parent of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are:

(1)    direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2)    obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote (without regard to the occurrence of any contingency) in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” means any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a direct or indirect Subsidiary of such Person 100.0% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.2 Other Definitions.

Defined in
Term	Section

“Affiliate Transaction”	3.8(a)
“Agent Members”	2.15(b)
“Asset Sale Offer”	3.7(d)
“Authentication Order”	2.6
“Certain Capital Markets Debt”	3.10(a)
“Certificate of Beneficial Ownership”	2.16(3)
“Change of Control Offer”	3.9(b)
“Change of Control Payment”	3.9(a)
“Change of Control Payment Date”	3.9(b)(iii)
“Control”	1.1
“covenant defeasance option”	8.1
“Covenant Suspension Event”	3.15(a)
“Defaulted Interest”	2.10
“Discharge”	1.1
“disposition”	1.1
“Distribution Compliance Date”	2.1
“effective date”	1.5

Defined in
Term	Section

“Event of Default”	6.1
“Excess Proceeds”	3.7(d)
“Global Notes”	2.1
“Guarantor Obligations”	10.1(a)
“Improvements”	1.1
“Increased Amount”	3.5(c)
“LCA Election”	1.5
“LCA Test Date”	1.5
“legal defeasance option”	8.1
“Minimum Denomination”	2.5
“Note Register” and “Note Registrar”	2.8
“Offer Amount”	5.8(a)
“Offer Period”	5.8(a)
“Offer to Repurchase”	5.8
“Permanent Regulation S Global Notes”	2.1
“Permitted Debt”	3.3(b)
“Physical Notes”	2.1
“primary obligations” and “primary obligor”	1.1
“Private Placement Legend”	2.3
“protected purchaser”	2.9
“Purchase Date”	5.8(a)
“Ratio Debt”	3.3(a)
“Ratio Tested Committed Amount”	3.3(b)(i)
“Redemption Date”	5.4
“Reference Period”	1.1
“Refinancing Indebtedness”	3.3(b)(xiv)
“Refunding Capital Stock”	3.4(b)(ii)(a)
“Regulation S Global Notes”	2.1
“Regulation S Note Exchange Date”	2.16(3)
“Regulation S Physical Notes”	2.1
“Restricted Payments”	3.4(a)
“Retired Capital Stock”	3.4(b)(ii)(a)
“retiring Trustee”	7.7
“Reversion Date”	3.15(b)
“Rule 144A Global Note”	2.1
“Rule 144A Physical Notes”	2.1
“Successor Company”	4.1(a)(i)
“Successor Guarantor”	4.1(b)(A)
“Suspended Covenants”	3.15(a)
“Suspension Period”	3.15(b)
“Temporary Regulation S Global Notes”	2.1
“Termination Date”	3.2(b)
“Unpaid Amount”	3.4(b)(ii)(c)

SECTION 1.3 Rules of Construction. Unless the context otherwise requires:

(a)    a term has the meaning assigned to it;

(b)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)    “or” is not exclusive;

(d)    “including” means including without limitation;

(e)    words in the singular include the plural and words in the plural include the singular;

(f)    (i) unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness and (ii) secured Indebtedness shall not be deemed to be subordinated or junior to other secured Indebtedness merely because it has a junior priority with respect to the same collateral;

(g)    references to sections of, or rules under, the Securities Act or Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(h)    unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;

(i)    the words “herein,” “hereof” and “hereunder” and any other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision; and

(j)    notwithstanding any provision of this Indenture, prior to the qualification of this Indenture under the TIA, no provision of the TIA shall apply or be incorporated by reference into this Indenture or the Notes, except as specifically set forth in this Indenture.

SECTION 1.4 Incorporation by Reference of TIA. Whenever this Indenture refers explicitly to a provision of the TIA, such provision is incorporated by reference in and made a part of this Indenture to the extent such provision is specifically and expressly set forth in this Indenture as being applicable. Any terms incorporated by reference in this Indenture that are explicitly defined by the TIA, defined explicitly by any TIA reference to another statute or defined explicitly by SEC rule under the TIA, have the meanings so assigned to them therein.

SECTION 1.5 Limited Condition Transaction. In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Indenture which requires that no Default, Event of Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Issuer, be deemed satisfied, so long as no Default, Event of Default or specified Event of Default, as applicable, exists on (i) in the case of clause (x) of the definition of Limited Condition Transaction, the date a definitive agreement for such Limited Condition Transaction is entered into or (ii) in the case of clause (y) of the definition of Limited Condition Transaction, the date that the Issuer or its Restricted Subsidiary provides notice of such repayment, repurchase or refinancing of Indebtedness (clauses (i) and (ii), as applicable, the “effective date”). For the avoidance of doubt, if the Issuer has exercised its option under the first sentence of this Section 1.5, and any Default or Event of Default occurs following the effective date on which the applicable Limited Condition Transaction was entered into and prior to the consummation of such Limited Condition Transaction, any such Default or Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.

In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(i)     determining compliance with any provision of this Indenture which requires the calculation of the Consolidated Senior Secured Net Debt Ratio, the Consolidated Total Net Debt Ratio or the Fixed Charge Coverage Ratio; or

(ii)     testing baskets set forth in this Indenture (including baskets measured as a percentage of Four Quarter EBITDA);

in each case, at the option of the Issuer (the Issuer’s election to exercise such option in connection with any Limited Condition Transaction, an “LCA Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the effective date for such Limited Condition Transaction (the “LCA Test Date”), and if, after giving Pro Forma Effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters of the Issuer ending prior to the LCA Test Date for which consolidated financial statements of the Issuer are available, the Issuer could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Issuer has made an LCA Election and any of the ratios, baskets or amounts for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio, basket or amount, including due to fluctuations in Four Quarter EBITDA of the Issuer or the Person subject to such Limited Condition Transaction or any applicable currency exchange rate, at or prior to the consummation of the relevant transaction or action, such baskets, ratios or amounts will not be deemed to have been exceeded as a result of such fluctuations. If the Issuer has made an LCA Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to the Incurrence of Indebtedness or Liens, or the making of Restricted Payments, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Issuer or the designation of an Unrestricted Subsidiary on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited

Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

ARTICLE II

The Notes

SECTION 2.1 Forms Generally. The Initial Notes and Initial Additional Notes and the Trustee’s certificate of authentication relating thereto shall be in substantially the forms set forth, or referenced, in this Article II and Exhibit A annexed hereto (as such forms may be modified in accordance with Section 2.4). Exhibit A is hereby incorporated in and expressly made a part of this Indenture. The Notes may have such appropriate insertions, omissions, substitutions, notations, legends, endorsements, identifications and other variations as are required or permitted by law, stock exchange rule or depositary rule or usage, agreements to which the Issuer is subject, if any, or other customary usage, or as may consistently herewith be determined by the Officers of the Issuer executing such Notes, as evidenced by such execution (provided always that any such notation, legend, endorsement, identification or variation is in a form acceptable to the Issuer). Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Exhibit A are part of the terms of this Indenture. Any portion of the text of any Note may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the Note.

Initial Notes and any Initial Additional Notes offered and sold in reliance on Rule 144A shall, unless the Issuer otherwise notifies the Trustee in writing, be issued in the form of one or more permanent global Notes in substantially the form set forth in Exhibit A hereto (as such form may be modified in accordance with Section 2.4), except as otherwise permitted herein. Such Global Notes shall be referred to collectively herein as the “Rule 144A Global Note,” and shall be deposited with the Notes Custodian for credit to an account of an Agent Member, and shall be duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of any Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Notes Custodian as hereinafter provided.

Initial Notes and any Initial Additional Notes offered and sold in offshore transactions in reliance on Regulation S under the Securities Act shall be issued in the form of one or more permanent global Notes in substantially the form set forth in Exhibit A hereto (as such form may be modified in accordance with Section 2.4) (the “Permanent Regulation S Global Notes”), unless the Issuer notifies the Trustee in writing that such global Notes should be issued in temporary form, in which case such global Notes shall be issued in the form of one or more temporary global Notes in substantially the form set forth in Exhibit A hereto (as such form may be modified in accordance with Section 2.4) (the “Temporary Regulation S Global Notes” and, together with the Permanent Regulation S Global Notes, the “Regulation S Global Notes”). The Regulation S Global Notes shall be deposited with the Notes Custodian for credit to an account of an Agent Member holding on behalf of Euroclear or Clearstream and shall be duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of a Regulation S Global Note may from time to time be increased or decreased by adjustments made in the records of the Notes Custodian as hereinafter provided.

Following the expiration of the distribution compliance period set forth in Regulation S (the “Distribution Compliance Date”) with respect to any Temporary Regulation S Global Note, beneficial interests in such Temporary Regulation S Global Note shall be exchanged as provided in Sections 2.15 and 2.16 for beneficial interests in one or more Permanent Regulation S Global Notes, except as otherwise permitted herein. Simultaneously with the authentication of such Permanent Regulation S Global Note, the Trustee shall cancel the related Temporary Regulation S Global Note.

Subject to the limitations on the issuance of certificated Notes set forth in Sections 2.15 and 2.16, Initial Notes and any Initial Additional Notes issued pursuant to Section 2.8 in exchange for or upon transfer of beneficial interests (x) in a Rule 144A Global Note shall be in the form of permanent certificated Notes substantially in the form set forth in Exhibit A hereto (as such form may be modified in accordance with Section 2.4) (the “Rule 144A Physical Notes”) or (y) in a Permanent Regulation S Global Note or in a Temporary Regulation S Global Note (if any) on or after the Regulation S Note Exchange Date with respect to any Temporary Regulation S Global Note, shall be in the form of permanent certificated Notes substantially in the form set forth in Exhibit A hereto (as such form may be modified in accordance with Section 2.4) (the “Regulation S Physical Notes”), respectively, as hereinafter provided.

The Rule 144A Physical Notes and Regulation S Physical Notes shall be construed to include any certificated Notes issued in respect thereof pursuant to Section 2.7, 2.8, 2.9 or 5.7, and the Rule 144A Global Notes and Regulation S Global Notes shall be construed to include any global Notes issued in respect thereof pursuant to Section 2.7, 2.8, 2.9 or 5.7. The Rule 144A Physical Notes and the Regulation S Physical Notes, together with any other certificated Notes issued and authenticated pursuant to this Indenture, are sometimes collectively herein referred to as the “Physical Notes.” The Rule 144A Global Notes and the Regulation S Global Notes, together with any other global Notes that are issued and authenticated pursuant to this Indenture, are sometimes collectively referred to as the “Global Notes.”

SECTION 2.2 Form of Trustee’s Certificate of Authentication. The Notes will have endorsed thereon a Trustee’s certificate of authentication in substantially the following form:

This is one of the Notes referred to in the within-mentioned Indenture.

as Trustee

By:
Authorized Officer

Dated:

SECTION 2.3 Restrictive and Global Note Legends. Each Global Note and Physical Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the following legend set forth below (the “Private Placement Legend”) on the face thereof until the Private Placement Legend is removed or not required in accordance with Section 2.16(4):

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR] [IN THE CASE OF REGULATION S NOTES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE ISSUER OR ANY OF ITS SUBSIDIARIES, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) THROUGH OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES, IN COMPLIANCE WITH RULE 904 UNDER REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE SECURITIES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

Any Regulation S Global Note, whether or not an Initial Note, shall also bear the following legend on the face thereof:

BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON, NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON, AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

Each Global Note, whether or not an Initial Note, shall also bear the following legend on the face thereof:

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTIONS 2.15 AND 2.16 OF THE INDENTURE (AS DEFINED HEREIN).

Any Temporary Regulation S Global Note shall also bear the following legend on the face thereof:

EXCEPT AS SPECIFIED IN THE INDENTURE, BENEFICIAL OWNERSHIP INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE WILL NOT BE EXCHANGEABLE FOR INTERESTS IN THE PERMANENT REGULATION S GLOBAL NOTE OR ANY OTHER NOTE REPRESENTING AN INTEREST IN THE NOTES REPRESENTED HEREBY WHICH DO NOT CONTAIN A LEGEND CONTAINING RESTRICTIONS ON TRANSFER, UNTIL THE EXPIRATION OF THE “40 DAY DISTRIBUTION COMPLIANCE PERIOD” (WITHIN THE MEANING OF RULE 903(b)(2) OF REGULATION S UNDER THE SECURITIES ACT). DURING SUCH 40 DAY DISTRIBUTION COMPLIANCE PERIOD, BENEFICIAL OWNERSHIP INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE MAY NOT BE SOLD, PLEDGED OR TRANSFERRED TO A U.S. PERSON OR FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON.

SECTION 2.4 Amount Unlimited; Issuable in Series. The aggregate principal amount of Notes that may be authenticated and delivered and Outstanding under this Indenture is not limited. The Notes may be issued from time to time in one or more series. Except as provided in Section 9.2, all Notes will vote (or consent) as a class with the other Notes and otherwise be treated as Notes for all purposes of this Indenture.

The following matters shall be established with respect to each series of Notes issued hereunder in a Notes Supplemental Indenture:

(1)    the title of the Notes of the series (which title shall distinguish the Notes of the series from all other series of Notes);

(2)    any limit (if any) upon the aggregate principal amount of the Notes of the series that may be authenticated and delivered under this Indenture (which limit shall not pertain to Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes of the series pursuant to Section 2.7, 2.8, 2.9, 2.15(d), 2.15(e), or 5.7);

(3)    the date or dates on which the principal of and premium, if any, on the Notes of the series is payable or the method of determination and/or extension of such date or dates, and the amount or amounts of such principal and premium, if any, and payments and methods of determination thereof;

(4)    the rate or rates at which the Notes of the series shall bear interest, if any, or the method of calculating and/or resetting such rate or rates of interest, the date or dates from which such interest shall accrue or the method by which such date or dates shall be determined, and the Interest Payment Dates on which any such interest shall be payable;

(5)    the period or periods within which, the price or prices at which, and other terms and conditions upon which Notes of the series may be redeemed, in whole or in part, at the option of the Issuer, if the Issuer is to have the option;

(6)    if other than the principal amount thereof, the portion of the principal amount of Notes of the series that shall be payable upon declaration of acceleration of maturity thereof pursuant to Section 6.2 or the method by which such portion shall be determined;

(7)    in the case of any Notes, other than Initial Notes, any addition to or change in the Events of Default which apply to any Notes of the series and any change in the right of the Trustee or the requisite Holders of such Notes to declare the principal amount thereof due and payable pursuant to Section 6.2;

(8)    in the case of any Notes, other than Initial Notes, any addition to or change in the covenants set forth in Articles III and IV; and

(9)    in the case of any Notes, other than Initial Notes, any addition to or change in the definitions in Section 1.1 related to additions or changes contemplated by the foregoing clauses (7) and (8).

The form of the Notes of such series, as set forth in Exhibit A, may be modified to reflect such matters as so established in such Notes Supplemental Indenture.

Such matters may also be established in a Notes Supplemental Indenture for any Additional Notes issued hereunder that are to be of the same series as any Notes previously issued hereunder. Notes that have the same terms described in the foregoing clauses (1) though (9) will be treated as the same series, unless otherwise designated by the Issuer; provided that if any Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes will have a separate “CUSIP” or “ISIN” number.

SECTION 2.5 Denominations. The Notes shall be issuable only in fully registered form, without coupons, and only in minimum denominations of $2,000 (the “Minimum Denomination”), and integral multiples of $1,000 in excess thereof.

SECTION 2.6 Execution, Authentication and Delivery and Dating. The Notes shall be executed on behalf of the Issuer by one Officer thereof. The signature of any such Officer on the Notes may be manual or by facsimile.

Notes bearing the manual or facsimile signature of an individual who was at any time an Officer of the Issuer shall bind the Issuer, notwithstanding that such individual has ceased to hold such office prior to the authentication and delivery of such Notes or did not hold such office at the date of such Notes.

At any time and from time to time after the execution and delivery of this Indenture, the Issuer may deliver Notes executed by the Issuer to the Trustee for authentication; and the Trustee shall authenticate and deliver (i) Initial Notes for original issue in the aggregate principal amount not to exceed $350.0 million and (ii) Additional Notes in one or more series (which may be of the same series as any Notes previously issued hereunder, or of a different series) from time to time for original issue in aggregate principal amounts specified by the Issuer, upon a written order of the Issuer in the form of an Officer’s Certificate of the Issuer (an “Authentication Order”). Such Officer’s Certificate shall specify the amount of Notes to be authenticated and the date on which the Notes are to be authenticated, the “CUSIP,” “ISIN,” “Common Code” or other similar identification numbers of such Notes, if any, whether the Notes are to be Initial Notes or Additional Notes and whether the Notes are to be issued as one or more Global Notes or Physical Notes and such other information as the Issuer may include or the Trustee may reasonably request.

All Notes shall be dated the date of their authentication.

No Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose, unless there appears on such Note a certificate of authentication substantially in the form provided for herein executed by the Trustee by manual signature, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder.

SECTION 2.7 Temporary Notes. Until definitive Notes are ready for delivery, the Issuer may prepare and upon receipt of an Authentication Order the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes. If temporary Notes are issued, the Issuer will cause definitive Notes to be prepared without unreasonable delay. After the preparation of definitive Notes, the temporary Notes shall be exchangeable for definitive

Notes upon surrender of the temporary Notes at the office or agency of the Issuer in a Place of Payment, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes the Isssuer shall execute and upon receipt of an Authentication Order the Trustee shall authenticate and deliver in exchange therefor a like principal amount of definitive Notes of authorized denominations. Until so exchanged the temporary Notes shall in all respects be entitled to the same benefits under this Indenture as definitive Notes of the same series and tenor.

SECTION 2.8 Registrar and Paying Agent. The Issuer shall cause to be kept at the Corporate Trust Office of the Trustee a register (the register maintained in such office and in any other office or agency of the Issuer in a Place of Payment being herein sometimes collectively referred to as the “Note Register”) in which, subject to such reasonable regulations as it may prescribe, the Issuer shall provide for the registration of Notes and of transfers of Notes. The Issuer may have one or more co-registrars. The term “Note Registrar” includes any co-registrars.

The Issuer may have one or more additional paying agents, and the term “Paying Agent” shall include any additional Paying Agent.

The Issuer initially appoints the Trustee as “Note Registrar” and “Paying Agent” in connection with the Notes, until such time as it has resigned or a successor has been appointed. The Issuer may change the Paying Agent or Note Registrar for any series of Notes without prior notice to the Holders of Notes. The Issuer may enter into an appropriate agency agreement with any Note Registrar or Paying Agent not a party to this Indenture. Any such agency agreement shall implement the provisions of this Indenture that relate to such agent. The Issuer shall notify the Trustee in writing of the name and address of any such agent. If the Issuer fails to appoint or maintain a Note Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.6. The Issuer or any wholly-owned Domestic Subsidiary of the Issuer may act as Paying Agent, Note Registrar or transfer agent.

Upon surrender for transfer of any Note at the office or agency of the Issuer in a Place of Payment, in compliance with all applicable requirements of this Indenture and applicable law, the Issuer shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of the same series, of any authorized denominations and of a like aggregate principal amount.

At the option of the Holder, Notes may be exchanged for other Notes of the same series, of any authorized denominations and of a like tenor and aggregate principal amount, upon surrender of the Notes to be exchanged at such office or agency. Whenever any Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and deliver, the Notes that the Holder making the exchange is entitled to receive.

All Notes issued upon any transfer or exchange of Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Notes surrendered upon such transfer or exchange.

Every Note presented or surrendered for transfer or exchange shall (if so required by the Issuer or the Trustee) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Note Registrar duly executed, by the Holder thereof or such Holder’s attorney duly authorized in writing.

No service charge shall be made for any registration, transfer or exchange of Notes, but the Issuer and/or Trustee may require payment of a sum sufficient to cover any transfer tax or other governmental charge that may be imposed in connection therewith.

The Issuer shall not be required (i) to issue, transfer or exchange any Note during a period beginning at the opening of business 15 Business Days before the day of the sending of a notice of redemption (or purchase) of Notes selected for redemption (or purchase) under Section 5.3(b) and ending at the close of business on the day of such sending, or (ii) to transfer or exchange any Note so selected for redemption (or purchase) in whole or in part.

SECTION 2.9 Mutilated, Destroyed, Lost and Stolen Notes. If a mutilated Note is surrendered to the Note Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuer shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) satisfies the Issuer or the Trustee within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Note Registrar does not register a transfer prior to receiving such notification, (b) makes such request to the Issuer or the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Trustee. If required by the Trustee or the Issuer, such Holder shall furnish an indemnity bond sufficient in the judgment of (i) the Trustee to protect the Trustee and (ii) the Issuer to protect the Issuer, the Trustee, a Paying Agent and the Note Registrar from any loss that any of them may suffer if a Note is replaced.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Issuer in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 2.9, the Issuer may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.

Every new Note issued pursuant to this Section 2.9 in lieu of any destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Issuer, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Indenture equally and ratably with any and all other Notes duly issued hereunder.

The provisions of this Section 2.9 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

SECTION 2.10 Payment of Interest Rights Preserved. Interest on any Note that is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name that Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest specified in Section 4 of the applicable Notes Supplemental Indenture.

Unless otherwise specified for Notes of any series in the applicable Notes Supplemental Indenture, as contemplated by Section 2.4, any interest on any Note that is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (“Defaulted Interest”) shall forthwith cease to be payable to the registered Holder on the relevant Regular Record Date by virtue of having been such Holder; and such Defaulted Interest may be paid by the Issuer, at its election, as provided in clause (1) or clause (2) below:

(1)    The Issuer may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Issuer shall notify the Trustee and Paying Agent in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer shall deposit with the Trustee or Paying Agent an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements reasonably satisfactory to the Trustee or Paying Agent for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as provided in this clause (1). Thereupon the Trustee shall fix a Special Record Date for the payment of such Defaulted Interest which shall be not more than 15 nor less than 10 days prior to the date of the proposed payment and not less than 10 days after the receipt by the Trustee and the Paying Agent of the notice of the proposed payment. The Trustee shall promptly notify the Issuer of such Special Record Date and, in the name and at the expense of the Issuer, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be mailed, first-class postage prepaid, to each Holder at such Holder’s address as it appears in the Note Register, or sent electronically, not less than 10 days prior to such Special Record Date or otherwise in accordance with DTC procedures. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been so given, such Defaulted Interest shall be paid to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered on such Special Record Date and shall no longer be payable pursuant to the following clause (2).

(2)    The Issuer may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Issuer to the Trustee and the Paying Agent of the proposed payment pursuant to this clause (2), such payment shall be deemed practicable by the Trustee.

Subject to the foregoing provisions of this Section 2.10, each Note delivered under this Indenture upon transfer of or in exchange for or in lieu of any other Note of the same series shall carry the rights to interest accrued and unpaid, and to accrue, that were carried by such other Note of such series.

SECTION 2.11 Persons Deemed Owners. The Issuer, any Subsidiary Guarantor, the Trustee, the Paying Agent and any agent of any of them may treat the Person in whose name any Note is registered as the owner of such Note for the purpose of receiving payment of principal of (and premium, if any), and (subject to Section 2.10) interest on, such Note and for all other purposes whatsoever, whether or not such Note be overdue, and none of the Issuer, any Subsidiary Guarantor, the Trustee, the Paying Agent nor any agent of any of them shall be affected by notice to the contrary.

SECTION 2.12 Cancellation. All Notes surrendered for payment, redemption, transfer, exchange or conversion shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee and, if not already cancelled, shall be promptly cancelled by it. The Issuer may at any time deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder that the Issuer may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly cancelled by the Trustee. No Notes shall be authenticated in lieu of or in exchange for any Notes cancelled as provided in this Section 2.12, except as expressly permitted by this Indenture. All cancelled Notes held by the Trustee shall be disposed of by the Trustee in accordance with its customary procedures (subject to the record retention requirements of the Exchange Act).

SECTION 2.13 Computation of Interest. Unless otherwise specified for Notes of any series in the applicable Notes Supplemental Indenture, as contemplated by Section 2.4, interest on the Notes shall be computed on the basis of a 360 day year consisting of twelve 30-day months.

SECTION 2.14 CUSIP Numbers, ISINs, etc. The Issuer in issuing the Notes may use “CUSIP” numbers, ISINs and “Common Code” numbers (if then generally in use), and if so, the Trustee may use the CUSIP numbers, ISINs and “Common Code” numbers in notices of redemption or exchange as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness or accuracy of such numbers printed in the notice or on the Notes; that reliance may be placed only on the other identification numbers printed on the Notes; and that any redemption shall not be affected by any defect in or omission of such numbers. The Issuer should promptly notify the Trustee, in writing, of any change in any “CUSIP,” “ISIN” or “Common Code” number, but failure to so notify the Trustee shall not constitute a Default or Event of Default by the Issuer.

SECTION 2.15 Book-Entry Provisions for Global Notes.

(a)    Each Global Note initially shall (i) be registered in the name of the Depositary for such Global Note or the nominee of such Depositary, in each case for credit to the account of an Agent Member, and (ii) be delivered to the Notes Custodian. Neither the Issuer nor any of its agents shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

(b)    Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or the Notes Custodian, or under such Global Notes. The Depositary may be treated by the Issuer, any other obligor upon the Notes, the Trustee and any agent of any of them as the absolute owner of the Global Notes for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, any other obligor upon the Notes, the Trustee or any agent of any of them from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a beneficial owner of any Note. The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action that a Holder is entitled to take under this Indenture or the Notes.

The Holder of any Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(c)    Transfers of a Global Note shall be limited to transfers of such Global Note in whole, but, subject to the immediately succeeding sentence, not in part, to the Depositary, its successors or their respective nominees. Interests of beneficial owners in a Global Note may not be transferred or exchanged for Physical Notes unless (i) the Issuer has consented thereto in writing, or such transfer or exchange is made pursuant to the next sentence, and (ii) such transfer or exchange is in accordance with the applicable rules and procedures of the Depositary and the provisions of Sections 2.8 and 2.16. Subject to the limitation on issuance of Physical Notes set forth in Section 2.16(3), Physical Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in the relevant Global Note, if (i) the Depositary notifies the Issuer at any time that it is unwilling or unable to continue as Depositary for the Global Notes and a successor depositary is not appointed within 120 days; (ii) the Depositary ceases to be registered as a “Clearing Agency” under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 120 days; (iii) the Issuer, at its option, notifies the Trustee that it elects to cause the issuance of Physical Notes; or (iv) an Event of Default shall have occurred and be continuing with respect to the Notes and the Trustee has received a written request from the Depositary to issue Physical Notes.

(d)    In connection with any transfer or exchange of a portion of the beneficial interest in any Global Note to beneficial owners for Physical Notes pursuant to Section 2.15(c), the Note Registrar shall record on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the beneficial interest in the Global Note being transferred, and the Issuer shall execute, and the Trustee shall authenticate and deliver, one or more Physical Notes of like tenor and principal amount of authorized denominations.

(e)    In connection with a transfer of an entire Global Note to beneficial owners pursuant to Section 2.15(c), the applicable Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuer shall execute, and the Trustee shall authenticate and deliver, to each beneficial owner identified by the Depositary, in exchange for its beneficial interest in the applicable Global Note, an equal aggregate principal amount of Rule 144A Physical Notes (in the case of any Rule 144A Global Note) or Regulation S Physical Notes (in the case of any Regulation S Global Note), as the case may be, of authorized denominations.

(f)    The transfer and exchange of a Global Note or beneficial interests therein shall be effected through the Depositary, in accordance with this Indenture (including applicable restrictions on transfer set forth in Section 2.16) and the applicable rules and procedures therefor of the Depositary. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in a different Global Note will, upon transfer, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest. A transferor of a beneficial interest in a Global Note shall deliver to the Note Registrar a written order given in accordance with the Depositary’s applicable rules and procedures containing information regarding the participant account of the Depositary to be credited with a beneficial interest in the relevant Global Note (or shall otherwise comply with the then applicable rules and procedures of the Depositary). Subject to Section 2.16, the Note Registrar shall, in accordance with such instructions, instruct the Depositary to credit to the account of the Person specified in such instructions a beneficial interest in such Global Note and to debit the account of the Person making the transfer the beneficial interest in the Global Note being transferred.

(g)    Any Physical Note delivered in exchange for an interest in a Global Note pursuant to Section 2.15(c) shall, unless such exchange is made on or after the Resale Restriction Termination Date applicable to such Note and except as otherwise provided in Section 2.3 and Section 2.16, bear the Private Placement Legend.

(h)    Notwithstanding the foregoing, through the Restricted Period, a beneficial interest in a Regulation S Global Note may be held only through designated Agent Members holding on behalf of Euroclear or Clearstream unless delivery is made in accordance with the applicable provisions of Section 2.16.

SECTION 2.16 Special Transfer Provisions.

(1) Transfers to Non-U.S. Persons. The following provisions shall apply with respect to the registration of any proposed transfer of a Note that is a Restricted Security (within the meaning of Rule 144(a)(3) of the Securities Act) to any Non-U.S. Person: The Note Registrar shall register such transfer if it complies with all other applicable requirements of this Indenture (including Section 2.8), and

(a)    if (x) such transfer is after the relevant Resale Restriction Termination Date with respect to such Note or (y) the proposed transferor has delivered to the Note Registrar and the Issuer and the Trustee a Regulation S Certificate and, unless otherwise agreed by the Issuer and the Trustee, an Opinion of Counsel, certifications and other information satisfactory to the Issuer and the Trustee, and

(b)    if the proposed transferor is or is acting through an Agent Member holding a beneficial interest in a Global Note, upon receipt by the Note Registrar and the Issuer and the Trustee of (x) the certificate, opinion, certifications and other information, if any, required by clause (a) above and (y) written instructions given in accordance with the procedures of the Note Registrar and of the Depositary;

whereupon (i) the Note Registrar shall reflect on its books and records the date and (if the transfer does not involve a transfer of any Outstanding Physical Note) a decrease in the principal amount of the relevant Global Note in an amount equal to the principal amount of the beneficial interest in the relevant Global Note to be transferred, and (ii) either (A) if the proposed transferee is or is acting through an Agent Member holding a beneficial interest in a relevant Regulation S Global Note, the Note Registrar shall reflect on its books and records the date and an increase in the principal amount of such Regulation S Global Note in an amount equal to the principal amount of the beneficial interest being so transferred or (B) otherwise the Issuer shall execute and the Trustee shall authenticate and deliver one or more Physical Notes of like tenor and amount.

(2) Transfers to QIBs. The following provisions shall apply with respect to the registration of any proposed transfer of a Note that is a Restricted Security (within the meaning of Rule 144(a)(3) of the Securities Act) to a QIB (excluding transfers to Non-U.S. Persons): The Note Registrar shall register such transfer if it complies with all other applicable requirements of this Indenture (including Section 2.8), and

(a)    if such transfer is being made by a proposed transferor who has checked the box provided for on the form of such Note stating, or has otherwise certified to the Note Registrar and the Issuer and the Trustee in writing, that the sale has been made in compliance with the provisions of Rule 144A to a transferee who has signed the certification provided for on the form of such Note stating, or has otherwise certified to Note Registrar and the Issuer and the Trustee in writing, that it is purchasing such Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as it has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; and

(b)    if the proposed transferee is an Agent Member, and the Note to be transferred consists of a Physical Note that after transfer is to be evidenced by an interest in a Global Note or consists of a beneficial interest in a Global Note that after the transfer is to be evidenced by an interest in a different Global Note, upon receipt by the Note Registrar of written instructions given in accordance with the Depositary’s and the Note Registrar’s procedures, whereupon the Note Registrar shall reflect on its books and records the date and an increase in the principal amount of the transferee Global Note in an amount equal to the principal amount of the Physical Note or such beneficial interest in such transferor Global Note to be transferred, and the Trustee shall cancel the Physical Note so transferred or reflect on its books and records the date and a decrease in the principal amount of such transferor Global Note, as the case may be.

(3) Limitation on Issuance of Physical Notes. No Physical Note shall be exchanged for a beneficial interest in any Global Note, except in accordance with Section 2.15 and this Section 2.16.

A beneficial owner of an interest in a Regulation S Global Note shall not be permitted to exchange such interest for a Physical Note (any such exchange being limited, in any case, to the circumstances set forth in Section 2.15(c)) or (in the case of such interest in a Temporary Regulation S Global Note) an interest in a Permanent Regulation S Global Note until a date, which must be after the Distribution Compliance Date, on which the Issuer receives a certificate of beneficial ownership substantially in the form of Exhibit B from such beneficial owner (a “Certificate of Beneficial Ownership”). Such date, as it relates to a Regulation S Global Note, is herein referred to as the “Regulation S Note Exchange Date.”

(4)    Private Placement Legend. Upon the transfer, exchange or replacement of Notes not bearing the Private Placement Legend, the Note Registrar shall deliver Notes that do not bear the Private Placement Legend. Upon the transfer, exchange or replacement of Notes bearing the Private Placement Legend, the Note Registrar shall deliver only Notes that bear the Private Placement Legend unless (i) the requested transfer is after the relevant Resale Restriction Termination Date with respect to such Notes, (ii) upon written request of the Issuer after there is delivered to the Note Registrar an Opinion of Counsel (which opinion and counsel are satisfactory to the Issuer) to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act, (iii) with respect to a Regulation S Global Note (on or after the Resale Restriction Termination Date with respect to such Regulation S Global Note) or Regulation S Physical Note, in each case with the agreement of the Issuer, or (iv) such Notes are sold or exchanged pursuant to an effective registration statement under the Securities Act.

(5)    Other Transfers. The Note Registrar shall effect and register, upon receipt of a written request from the Issuer to do so, a transfer not otherwise permitted by this Section 2.16, such registration to be done in accordance with the otherwise applicable provisions of this Section 2.16, upon the furnishing by the proposed transferor or transferee of a written Opinion of Counsel (which opinion and counsel are satisfactory to the Issuer) to the effect that, and such other certifications or information as the Issuer or the Trustee may require (including, in the case of a transfer to an Accredited Investor (as defined in Rule 501(a)(1), (2), (3) or (7) under Regulation D promulgated under the Securities Act), a certificate substantially in the form of Exhibit E) to confirm that, the proposed transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

A Note that is a Restricted Security (within the meaning of Rule 144(a)(3) of the Securities Act) may not be transferred other than as provided in this Section 2.16. A beneficial interest in a Global Note that is a Restricted Security (within the meaning of Rule 144(a)(3) of the Securities Act) may not be exchanged for a beneficial interest in another Global Note other than through a transfer in compliance with this Section 2.16.

(6) General. By its acceptance of any Note bearing the Private Placement Legend, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Private Placement Legend and agrees that it will transfer such Note only as provided in this Indenture.

The Note Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.15 or this Section 2.16 (including all Notes received for transfer pursuant to Section 2.16). The Issuer shall have the right to require the Note Registrar to deliver to the Issuer, at the Issuer’s expense, copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Note Registrar.

In connection with any transfer of any Note, the Trustee, the Note Registrar and the Issuer shall be entitled to receive, shall be under no duty to inquire into, may conclusively presume the correctness of, and shall be fully protected in relying upon the certificates, opinions and other information referred to herein (or in the forms provided herein, attached hereto or to the Notes, or otherwise) received from any Holder and any transferee of any Note regarding the validity, legality and due authorization of any such transfer, the eligibility of the transferee to receive such Note and any other facts and circumstances related to such transfer.

SECTION 2.17 [Reserved].

SECTION 2.18 Paying Agent to Hold Money in Trust. The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal of, premium, if any, and interest on the Notes. The Issuer at any time may require a Paying Agent to pay all money held by such Paying Agent to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than either of the Issuer) shall have no further liability for the money delivered to the Trustee. If the Issuer acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent.

SECTION 2.19 Lists of Holders of the Notes. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Note Registrar, the Issuer shall furnish to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders, including the aggregate principal amount of the Notes held by each Holder thereof.

ARTICLE III

Covenants

SECTION 3.1 Payment of Notes. The Issuer shall promptly pay the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and in this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if by 12:00 p.m. (New York City time) on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.

The Issuer shall pay interest on overdue principal at the rate specified therefor in the Notes.

Notwithstanding anything to the contrary contained in this Indenture, the Issuer may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.

SECTION 3.2 Reports and Other Information.

(a)    So long as any Notes are outstanding and the Issuer is required to be or remains subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, the Issuer will file with the SEC the annual reports, information, documents and other reports that the Issuer is required to file with the SEC pursuant to such Section 13(a) or 15(d); provided that at any time the Issuer is not required to be subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, the Issuer will furnish the reports and other information as provided in clause (b) below.

(b)    At any time (the date thereof, the “Termination Date”) as the Issuer is not required to be subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, the Issuer shall furnish to the Trustee:

(i)    within 105 days following the end of each fiscal year of the Issuer (or such longer period as may be permitted by the SEC if the Issuer were then subject to SEC reporting requirements as a non-accelerated filer), beginning with the first fiscal year of the Issuer ended after the Termination Date, the consolidated financial statements of the Issuer for such year prepared in accordance with GAAP, together with a report thereon by the Issuer’s independent auditors, and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to such financial statements substantially similar to that which would be included in an annual report on Form 10-K (as in effect on the Issue Date) filed with the SEC by the Issuer (if the Issuer were required to prepare and file such form); it being understood that (x) the Issuer shall not be required to include any separate consolidating financial information with respect to the Issuer, any Subsidiary Guarantor or any other affiliate of the Issuer, or any separate financial statements or information for the Issuer, any Subsidiary Guarantor or any other affiliate of the Issuer and (y)    the consolidated financial statements of the Issuer or any similar reference shall, in each case, include each variable interest entity that the Issuer would otherwise be required to consolidate under GAAP;

(ii)    within 60 days after the end of each of the first three fiscal quarters of the Issuer in each fiscal year of the Issuer (or such longer period as may be permitted by the SEC if the Issuer were then subject to SEC reporting requirements as a non-accelerated filer), beginning with the first fiscal quarter of the Issuer ended after the Termination Date, the condensed consolidated financial statements of the Issuer for such quarter prepared in accordance with GAAP, together with a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to such financial statements substantially similar to that which would be included in a quarterly report on Form 10-Q (as in effect on the Issue Date) filed with the SEC by the Issuer (if the Issuer were required to prepare and file such form); it being understood that (x) the Issuer shall not be required to include any separate consolidating financial information with respect to the Issuer, any Subsidiary Guarantor or any other affiliate of the Issuer, or any separate financial statements or information for the Issuer, any Subsidiary Guarantor or any other affiliate of the Issuer and (y) the consolidated financial statements of the Issuer or any similar reference shall, in each case, include each variable interest entity that the Issuer is required to consolidate under GAAP; and

(iii)     information substantially similar to the information that would be required to be included in a current report on Form 8-K (as in effect on the Issue Date) filed with the SEC by the Issuer (if the Issuer were required to prepare and file such form) pursuant to Item 1.01 (Entry into a Material Definitive Agreement), Item 1.03 (Bankruptcy or Receivership), Item 2.01 (Completion of Acquisition or Disposition of Assets), Item 2.03 (Creation of a Direct Financial Obligation), Item 2.04 (Triggering Events That Accelerate or Increase a Direct Financial Obligation), Item 4.01 (Changes in Certifying Accountant), Item 4.02 (Non-Reliance on Previously Issued Financial Statements), Item 5.01 (Changes in Control of Registrant), Item 5.02 (Departure of Directors or Certain Officers; Appointment of Certain Officers) or Item 5.03(b) (Change in Fiscal Year) of such form (and in any event excluding, for the avoidance of doubt, the financial statements, pro forma financial information and exhibits, if any, that would be required by Item 9.01 (Financial Statements and Exhibits) of such form), within 15 days after the date of filing that would have been required for a current report on Form 8-K.

In addition, to the extent not satisfied by the foregoing, for so long as the Notes remain subject to this clause (b), the Issuer will furnish to Holders thereof and prospective investors in such Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) (as in effect on the Issue Date). In connection with this covenant, it being understood that the Issuer shall not be required to (a) comply with Section 302, Section 404 and Section 906 of the Sarbanes Oxley Act of 2002, as amended, or related items 307, 308 and 308T of Regulation S-K under the Securities Act and (b) comply with Rule 3-10 and Rule 3-16 of Regulation S-X under the Securities Act.

(c)    The Issuer will be deemed to have furnished the reports, annual information, documents and other reports referred to in clauses (a) and (b) above to the Trustee and the holders if any direct or indirect parent is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and has filed reports required under Section 13(a) or 15(d) of the Exchange Act with the SEC via the EDGAR (or successor) filing system and such reports are publicly available.

(d)    Delivery of these reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of them will not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

SECTION 3.3 Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock and the Issuer will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Issuer and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio, calculated as of the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued and determined on a Pro Forma Basis for the Incurrence (including the use of proceeds thereof) and any related transactions, would be equal to or greater than 2.00 to 1.00 (any such Indebtedness, Disqualified Stock or Preferred Stock, “Ratio Debt”).

(b)     The foregoing limitations will not apply to (collectively, “Permitted Debt”):

(i)    the Incurrence by the Issuer or its Restricted Subsidiaries of Indebtedness under any Credit Agreement, the guarantees thereof and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to the sum of (I) an aggregate outstanding principal amount not to exceed $2,400.0 million outstanding at any one time and (II) an additional aggregate principal amount which when taken together with amounts outstanding under clause (I) and, after giving Pro Forma Effect to such Incurrence (including the use of proceeds thereof) and any related transactions (or, at the Issuer’s option, on the date of the initial borrowing of such Indebtedness or entry into the definitive agreement providing the commitment to fund such Indebtedness after giving Pro Forma Effect to the Incurrence of the entire committed amount of such Indebtedness and any related transactions (such committed amount, a “Ratio Tested Committed Amount”), in which case such Ratio Tested Committed Amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause), would not cause the Consolidated Senior Secured Net Debt Ratio to exceed 3.50 to 1.00; provided that any Indebtedness Incurred under clauses (I) and (II) of this clause (a) shall be deemed to be Secured Indebtedness, whether or not so secured, solely for purposes of calculating the Consolidated Senior Secured Net Debt Ratio in connection with the Incurrence thereof;

(ii)    the Incurrence by the Issuer and the Guarantors of Indebtedness represented by the Notes (not including any Additional Notes) and the Guarantees thereof;

(iii)    Indebtedness of the Issuer and its Restricted Subsidiaries outstanding (or Incurred pursuant to any commitment outstanding) on the Issue Date (other than Indebtedness under the Senior Credit Agreement Incurred under clause (i) above or in respect of the Initial Notes Incurred under clause (ii) above);

(iv)    Indebtedness (including Capitalized Lease Obligations and mortgage financings as purchase money obligations) Incurred by the Issuer or any of its Restricted Subsidiaries, Disqualified Stock issued by the Issuer or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Issuer to finance all or any part of the purchase, lease, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount or liquidation preference, including all Indebtedness Incurred and Disqualified Stock or Preferred Stock issued to Refinance any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (iv), not to exceed the greater of (a) $150.0 million and (b) 27.5% of Four Quarter EBITDA, at any one time outstanding;

(v)    Indebtedness Incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit or bank guarantees or similar instruments issued in the ordinary course of business, including, without limitation, (i) letters of credit or performance or surety bonds in respect of workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance and (ii) guarantees of Indebtedness Incurred by customers in connection with the purchase or other acquisition of equipment or supplies in the ordinary course of business;

(vi)    Indebtedness, Disqualified Stock or Preferred Stock arising from agreements of the Issuer or its Restricted Subsidiaries providing for indemnification, earn-outs, adjustment of purchase or acquisition price, incentive, non-compete, consulting or similar obligations and other contingent obligations, in each case, Incurred in connection with the acquisition or disposition of any business, assets, Subsidiary of the Issuer or other Investment in accordance with the terms of this Indenture;

(vii)    Indebtedness or Disqualified Stock of the Issuer to a Restricted Subsidiary; provided that (x) such Indebtedness or Disqualified Stock owing to a Non-Guarantor Subsidiary shall be subordinated in right of payment to the Issuer’s Obligations with respect to the Notes and (y) any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness or Disqualified Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness or Disqualified Stock not permitted by this clause (vii);

(viii)    shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (viii);

(ix)    Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary; provided that (x) if a Guarantor Incurs such Indebtedness, Disqualified Stock or Preferred Stock owing to a Non-Guarantor Subsidiary, such Indebtedness, Disqualified Stock or Preferred Stock is subordinated in right of payment to the Guarantee of such Guarantor and (y) any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary lending such Indebtedness, Disqualified Stock or Preferred Stock ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness, Disqualified Stock or Preferred Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness, Disqualified Stock or Preferred Stock not permitted by this clause (ix);

(x)    (x) Cash Management Services or (y) Swap Contracts Incurred not for speculative purposes;

(xi)    obligations (including reimbursement obligations with respect to letters of credit or bank guarantees or similar instruments) in respect of customs, self-insurance, performance, government, bid, appeal and surety bonds and completion guarantees and similar obligations provided by the Issuer or any Restricted Subsidiary;

(xii)    Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer and Preferred Stock of any Restricted Subsidiary of the Issuer in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (xii), does not exceed the greater of (x) $275.0 million and (y) 50.0% of Four Quarter EBITDA, at any one time outstanding;

(xiii)    any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of the Issuer or any of its Restricted Subsidiaries to the extent the Incurrence of such Indebtedness or other obligations is permitted under the terms of this Indenture;

(xiv)    the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Issuer that serves to Refinance any Indebtedness Incurred (or unutilized commitments in respect of Indebtedness) or Disqualified Stock or Preferred Stock issued as permitted under Section 3.3(a) or Section 3.3(b)(i)(II), Section 3.3(b)(ii), Section 3.3(b)(iii), Section 3.3(b)(xiv), Section 3.3(b)(xv) or Section 3.3(b)(xviii) or any Indebtedness Incurred (or commitments established) or Disqualified Stock or Preferred Stock issued to so Refinance such Indebtedness (or unutilized commitments in respect of such Indebtedness), Disqualified Stock or Preferred Stock, including, in each case, any additional Indebtedness Incurred or Disqualified Stock or Preferred Stock issued to pay the Related Costs in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1)    has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred that is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being Refinanced or, if earlier, the remaining Weighted Average Life to Maturity of the Initial Notes;

(2)    has a Stated Maturity which is no earlier than the Stated Maturity of the Indebtedness being Refinanced or, if earlier, the Stated Maturity of the Initial Notes;

(3) to the extent that such Refinancing Indebtedness Refinances (i) Subordinated Indebtedness, such Refinancing Indebtedness is Subordinated Indebtedness or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock, respectively; and

(4) shall not include (x) Indebtedness, Disqualified Stock or Preferred Stock of a Non-Guarantor Subsidiary that Refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Guarantor, or (y) Indebtedness or Disqualified Stock of the Issuer or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that Refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and provided, further, that the preceding clauses (1) and (2) will not apply to any Refinancing of any Secured Indebtedness;

(xv)    (A) Indebtedness, Disqualified Stock or Preferred Stock (i) of the Issuer or any of its Restricted Subsidiaries Incurred or assumed in connection with an acquisition of any assets (including Capital Stock), business or Person (including, pursuant to a Permitted Asset Swap) and (ii) of any Person that is acquired by the Issuer or any of its Restricted Subsidiaries or merged into or consolidated or amalgamated with the Issuer or a Restricted Subsidiary in accordance with the terms of this Indenture and (B) Indebtedness Incurred or assumed in connection with an acquisition of any assets (including Capital Stock), business or Person (including, pursuant to a Permitted Asset Swap); provided, however, that after giving Pro Forma Effect to such acquisition, merger, consolidation, amalgamation or Permitted Asset Swap and any related transactions, either:

(1)    the Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 3.3(a); or

(2)    the Fixed Charge Coverage Ratio would be equal to or greater than such ratio immediately prior to giving Pro Forma Effect to such acquisition, merger, consolidation, amalgamation or Permitted Asset Swap and any related transactions;

(xvi)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(xvii)    Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to any Credit Agreement, to the extent such letter of credit has not been terminated and is in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(xviii) Contribution Indebtedness;

(xix)    Indebtedness of the Issuer or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xx)    Indebtedness or Preferred Stock of Non-Guarantor Subsidiaries in an amount, when combined with the aggregate principal amount of Indebtedness outstanding under clause (cc)(ii) below, not to exceed the greater of (x) $200.0 million and (y) 37.5% of Four Quarter EBITDA, at any one time outstanding;

(xxi)    Indebtedness of a joint venture to the Issuer or a Restricted Subsidiary and to the other holders of Equity Interests or participants of such joint venture, to the extent the percentage of the aggregate amount of such Indebtedness of such joint venture owed to such holders of its Equity Interests or participants of such joint venture does not exceed the percentage of the aggregate outstanding amount of the Equity Interests of such joint venture held by such holders or such participant’s participation in such joint venture;

(xxii)    Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to the Issuer or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(xxiii)    Indebtedness Incurred by the Issuer or a Restricted Subsidiary in respect of letters of credit issued for the account of the Issuer or any Restricted Subsidiary in a currency other than U.S. dollars, in an aggregate principal amount not to exceed the greater of (x) $100.0 million and (y) 17.5% of Four Quarter EBITDA, at any one time outstanding;

(xxiv)    Indebtedness consisting of Indebtedness issued by the Issuer or any Restricted Subsidiary to future, current or former officers, directors, managers, employees, consultants and independent contractors thereof, or any Restricted Subsidiary, or any direct or indirect parent of the Issuer, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent permitted under Section 3.4;

(xxv)    customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(xxvi)    Indebtedness Incurred by the Issuer or a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange, warehouse receipts or similar facilities, or the discounting or factoring of receivables for credit management purposes, in each case Incurred or undertaken in the ordinary course of business;

(xxvii)    Indebtedness Incurred by the Issuer or any Restricted Subsidiary to the extent that the net proceeds thereof are promptly deposited with the Trustee to satisfy and discharge any of the Notes in accordance with this Indenture;

(xxviii)    (i) guarantees Incurred in the ordinary course of business by the Issuer or any of its Restricted Subsidiaries and not in respect of Indebtedness for borrowed money and (ii) Indebtedness Incurred by the Issuer or a Restricted Subsidiary or their respective Affiliates as a result of leases entered into by the Issuer or such Restricted Subsidiary in the ordinary course of business;

(xxix)    Indebtedness Incurred by the Issuer or a Restricted Subsidiary consisting of (i) guarantees of Indebtedness of any joint venture to the extent permitted as Investments under the covenant described under the caption “—Limitation on Restricted Payments” or (ii) guarantees of Indebtedness of any joint venture in an aggregate principal amount, when combined with the aggregate principal amount of Indebtedness outstanding under clause (t) above, not to exceed the greater of (x) $200.0 million and (y) 37.5% of Four Quarter EBITDA at any one time outstanding;

(xxx)    Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary Incurred to finance or assumed in connection with an acquisition of any assets (including Capital Stock), business or Person, or any other Investment in accordance with this Indenture, in an aggregate principal amount or liquidation preference that does not exceed the greater of (x) $150.0 million and (y) 27.5% of Four Quarter EBITDA at any one time outstanding; and

(xxxi)    Indebtedness, Disqualified Stock or Preferred Stock issued in lieu of cash payments permitted under Section 3.4; provided that such Indebtedness, Disqualified Stock or Preferred Stock is subordinated to the Notes.

(c) For purposes of determining compliance with this Section 3.3, (w) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be Incurred pursuant to Section 3.3(a), the Issuer shall, in its sole discretion, at the time of Incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 3.3; provided that all Indebtedness under the Senior Credit Agreement Incurred on or prior to the Issue Date shall be deemed to have been Incurred pursuant to Section 3.3(b)(i) and the Issuer shall not be permitted to reclassify all or any portion of Indebtedness Incurred on or prior to the Issue Date pursuant to Section 3.3(b)(i); provided, further, that (if the Issuer shall so determine) any Indebtedness Incurred pursuant to clause (iv), (xii), (xx), (xxiii), (xxix) (solely in the case of Indebtedness of joint ventures or guarantees thereof) or (xxx) of Section 3.3(b) shall cease to be deemed outstanding for purposes of any such clause but shall instead be deemed Incurred for the purposes of Section 3.3(a) from and after the first date on which the Issuer or any Restricted Subsidiary could have Incurred such Indebtedness under Section 3.3(a) without reliance on such clause; (x) unless the context otherwise requires or states, in the event that Indebtedness could be Incurred in part under Section 3.3(a) and/or Section 3.3(b)(i)(II) and/or Section 3.3(b)(xv) (other than by reason of Section 3.3(b)(xv)(2)), the Issuer, in its sole discretion, may classify a portion of such Indebtedness as having been Incurred under Section 3.3(a) and/or Section 3.3(b)(i)(II) and/or Section 3.3(b)(xv) and thereafter the remainder of such Indebtedness as having been Incurred under any other clause of Section 3.3(b); (y) if any Indebtedness is Incurred to Refinance Indebtedness initially Incurred (or, Indebtedness Incurred to Refinance Indebtedness initially Incurred) in reliance on any provision of Section 3.3 measured by reference to a percentage of Four Quarter EBITDA, and such Refinancing would cause the percentage of Four Quarter EBITDA restriction to be exceeded if calculated based on the Four Quarter EBITDA on the date of such Refinancing, such percentage of Four Quarter EBITDA restriction shall not be deemed to be exceeded (and such newly Incurred Indebtedness shall be deemed permitted) to the extent the principal amount of such newly Incurred Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced, plus the Related Costs Incurred or payable in connection with such Refinancing; and (z) if any Indebtedness is Incurred to Refinance Indebtedness initially Incurred (or, Indebtedness Incurred to Refinance Indebtedness initially Incurred) in reliance on any provision of Section 3.3 measured by a dollar amount, such dollar amount shall not be deemed to be exceeded (and such newly Incurred Indebtedness shall be deemed permitted) to the extent the principal amount of such newly Incurred Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced, plus the Related Costs Incurred or payable in connection with such Refinancing. Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of Disqualified Stock or Preferred Stock of the same class, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness, Disqualified Stock or Preferred Stock outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant (or any category of Permitted Liens described in the definition thereof). Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness, provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

(d)     For purposes of determining compliance with any provision of this Section 3.3 (or any category of Permitted Liens described in the definition thereof) measured by a dollar amount or by reference to a percentage of Four Quarter EBITDA, in each case, the principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred or Liens securing such Indebtedness were granted, in the case of term debt, or first committed or first Incurred (or granted) (whichever yields the lower U.S. dollar-equivalent), in the case of revolving credit debt or delayed draw debt, or first issued, in the case of Disqualified Stock or Preferred Stock; provided that if such Indebtedness is Incurred (or commitments established) or Disqualified Stock or Preferred Stock issued to Refinance other Indebtedness (or unutilized commitments in respect of such Indebtedness), Disqualified Stock or Preferred Stock denominated in a foreign currency, and such Refinancing would cause the applicable provision of this Section 3.3 (or category of Permitted Liens) to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such provision of this Section 3.3 (or category of Permitted Liens) shall be deemed not to have been exceeded to the extent the principal amount of such newly Incurred Indebtedness does not exceed the principal amount of such Indebtedness or the maximum fixed repurchase price amount of such Disqualified Stock or Preferred Stock, as the case may be, being Refinanced (plus the Related Costs in connection therewith).

(e)     The principal amount of any Indebtedness Incurred (or commitments established) and the maximum fixed repurchase price amount of Disqualified Stock or Preferred Stock issued to Refinance other Indebtedness (or unutilized commitments in respect of such Indebtedness), if Incurred in a different currency from the Indebtedness, Disqualified Stock or Preferred Stock being Refinanced, shall be calculated for all purposes under this Indenture (including for purposes of the definition of “Permitted Liens”) based on the currency exchange rate applicable to the currencies in which such respective Indebtedness (or unutilized commitments in respect of such Indebtedness), Disqualified Stock or Preferred Stock is denominated that is in effect on the date of such Refinancing.

SECTION 3.4 Limitation on Restricted Payments.

(a)     The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)    declare or pay any dividend or make any payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger or consolidation involving the Issuer (other than (A) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(ii)    purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer, including in connection with any merger or consolidation;

(iii)    make any voluntary principal payment on, or voluntarily redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under Section 3.3(b)(vii) or Section 3.3(b)(ix); or

(iv)     make any Restricted Investment;

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(A)     no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(B)    immediately after giving effect to such transaction and any related transactions on a Pro Forma Basis, the Issuer could Incur $1.00 of additional Indebtedness as Ratio Debt; and

(C)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by Section 3.4(b)(i), but excluding all other Restricted Payments permitted by Section 3.4(b)), is less than the sum of, without duplication,

(1)    (x) $485.0 million plus (y) 50.0% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) beginning on the first day of the fiscal quarter in which the Issue Date occurs to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case that such Consolidated Net Income for such period is a deficit, minus 100.0% of such deficit, plus

(2)    100.0% of the aggregate net proceeds, including cash and the Fair Market Value of assets (other than cash), received by the Issuer after the Issue Date from the issue or sale of Equity Interests of the Issuer (other than Excluded Equity), including such Equity Interests issued upon exercise of warrants or options, plus

(3)    100.0% of the aggregate amount of contributions to the capital of the Issuer received in cash and the Fair Market Value of assets (other than cash) after the Issue Date (other than Excluded Equity), plus

(4)    the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock, in each case, of the Issuer or any Restricted Subsidiary thereof issued after the Issue Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any Restricted Subsidiary) that, in each case, has been converted into or exchanged for Equity Interests in the Issuer or any direct or indirect parent of the Issuer (other than Excluded Equity), plus

(5)    100.0% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash and the Fair Market Value of assets (other than cash) received by the Issuer or any Restricted Subsidiary from

(A)    the sale or other disposition (other than to the Issuer or a Restricted Subsidiary of the Issuer) of Restricted Investments made by the Issuer and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Issuer and its Restricted Subsidiaries by any Person (other than the Issuer or any of its Restricted Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than to the extent the Restricted Investment was made pursuant to Section 3.4(b)(x)),

(B)    the sale (other than to the Issuer or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary, or

(C)    any distribution or dividend from an Unrestricted Subsidiary, plus

(6)    in the event any Unrestricted Subsidiary of the Issuer has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer, in each case after the Issue Date, the Fair Market Value of the Investment of the Issuer in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to Section 3.4(b)(x) or constituted a Permitted Investment.

(b)    The provisions of Section 3.4(a) will not prohibit:

(i)    the payment of any dividend or distribution or consummation of any redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment would have complied with this Section 3.4;

(ii)    (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Issuer or any direct or indirect parent of the Issuer, or Subordinated Indebtedness, in exchange for, or out of the proceeds of the issuance or sale of, Equity Interests of the Issuer or any direct or indirect parent of the Issuer or contributions to the equity capital of the Issuer (other than Excluded Equity) (collectively, including any such contributions, “Refunding Capital Stock”);

(b)    the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the issuance or sale (other than to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of Refunding Capital Stock; and

(c)    if immediately prior to the retirement of the Retired Capital Stock, the declaration and payment of dividends thereon was permitted pursuant to this Section 3.4 and has not been made as of such time (the “Unpaid Amount”), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of the Issuer or any direct or indirect parent of the Issuer) in an aggregate amount no greater than the Unpaid Amount;

(iii)    the payment, purchase, redemption, defeasance, repurchase or other acquisition or retirement of Subordinated Indebtedness made by exchange for, or out of the proceeds of the Incurrence of, Refinancing Indebtedness thereof;

(iv)    the purchase, retirement, redemption or other acquisition (or Restricted Payments to the Issuer or any direct or indirect parent of the Issuer to finance any such purchase, retirement, redemption or other acquisition) for value of Equity Interests (including related stock appreciation rights or similar securities) of the Issuer or any direct or indirect parent of the Issuer held directly or indirectly by any future, present or former employee, officer, director, manager, consultant or independent contractor of the Issuer or any direct or indirect parent of the Issuer or any Subsidiary of the Issuer or their estates, heirs, family members, spouses or former spouses or permitted transferees (including for all purposes of this clause (iv), Equity Interests held by any entity whose Equity Interests are held by any such future, present or former employee, officer, director, manager, consultant or independent contractor or their estates, heirs, family members, spouses or former spouses or permitted transferees) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement or any stock subscription or shareholder or similar agreement; provided, however, that, except with respect to non-discretionary purchases, the aggregate amounts paid under this clause (iv) shall not exceed $25.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the next two succeeding calendar years); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a)    the cash proceeds received by the Issuer from the issuance or sale of Equity Interests (other than Disqualified Stock) of the Issuer or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer), in each case, to any future, present or former employees, officers, directors, managers, consultants or independent contractors of the Issuer or its Subsidiaries or any direct or indirect parent of the Issuer that occurs after the Issue Date; provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under Section 3.4(a)(C); plus

(b)    the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries or any direct or indirect parent of the Issuer (to the extent contributed to the Issuer) after the Issue Date; plus

(c)    the amount of any cash bonuses otherwise payable to employees, officers, directors, managers, consultants or independent contractors of the Issuer or its Subsidiaries or any direct or indirect parent of the Issuer that are foregone in return for the receipt of Equity Interests; less

(d)    the amount of cash proceeds described in clause (a), (b) or (c) of this Section 3.4(b)(iv) previously used to make Restricted Payments pursuant to this Section 3.4(b)(iv); provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (a), (b) and (c) of this Section 3.4(b)(iv) in any calendar year;

in addition, cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from any future, current or former officer, director, employee, manager, consultant or independent contractor (or any permitted transferees thereof) of the Issuer or any of its Subsidiaries or any direct or indirect parent company thereof, in connection with a repurchase of Equity Interests of the Issuer or any direct or indirect parent of the Issuer from such Persons will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provisions of this Indenture;

(v)    the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries and any class or series of Preferred Stock of any Restricted Subsidiaries issued or Incurred in accordance with Section 3.3;

(vi)    the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) and the declaration and payment of dividends to the Issuer or any direct or indirect parent of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of the Issuer or any direct or indirect parent of the Issuer issued after the Issue Date; provided, however, that (A) in the case of Designated Preferred Stock of the Issuer, after giving effect to such issuance (and the payment of dividends or distributions) and any other related transactions on a Pro Forma Basis, the Fixed Charge Coverage Ratio would be equal to or greater than 2.00 to 1.00 and (B) in the case of Designated Preferred Stock of any direct or indirect parent of the Issuer, the aggregate amount of dividends declared and paid pursuant to this clause (vi) does not exceed the net cash proceeds actually received by the Issuer from the sale (or the contribution of the net cash proceeds from the sale) of Designated Preferred Stock;

(vii)    Restricted Payments in an aggregate amount not to exceed the Deferred Obligation Amount from time to time outstanding;

(viii)    Restricted Payments by the Issuer or any of its direct or indirect parents in order to effectuate regularly scheduled dividend payments in an aggregate amount per fiscal year of the Issuer not to exceed an amount equal to the greater of (x) $150.0 million and (y) 27.5% of Four Quarter EBITDA;

(ix)    Restricted Payments in an aggregate amount not to exceed the aggregate amount of Excluded Contributions;

(x)    other Restricted Payments (including loans or advances) in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (x) not to exceed an amount (net of repayments of any such loans or advances) equal to the greater of (x) $300.0 million and (y) 55.0% of Four Quarter EBITDA, at any one time outstanding;

(xi)    the payment, purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness, Disqualified Stock or Preferred Stock of the Issuer and its Restricted Subsidiaries pursuant to provisions similar to Section 3.7 and Section 3.9; provided that, prior to such payment, purchase, redemption, defeasance or other acquisition or retirement for value, the Issuer (or a third party to the extent permitted by this Indenture) have made a Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the Notes as a result of such Change of Control or Asset Sale, as the case may be, and have paid, repurchased, redeemed, defeased, acquired or retired all Notes validly tendered and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer, as the case may be;

(xii)    if, at any time, the Issuer is a member of a group filing a consolidated, combined, affiliated or unitary income tax return with any direct or indirect parent of the Issuer, Restricted Payments to such direct or indirect parent of the Issuer to pay U.S. federal, foreign, state and local income taxes imposed on such entity to the extent such income taxes are attributable to the income of the Issuer and its Subsidiaries; provided, however, that the amount of such payments in respect of any tax year does not, in the aggregate, exceed the amount that the Issuer and its Subsidiaries that are members of such consolidated, combined, affiliated or unitary group would have been required to pay in respect of U.S. federal, foreign, state and local income taxes (as the case may be) in respect of such year if the Issuer and its Subsidiaries paid such income taxes directly on a separate company basis or as a stand-alone consolidated, combined, affiliated or unitary income tax group for such year (for the avoidance of doubt, determined by taking into account any available net operating loss carryovers or other tax attributes of the Issuer or its subsidiaries, as applicable, to the extent permitted under applicable law; reduced by any such taxes paid directly by the Issuer or any Subsidiary, and determined as if the Issuer and its Subsidiaries were never members of such consolidated, combined, affiliated or unitary group with such direct or indirect parent, and were always either separate company taxpayers or members of a stand-alone consolidated, combined, affiliated or unitary income tax group that includes just the Issuer and its Subsidiaries);

(xiii)    the declaration and payment of dividends, other distributions or other amounts to, or the making of loans to, any direct or indirect parent, in the amount required for such entity to, if applicable:

(a)    pay amounts equal to the amounts required for any direct or indirect parent of the Issuer to pay fees and expenses (including Related Taxes), customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, future, present or former officers, employees, directors, managers, consultants or independent contractors of any direct or indirect parent of the Issuer, if applicable, and general corporate operating (including, without limitation, expenses related to auditing and other accounting matters) and overhead costs and expenses of any direct or indirect parent of the Issuer, if applicable, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of the Issuer and its Subsidiaries;

(b)    pay, if applicable, amounts equal to amounts required for any direct or indirect parent of the Issuer to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Issuer (other than as Excluded Equity) and that has been guaranteed by, and is otherwise considered Indebtedness of, the Issuer or any Restricted Subsidiary Incurred in accordance with Section 3.3 (except to the extent any such payments have otherwise been made by the Issuer or any such Guarantor);

(c)    pay fees and expenses Incurred by any direct or indirect parent of the Issuer related to (i) the maintenance of such parent entity of its corporate or other entity existence and performance of its obligations under this Indenture and similar obligations under any Credit Agreement, (ii) any unsuccessful equity or debt offering of securities of such parent entity and (iii) any equity or debt issuance, Incurrence or offering, any disposition or acquisition or any investment transaction by the Issuer or any of its Restricted Subsidiaries (or any acquisition of or investment in any business, assets or property that will be contributed to the Issuer or any of its Restricted Subsidiaries as part of the same or a related transaction) permitted by this Indenture;

(d)    pay franchise and excise taxes and other fees, taxes and expenses in connection with any ownership of the Issuer or any of its Subsidiaries or required to maintain their organizational existences;

(e)    finance, or to make payments to any other direct or indirect parent of the Issuer to finance, any Investment that, if consummated by the Issuer or any Restricted Subsidiary, would be a Permitted Investment; provided that (i) such Restricted Payment is made substantially concurrently with the closing of such Investment and (ii) promptly following the closing thereof, such direct or indirect parent of the Issuer causes (x) all property acquired (whether assets or Equity Interests) to be contributed to the Issuer or any Restricted Subsidiary or (y) the merger, consolidation or amalgamation (to the extent permitted by Article IV) of the Person formed or acquired into the Issuer or any Restricted Subsidiary in order to consummate such acquisition or Investment, in each case, in accordance with the requirements of Section 3.10; and

(f)    pay make-whole or dividend equivalent payments to holders of vested stock options or to holders of stock options at or around the time of vesting or exercise of such options to reflect dividends previously paid in respect of Equity Interests of the Issuer or any direct or indirect parent.

(xiv)    the payment of cash dividends or other distributions on the Issuer’s Capital Stock used to, or the making of loans to any direct or indirect parent of the Issuer to, fund the payment of fees and expenses owed by the Issuer or any direct or indirect parent or Restricted Subsidiary of the Issuer, as the case may be, to Affiliates, in each case to the extent permitted by Section 3.8;

(xv)    (i) repurchases of Equity Interests deemed to occur upon exercise of stock options, warrants or similar equity incentive awards if such Equity Interests represent a portion of the exercise price of such options, warrants or similar equity incentive awards, (ii) payments made or expected to be made by the Issuer or any Restricted Subsidiary in respect of taxes payable or expected to be payable by any future, present or former director, officer, employee, manager, consultant, agent or independent contractor of the Issuer or any direct or indirect parent of the Issuer or any Subsidiary of the Issuer (or their respective Affiliates, estates or immediate family members) in connection with the exercise of stock options or the grant, vesting or delivery of Equity Interests and (iii) loans or advances to officers, directors, employees, managers, consultants, agents and independent contractors of the Issuer or any direct or indirect parent of the Issuer or any Subsidiary of the Issuer in connection with such Person’s purchase of Equity Interests of the Issuer or any direct or indirect parent of the Issuer; provided that no cash is actually advanced pursuant to this clause (iii) other than to pay taxes due in connection with such purchase, unless immediately repaid;

(xvi)    purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(xvii)    payments or distributions to satisfy dissenters’ rights, pursuant to or in connection with a consolidation, merger, amalgamation or transfer of assets that complies with the provisions of this Indenture;

(xviii)    the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(xix)    the payment of cash in lieu of the issuance of fractional shares of Equity Interests in connection with any merger, consolidation, amalgamation or other business combination, or in connection with any dividend, distribution or split of, or upon exercise, conversion or exchange of Equity Interests, warrants, options or other securities exercisable or convertible into, Equity Interests of the Issuer or any direct or indirect parent of the Issuer;

(xx)    Investments in Unrestricted Subsidiaries in an aggregate amount, taken together with all other Investments made pursuant to this clause (xx) that are at the time outstanding not to exceed the greater of (x) $75.0 million and (y) 15.0% of Four Quarter EBITDA; and

(xxi)    any Restricted Payment; provided that on a Pro Forma Basis after giving effect to such Restricted Payment and any related transactions the Consolidated Total Net Debt Ratio would be equal to or less than 3.75 to 1.00;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under Section 3.4(b)(x) and Section 3.4(b)(xxi), no Event of Default shall have occurred and be continuing or would occur as a consequence thereof. For purposes of clauses (xii), (xiii) and (xv) of Section 3.4(b), taxes and Related Taxes shall include all interest and penalties with respect thereto and all additions thereto.

(c)    As of the Issue Date, all of the Issuer’s Subsidiaries are Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to Section 3.14. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the covenants set forth in this Indenture.

(d)    For purposes of this Section 3.4, if any Investment or Restricted Payment (or a portion thereof) would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Issuer may divide and classify such Investment or Restricted Payment (or a portion thereof) in any manner that complies with this Section 3.4 and may later divide and reclassify any such Investment or Restricted Payment to the extent the Investment or Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.

(e)    Notwithstanding any other provision of this Indenture, this Indenture shall not restrict any redemption or other payment by the Issuer or any Restricted Subsidiary made as a mandatory principal redemption or other payment in respect of Subordinated Indebtedness pursuant to an “AHYDO saver” provision of any agreement or instrument in respect of Subordinated Indebtedness, and the Issuer’s determination in good faith of the amount of any such “AHYDO saver” mandatory principal redemption or other payment shall be conclusive and binding for all purposes under this Indenture.

SECTION 3.5 Liens.

(a)    The Issuer will not, and will not permit any Guarantor to, directly or indirectly, create, Incur or suffer to exist any Lien securing Indebtedness (other than Permitted Liens) on any asset or property of the Issuer or such Guarantor, unless (1) in the case of Liens securing Subordinated Indebtedness, the Notes and any applicable Guarantee are secured by a Lien on such property or assets and the proceeds thereof that is senior in priority to such Liens; or (2) in all other cases, the Notes and the applicable Guarantee are secured by a Lien on such property or assets and the proceeds thereof equally and ratably with or prior to such Liens.

(b)    Any Lien which is granted to secure the Notes or such Guarantee under Section 3.5(a) shall be automatically and unconditionally released and discharged at the same time as the release of the Lien (other than a release following enforcement of remedies in respect of such Lien or the Obligations secured by such Lien) that gave rise to the obligation to secure the Notes or such Guarantee under Section 3.5(a).

(c)    With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference, the Related Costs Incurred or payable in connection therewith and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

SECTION 3.6 Dividend and Other Payment Restrictions Affecting Subsidiaries. The Issuer will not, and will not permit any of its Restricted Subsidiaries (other than the Guarantors) to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary (other than the Guarantors) to:

(a)    (i) pay dividends or make any other distributions to the Issuer or any Guarantor on its Capital Stock; or (ii) pay any Indebtedness owed to the Issuer or any Guarantor;

(b)    make loans or advances to the Issuer or any Guarantor; or

(c)    sell, lease or transfer any of its properties or assets to the Issuer or any Guarantor;

except in each case for such encumbrances or restrictions existing under or by reason of:

(i)    contractual encumbrances or restrictions of the Issuer or any of its Restricted Subsidiaries in effect on the Issue Date, including pursuant to the Senior Credit Agreement and the other documents relating to the Senior Credit Agreement, related Swap Contracts and Indebtedness permitted pursuant to Section 3.3(b)(iii);

(ii)    this Indenture, the Initial Notes and the Guarantees thereof;

(iii)    applicable law or any applicable rule, regulation or order;

(iv)    any agreement or other instrument of a Person acquired by or merged, amalgamated or consolidated with or into the Issuer or any Restricted Subsidiary or an Unrestricted Subsidiary that is designated a Restricted Subsidiary which was in existence at the time of such acquisition (or at the time it merges, amalgamates or consolidates with or into the Issuer or any Restricted Subsidiary or is designated a Restricted Subsidiary) or assumed in connection with the acquisition of assets from such Person (but, in each case, not created in contemplation thereof); provided that for purposes of this clause (iv), if a Person other than the Issuer or such Restricted Subsidiary is the Successor Company with respect thereto, any Subsidiary of such Person, or any agreement or instrument of such

Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Issuer or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

(v)    customary encumbrances or restrictions contained in contracts or agreements for the sale of assets applicable to such assets pending consummation of such sale, including customary restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of Capital Stock or assets of such Restricted Subsidiary;

(vi)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(vii)    customary provisions in (x) joint venture agreements entered into in the ordinary course of business with respect to the Equity Interests subject to the joint venture and (y) operating or other similar agreements, asset sale agreements and stock sale agreements entered into in connection with the entering into of such transaction, which limitation is applicable only to the assets that are the subject of those agreements;

(viii)    purchase money obligations for property acquired and Capitalized Lease Obligations entered into in the ordinary course of business, to the extent such obligations impose restrictions of the nature discussed in Section 3.6(c) on the property so acquired;

(ix)    customary provisions contained in leases, sub-leases, licenses, sublicenses, contracts and other similar agreements entered into in the ordinary course of business to the extent such obligations impose restrictions on the property subject to such lease, sub-lease, license, sublicense, contract or other similar agreement;

(x)    any encumbrance or restriction effected in connection with a Qualified Receivables Financing that, in the good faith determination of the Issuer, are necessary or advisable to effect such Qualified Receivables Financing;

(xi)    other Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or any Restricted Subsidiary of the Issuer that is Incurred subsequent to the Issue Date pursuant to Section 3.3; provided that (i) such encumbrances and restrictions contained in any agreement or instrument will not materially impair the Issuer’s ability to make anticipated principal or interest payments on the Notes (as determined by the Issuer in good faith) or (ii) such encumbrances and restrictions contained in any agreement or instrument taken as a whole are not materially less favorable to the Holders than the encumbrances and restrictions contained in this Indenture or the Senior Credit Agreement (as determined by the Issuer in good faith);

(xii)    any encumbrance or restriction contained in Secured Indebtedness otherwise permitted to be Incurred pursuant to Section 3.3 and Section 3.5 to the extent limiting the right of the debtor to dispose of the assets securing such Indebtedness;

(xiii)    any encumbrance or restriction arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that, individually or in the aggregate, (x) do not detract from the value of the property or assets of the Issuer or any Restricted Subsidiary in any manner material to the Issuer or any Restricted Subsidiary or (y) do not materially impair the Issuer’s ability to make future principal or interest payments on the Notes, in each case under this clause (xiii), as determined by the Issuer in good faith;

(xiv)    customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to the applicable joint venture;

(xv)    existing under, by reason of or with respect to Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing that Refinancing Indebtedness are, in the good faith judgment of the Issuer, not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being Refinanced; and

(xvi)    any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) of this Section 3.6 imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xv) of this Section 3.6; provided that such encumbrances and restrictions contained in any such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing are, in the good faith judgment of the Issuer, not materially more restrictive, taken as a whole, than the encumbrances and restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 3.6, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary of the Issuer to other Indebtedness Incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

SECTION 3.7 Asset Sales.

(a)    The Issuer will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless:

(i)    the Issuer or any of its Restricted Subsidiaries, as the case may be, receives consideration (including by way of relief from, or by any other person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Sale at least equal to the Fair Market Value (on the date a legally binding commitment for such Asset Sale was entered into) of the assets sold or otherwise disposed of; and

(ii)    except in the case of a Permitted Asset Swap, at least 75.0% of the consideration therefor, together with all other Asset Sales since the Issue Date (on a cumulative basis), received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents or Replacement Assets; provided, however, that the amount of:

(1)    any liabilities (as shown on the Issuer’s most recent consolidated balance sheet or in the footnotes thereto, or if incurred, accrued or increased subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Issuer’s consolidated balance sheet or in the footnotes thereto if such incurrence, accrual or increase had taken place on or prior to the date of such balance sheet, as determined by the Issuer) of the Issuer or any Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes or the Guarantees or that are assumed by the transferee of any such assets or Equity Interests (or are otherwise extinguished in connection with the transactions relating to such Asset Sale) pursuant to a written agreement that releases or indemnifies the Issuer or such Restricted Subsidiary from such liabilities;

(2)    any notes or other obligations or other securities or assets received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days of the receipt thereof; and

(3)    any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed the greater of (x) $75.0 million and (y) 15.0% of Four Quarter EBITDA, at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured on the date a legally binding commitment for such disposition (or, if later, for the payment of such item) was entered into and without giving effect to subsequent changes in value);

shall each be deemed to be Cash Equivalents for the purposes of this clause (ii).

(b)    Within 365 days after the Issuer’s or any Restricted Subsidiary’s receipt of the Net Cash Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary may apply an amount equal to the Net Cash Proceeds from such Asset Sale, at its option:

(i)    to reduce Obligations under the Senior Credit Agreement and, in the case of revolving loans, to correspondingly reduce commitments with respect thereto;

(ii)    to reduce Obligations under Indebtedness (other than Subordinated Indebtedness) that is secured by a Lien, which Lien is permitted by this Indenture and, in the case of revolving loans, to correspondingly reduce commitments with respect thereto;

(iii)    to reduce Obligations under (x) Pari Passu Indebtedness of the Issuer or the Guarantors (provided that if the Issuer or any Guarantor shall so reduce such Obligations under Pari Passu Indebtedness other than the Notes, the Issuer will (A) equally and ratably reduce Obligations under the Notes as provided in Article V or through open-market purchases (to the extent such purchases are at or above 100.0% of the principal amount thereof) or (B) make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase at a purchase price equal to no less than 100.0% of the principal amount thereof, plus accrued and unpaid interest, if any, the principal amount of Notes that would be redeemed under clause (A) above) or (y) Indebtedness of a Non-Guarantor Subsidiary, in each case, other than Indebtedness owed to the Issuer or another Restricted Subsidiary (and, in the case of revolving loans, to correspondingly reduce commitments with respect thereto);

(iv)    to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), assets (other than working capital assets), or property or capital expenditures, in each case used or useful in a Similar Business;

(v)    to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), properties (other than working capital assets) or assets (other than working capital assets) that replace the businesses, properties and/or assets that are the subject of such Asset Sale; or

(vi)    any combination of the foregoing;

provided that (x) the Issuer and its Restricted Subsidiaries will be deemed to have applied the Net Cash Proceeds pursuant to the provisions described in clauses (iv) and (v) of this Section 3.7(b) if and to the extent that, within 365 days after the receipt of the Net Cash Proceeds of an Asset Sale, the Issuer or a Restricted Subsidiary, as applicable, has entered into and not abandoned or rejected a binding agreement to make an investment pursuant to the provision described in clause (iv) and (v) of this Section 3.7(b), and that investment is thereafter completed within 545 days following receipt of such Net Cash Proceeds and (y) the Issuer or any Restricted Subsidiary may elect to make an investment pursuant to clauses (iv) or (v) of this Section 3.7(b) prior to receiving Net Cash Proceeds attributable to any given Asset Sale (provided that such investment shall be made no earlier than the earliest of notice to the Trustee of the relevant Asset Sale, execution of a definitive agreement for the relevant Asset Sale, and consummation of the relevant Asset Sale) and deem the amount so invested to be applied pursuant to and in accordance with either or both of such clauses with respect to such Asset Sale.

(c)    Notwithstanding the foregoing, to the extent that repatriation to the United States of any or all of the Net Cash Proceeds of any Asset Sales by a Foreign Subsidiary (x) is prohibited or delayed by applicable local law or (y) would have a material adverse tax consequence (taking into account any foreign tax credit or other net benefit actually realized in connection with such repatriation that would not otherwise be realized), as determined by the Issuer in its sole discretion, the portion of such Net Cash Proceeds so affected will not be required to be applied in compliance with this Section 3.7, and such amounts may be retained by the applicable Foreign Subsidiary; provided that clause (x) of this Section 3.7(c) shall apply to such amounts for so long, but only for so long, as the applicable local law will not permit repatriation to the United States (the Issuer hereby agreeing to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to take all actions reasonably required by the applicable local law, applicable organizational impediments or other impediment to permit such repatriation), and if such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local law and is not subject to clause (y) of this Section 3.7(c), then such repatriation will be promptly effected and such repatriated Net Cash Proceeds will be applied (net of additional taxes payable or reserved against as a result thereof) in compliance with this Section 3.7. The time periods set forth in this Section 3.7 shall not start until such time as the Net Cash Proceeds may be repatriated (whether or not such repatriation actually occurs).

(d)    Pending the final application of any such amount of Net Cash Proceeds, the Issuer or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest or utilize such Net Cash Proceeds in any manner not prohibited by this Indenture. Any amount of the Net Cash Proceeds from any Asset Sale that is not invested or applied as provided and within the time period set forth in Section 3.7(b) will be deemed to constitute “Excess Proceeds”; provided that any amount of proceeds offered to Holders pursuant to Section 3.7(b)(iii)(x) or pursuant to an Asset Sale Offer made at any time after the Asset Sale shall be deemed to have been applied as required and shall not be deemed to be Excess Proceeds without regard to the extent to which such offer is accepted by the Holders. When the aggregate amount of Excess Proceeds exceeds $50.0 million, the Issuer shall make an offer (an “Asset Sale Offer”) to all Holders of Notes and, if required by the terms of any Pari Passu Indebtedness, to all holders of such Pari Passu Indebtedness, to purchase the maximum principal amount of such Notes and Pari Passu Indebtedness, as appropriate, on a pro rata basis, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100.0% of the principal amount thereof (or in the event such Pari Passu Indebtedness was issued with original issue discount, 100.0% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or such lesser price, if any, as may be provided by the terms of such Pari Passu Indebtedness), to (but not including) the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture and the agreement governing such Pari Passu Indebtedness. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within 10 Business Days after the date that Excess Proceeds exceed $50.0 million by transmitting electronically or by mailing to the Holders the notice required pursuant to the terms of this Indenture, with a copy to the Trustee or otherwise in accordance with the procedures of DTC. The Issuer may satisfy the foregoing obligations with respect to such Net Cash Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Cash Proceeds at any time prior to the expiration of the application period or by electing to make an Asset Sale Offer with respect to such Net Cash Proceeds before the aggregate amount of Excess Proceeds exceeds $50.0 million.

(e)    To the extent that the aggregate amount of Notes and any other Pari Passu Indebtedness tendered or otherwise surrendered in connection with an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and Pari Passu Indebtedness tendered or otherwise surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and the Issuer or its agent shall select such Pari Passu Indebtedness to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. To the extent the Excess Proceeds exceed the outstanding aggregate principal amount of the Notes (and, if required by the terms thereof, all Pari Passu Indebtedness), the Issuer need only make an Asset Sale Offer up to the outstanding aggregate principal amount of Notes (and any such Pari Passu Indebtedness), and any additional Excess Proceeds shall not be subject to this Section 3.7 and shall be permitted to be used for any purpose in the Issuer’s discretion.

(f)    The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the purchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by virtue thereof.

(g)    The provisions under this Indenture relating to the Issuer’s obligation to make an offer to purchase the Notes as a result of an Asset Sale, including the definition of “Asset Sale,” may be waived or modified at any time (including after Net Cash Proceeds have been received) with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

(h)    If more Notes are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, selection of such Notes for purchase will be made in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed (to the extent the Trustee knows of such listing) or if such Notes are not listed, on a pro rata basis (with adjustments so that only Notes in denominations of the Minimum Denomination or integral multiples of $1,000 in excess thereof shall be purchased), by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that the selection of Notes for purchase shall not result in a Noteholder with a principal amount of Notes less than the Minimum Denomination. No Note will be repurchased in part if less than the Minimum Denomination of such Note would be left outstanding.

(i)    Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, or sent electronically, at least 10 but not more than 60 days before the purchase date to each Holder of Notes at such Holder’s registered address or otherwise in accordance with DTC procedures, except that such notice may be delivered more than 60 days prior to the purchase date if such purchase is delayed because the receipt by the Issuer of the relevant Net Cash Proceeds has been delayed, in which case the purchase date shall be the date on which the Net Cash Proceeds are received. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased.

(j)    A new Note in principal amount equal to the unpurchased portion of any Note purchased in part will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the purchase date, unless the Issuer defaults in payment of the purchase price, interest shall cease to accrue on Notes or portions thereof purchased.

(k)    Notwithstanding the foregoing, Asset Sales that are necessary or advisable (as determined by the Issuer in good faith) in order to consummate any acquisition of any Person, business or assets or any Investment or are of non-core assets acquired in connection with any acquisition of any Person, business or assets or any Investment, shall not be subject to the requirements set forth in Section 3.7(a)(i) and Section 3.7(a)(ii).

SECTION 3.8 Transactions with Affiliates.

(a)    The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer involving aggregate consideration in excess of $20.0 million (each of the foregoing, an “Affiliate Transaction”), unless:

(i)    such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(ii)    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, the Issuer delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Issuer or any direct or indirect parent of the Issuer, approving such Affiliate Transaction, together with an Officer’s Certificate certifying such resolution.

(b)    For purposes of Section 3.8(a), any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in Section 3.8(a) if such Affiliate Transaction is approved by a majority of the Disinterested Directors.

(c)    The provisions of Section 3.8(a) will not apply to the following:

(i)    (a) transactions between or among the Issuer and/or any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and (b) any merger, amalgamation or consolidation of the Issuer and any direct or indirect parent of the Issuer, provided that such parent entity shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer or another parent of the Issuer and such merger, amalgamation or consolidation is otherwise in compliance with the terms of this Indenture;

(ii)    (a) Restricted Payments permitted by this Indenture (including any transaction specifically excluded from the definition of the term “Restricted Payments,” including pursuant to the exceptions contained in the definition thereof and the parenthetical exclusions of such definition) and (b) Permitted Investments;

(iii)    transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 3.8(a)(i);

(iv)    payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to future, present or former employees, officers, directors, managers, consultants or independent contractors of the Issuer or any Subsidiary (or of any direct or indirect parent of the Issuer) or guarantees in respect thereof for bona fide business purposes or in the ordinary course of business;

(v)    any agreement or arrangement as in effect as of the Issue Date or as thereafter amended, supplemented or replaced (to the extent such amendment, supplement or replacement agreement is not materially more disadvantageous to the Holders, in the good faith judgment of the Issuer, when taken as a whole as compared to the original agreement as in effect on the Issue Date) or any transaction or payments contemplated thereby;

(vi)    the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of any stockholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date or similar transactions, arrangements or agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, arrangement or agreement or under any similar transaction, arrangement or agreement entered into after the Issue Date shall only be permitted by this clause (vi) to the extent that the terms of any such existing transaction, arrangement or agreement, together with all amendments thereto, taken as a whole, or new transaction, arrangement or agreement are not otherwise more disadvantageous to the Holders in any material respect, in the good faith judgment of the Issuer, when taken as a whole as compared with the original transaction, arrangement or agreement as in effect on the Issue Date;

(vii)    transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Indenture, which are fair to the Issuer and its Restricted Subsidiaries (as reasonably determined by the Issuer) or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party (as reasonably determined by the Issuer);

(viii)    any transaction effected as part of a Qualified Receivables Financing;

(ix)    the sale, issuance or transfer of Equity Interests (other than Disqualified Stock) of the Issuer;

(x)    any contribution to the capital of the Issuer (other than Disqualified Stock) or any investments by a direct or indirect parent of the Issuer in Equity Interests (other than Disqualified Stock) of the Issuer (and payment of reasonable out-of-pocket expenses Incurred by a direct or indirect parent of the Issuer in connection therewith);

(xi)    any transaction with a Person (other than an Unrestricted Subsidiary) that would constitute an Affiliate Transaction solely because the Issuer or a Restricted Subsidiary owns an Equity Interest in or otherwise controls such Person; provided that, no Affiliate of the Issuer or any of its Subsidiaries other than the Issuer or a Restricted Subsidiary shall have a beneficial interest or otherwise participate in such Person;

(xii)    transactions between the Issuer or any of its Restricted Subsidiaries and any Person that would constitute an Affiliate Transaction solely because such Person is a director or such Person has a director which is also a director of the Issuer or any direct or indirect parent of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such direct or indirect parent of the Issuer, as the case may be, on any matter involving such other Person;

(xiii)    the entering into of any tax sharing agreement or arrangement;

(xiv)    transactions to effect the Transactions and the payment of all transaction, underwriting, commitment and other fees and expenses related to the Transactions;

(xv)    pledges of Equity Interests of Unrestricted Subsidiaries;

(xvi)    the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer or of a direct or indirect parent of the Issuer or of a Restricted Subsidiary, as appropriate, in good faith;

(xvii)    (i) any employment, consulting, service or termination agreement, or customary reimbursement and indemnification arrangements, entered into by the Issuer or any of its Restricted Subsidiaries with current, former or future officers, directors, employees, managers, consultants and independent contractors of the Issuer or any of its Subsidiaries (or of any direct or indirect parent of the Issuer to the extent such agreements or arrangements are in respect of services performed for the Issuer or any of Subsidiaries), (ii) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current, former or future officers, directors, employees, managers, consultants and independent contractors of the Issuer or any of its Subsidiaries or of any direct or indirect parent of the Issuer and (iii) any payment of compensation or other employee compensation, benefit plan or arrangement, or any health, disability or similar insurance plan which covers current, former or future officers, directors, employees, managers, consultants and independent contractors of the Issuer or any of its Subsidiaries or any direct or indirect parent of the Issuer (including amounts paid pursuant to any management equity plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, stock option or similar plans and any successor plan thereto and any supplemental executive retirement benefit plans or arrangements), in each case, in the ordinary course of business or as otherwise approved in good faith by the Board of Directors of the Issuer or of a Restricted Subsidiary or a direct or indirect parent of the Issuer, as appropriate;

(xviii)    investments by Affiliates in Indebtedness or Equity Interests of the Issuer or any of its Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by any direct or indirect parent of the Issuer in connection therewith), so long as non-Affiliates were also offered the opportunity to invest in such Indebtedness or Equity Interests, and transactions with Affiliates solely in their capacity as holders of Indebtedness or Equity Interests of the Issuer or any of its Subsidiaries, to the extent such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;

(xix)    the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of their obligations under the terms of, any customary registration rights agreement to which they are a party or become a party in the future;

(xx)    transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;

(xxi)    any lease entered into between the Issuer or any Restricted Subsidiary and any Affiliate of the Issuer in the ordinary course of business; and

(xxii)    intellectual property licenses in the ordinary course of business.

SECTION 3.9 Change of Control.

(a)    Upon the occurrence of a Change of Control with respect to any series of Notes, each Holder of such Notes of such series will have the right to require the Issuer to purchase all or any part of such Holder’s Notes of such series at a purchase price in cash (the “Change of Control Payment”) equal to 101.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the date of purchase (subject to the right of Holders of record of each applicable series on the relevant record date to receive interest due on the relevant Interest Payment Date falling prior to or on the purchase date), except to the extent the Issuer has previously elected to redeem all of the Notes of such series pursuant to Article V.

(b)    Prior to or within 30 days following any Change of Control, except to the extent that the Issuer has exercised its right to redeem all of the Notes of the applicable series pursuant to Article V, the Issuer shall deliver a notice (a “Change of Control Offer”) to each Holder of the applicable series with a copy to the Trustee or otherwise in accordance with the procedures of DTC, describing:

(i)    that a Change of Control has occurred or may occur and that such Holder has, or upon such occurrence will have, the right to require the Issuer to purchase such Holder’s Notes of such series at a purchase price in cash equal to 101.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date falling prior to or on the purchase date);

(ii)    the transaction or transactions that constitute or are expected to constitute such Change of Control;

(iii)    the purchase date (which shall be no earlier than 10 days nor later than 60 days from the date such notice is given, except that such notice may be given more than 60 days prior to the purchase date if the purchase date is delayed as provided in Section 3.9(b)(ix)) (the “Change of Control Payment Date”);

(iv)    that any Note not properly tendered will remain outstanding and continue to accrue interest;

(v)    that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(vi)    that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(vii)    that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the Paying Agent receives, not later than the expiration time of the Change of Control Offer, a facsimile or electronic transmission, or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(viii)    that if the Issuer is purchasing less than all of the Notes, the Holders of the remaining Notes will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to the Minimum Denomination or an integral multiple of $1,000 in excess thereof;

(ix)    if such notice is delivered prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control and that the Change of Control Payment Date may, in the Issuer’s discretion, be delayed until such time as the Change of Control has occurred; and

(x)    the other instructions determined by the Issuer, consistent with this Section 3.9, that a Holder must follow in order to have its Notes purchased.

(c)    Notwithstanding the foregoing provisions of this Section 3.9, the Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(d)    A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control.

(e)    If Holders of not less than 90.0% in aggregate principal amount of the outstanding Notes of any series validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer pursuant to this Section 3.9, purchases all of the Notes of such series validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer, to redeem all Notes of such series that remain outstanding following such purchase at a price in cash equal to 101.0% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of the redemption.

(f)    The Issuer will comply, to the extent applicable, with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 3.9. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 3.9, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 3.9 by virtue of such compliance.

(g)    On the Change of Control Payment Date, the Issuer will, to the extent permitted by law:

(i)    accept for payment all Notes issued by the Issuer or portions thereof validly tendered pursuant to the Change of Control Offer;

(ii)    deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(iii)    deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

(h)    The provisions of this Indenture relating to the Issuer’s obligation to make an offer to purchase the Notes as a result of a Change of Control, including the definition of “Change of Control,” may be waived or modified at any time with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

SECTION 3.10 Additional Guarantors.

(a)    If, after the Issue Date, (x) (1) any Restricted Subsidiary (including any newly formed, newly acquired or newly redesignated Restricted Subsidiary, but excluding any Receivables Subsidiary) that is not then a Guarantor enters in to any guarantee of or otherwise Incurs any Indebtedness under the Existing Credit Agreement or (2) any Restricted Subsidiary that is a Domestic Subsidiary (including any newly formed, newly acquired or newly redesignated Restricted Subsidiary, but excluding any Receivables Subsidiary) that is not then a Guarantor enters into any guarantee of or otherwise Incurs any Indebtedness under any other Senior Credit Agreement or guarantees any capital markets Indebtedness of the Issuer or any of its Restricted Subsidiaries, in each case, with an aggregate principal amount in excess of $100.0 million (“Certain Capital Markets Debt”) or (y) the Issuer otherwise elects to have any Restricted Subsidiary become a Guarantor, then, in each such case, the Issuer shall cause such Restricted Subsidiary, (in the case of clause (x)) within 25 Business Days of the date that such Indebtedness has been guaranteed, to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary shall become a Guarantor under this Indenture governing the Notes providing for a Guarantee by such Restricted Subsidiary that (in the case of clause (x)) ranks pari passu (on an unsecured basis) with such Indebtedness or such guarantee of such Indebtedness under the Senior Credit Agreement or such Certain Capital Markets Debt so Incurred or provided by such Restricted Subsidiary. A form of supplemental indenture for such purpose is attached as Exhibit D hereto.

(b)    Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

(c)    Each Guarantee shall be released upon the terms and in accordance with the provisions of Article X.

SECTION 3.11 [Reserved].

SECTION 3.12 Compliance Certificate; Statement by Officers as to Default. The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year of the Issuer ending after the Issue Date, an Officer’s Certificate to the effect that to the best knowledge of the signer thereof on behalf of the Issuer, the Issuer is or is not in default in the performance and observance of any of the terms, provisions and conditions of this Indenture (without regard to any period of grace or requirement of notice provided hereunder) and, if the Issuer (through its own action or omission or through the action or omission of any Guarantor as applicable) shall be in default, specifying all such defaults and the nature and status thereof of which such signer may have knowledge.

So long as any of the Notes are outstanding, the Issuer shall deliver to the Trustee, within 30 days upon any Officer becoming aware of any Default or Event of Default (unless such Default or Event of Default has been cured or waived within such 30 day period), an Officer’s Certificate specifying such Default or Event of Default and what action the Issuer is taking or proposes to take with respect thereto.

SECTION 3.13 [Reserved].

SECTION 3.14 Designation of Restricted and Unrestricted Subsidiaries.

(a)    The Board of Directors of the Issuer or any direct or indirect parent of the Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary of the Issuer but excluding the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have any Indebtedness pursuant to which the lender or investor has recourse to any of the assets of the Issuer or any of its Restricted Subsidiaries; provided, further, however, that either:

(i)    the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(ii)    if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 3.4.

(b)    The Board of Directors of the Issuer or any direct or indirect parent of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation and any related transactions:

(x)    (1)    the Issuer could Incur $1.00 of additional Indebtedness as Ratio Debt; or

(2)    the Fixed Charge Coverage Ratio would be equal to or greater than such ratio immediately prior to such designation; and

(y)    no Event of Default shall have occurred and be continuing.

(c)    Any such designation by the Board of Directors of the Issuer or any direct or indirect parent of the Issuer shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Issuer or any direct or indirect parent of the Issuer giving effect to such designation and an Officer’s Certificate certifying that such designation complied with this Section 3.14.

SECTION 3.15 Covenant Suspension.

(a)    If on any date following the Issue Date (i) the Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Guarantees will be automatically and unconditionally released and discharged and the Issuer and its Restricted Subsidiaries will not be subject to the covenants or provisions contained in Section 3.3, Section 3.4, Section 3.6, Section 3.7, Section 3.8, Section 3.10, Section 4.1(a)(iv), Section 4.1(a)(v) and Section 4.1(b) (collectively, the “Suspended Covenants”).

(b)    In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time pursuant to Section 3.15(a), and on any subsequent date (the “Reversion Date”) the Issuer obtains actual knowledge that one or both of the Rating Agencies has withdrawn their Investment Grade Rating or downgraded the rating assigned to the Notes below an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events. The period of time between the occurrence of a Covenant Suspension Event and the Reversion Date is referred to in this Indenture as the “Suspension Period.”

(c)    Upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Cash Proceeds shall be reset at zero.

(d)    With respect to Restricted Payments made after the Reversion Date, the amount of Restricted Payments made will be calculated as though Section 3.4 had been in effect prior to, but not during, the Suspension Period; provided that no Subsidiaries may be designated as Unrestricted Subsidiaries during the Suspension Period, unless such designation would have complied with Section 3.4 as if Section 3.4 were in effect during such period. All Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified to have been Incurred or issued pursuant to Section 3.3(b)(iii). In addition, for purposes of Section 3.8, all agreements and arrangements entered into by the Issuer and any Restricted Subsidiary with an Affiliate of the Issuer during the Suspension Period prior to such Reversion Date will be deemed to have been entered into on or prior to the Issue Date and for purposes of Section 3.6, all contracts entered into during the Suspension Period prior to such Reversion Date that contain any of the restrictions contemplated by Section 3.6 will be deemed to have been existing on the Issue Date.

(e)    During the Suspension Period, any reference in the definitions of “Permitted Liens” and “Unrestricted Subsidiary” to Section 3.3 or any provision thereof shall be construed as if Section 3.3 were in effect during the Suspension Period.

(f)    Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of any actions taken by the Issuer or any Subsidiary (including for the avoidance of doubt any failure to comply with the Suspended Covenants) or other events that occurred during any Suspension Period (or upon termination of the Suspension Period or after that time arising out of events that occurred or actions taken during the Suspension Period) and the Issuer and any Subsidiary will be permitted, without causing a Default or Event of Default or breach of any kind under this Indenture, to honor, comply with or otherwise perform any contractual commitments or obligations entered into during a Suspension Period following a Reversion Date and to consummate the transactions contemplated thereby.

(g)    The Trustee will have no obligation to (i) independently determine or verify if such events have occurred, (ii) make any determination regarding the impact of actions taken during the Suspension Period on the Issuer and its Subsidiaries’ future compliance with their covenants or (iii) notify the Holders of any Covenant Suspension Event or Reversion Date. The Issuer should give the Trustee written notice of any Covenant Suspension Event not later than five Business Days after such Covenant Suspension Event has occurred, but failure to so notify the Trustee shall not invalidate any Covenant Suspension Event and shall not constitute a Default or Event of Default by the Issuer. In the absence of such notice, the Trustee may assume the Suspended Covenants apply and are in full force and effect. The Issuer should give the Trustee written notice of any occurrence of a Reversion Date not later than five Business Days after such Reversion Date, but failure to so notify the Trustee shall not invalidate the occurrence of the Reversion Date and shall not constitute a Default or Event of Default by the Issuer. After any such notice of the occurrence of a Reversion Date, the Trustee shall assume the Suspended Covenants apply and are in full force and effect.

ARTICLE IV

Merger; Consolidation or Sale of Assets

SECTION 4.1 When the Issuer May Merge or Otherwise Dispose of Assets.

(a)    The Issuer may not consolidate, merge or amalgamate with or into or wind up into (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to any Person unless:

(i)    the Issuer is the surviving Person or the Person formed by or surviving any such consolidation, merger, amalgamation or winding up (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Issuer or such Person, as the case may be, being herein called the “Successor Company”);

(ii)    the Successor Company (if other than the Issuer) expressly assumes all the obligations of the Issuer under this Indenture and the Notes pursuant to supplemental indentures or other documents or instruments;

(iii)    immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Event of Default shall have occurred and be continuing;

(iv)    immediately after giving Pro Forma Effect to such transaction and any related transactions, either:

(1)    the Issuer (or, if applicable, the Successor Company) would be permitted to Incur at least $1.00 of additional Indebtedness as Ratio Debt; or

(2)    the Fixed Charge Coverage Ratio for the Issuer (or the Successor Company, if applicable) and its Restricted Subsidiaries would be equal to or greater than such ratio for the Issuer (or the Successor Company, if applicable) and its Restricted Subsidiaries immediately prior to giving Pro Forma Effect to such transaction and any related transactions;

(v)    if the Successor Company is other than the Issuer, each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under this Indenture and the Notes; and

(vi)    the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or disposition complies with the provisions described in this Section 4.1(a); provided that (x) in giving such opinion such counsel may rely on an Officer’s Certificate as to compliance with the foregoing clauses (iii) and (iv) of this Section 4.1(a) and as to matters of fact, and (y) no Opinion of Counsel will be required for a transaction described in the second sentence of the immediately following paragraph.

The Successor Company will succeed to, and be substituted for, the Issuer under this Indenture and the Notes, and the Issuer will automatically be released and discharged from its obligations under this Indenture and the Notes. Notwithstanding the foregoing clauses (iii) and (iv) of this Section 4.1(a), (a) the Issuer or any Guarantor may consolidate or amalgamate with, merge into or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to the Issuer or any Guarantor, (b) the Issuer may merge, consolidate or amalgamate with an Affiliate of the Issuer incorporated or organized solely for the purpose of reincorporating or reorganizing the Issuer in another state of the United States, the District of Columbia or any territory of the United States to the extent the principal amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby (unless such increase is permitted by this Indenture), (c) the Issuer may convert (including by way of merger, consolidation or amalgamation) into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of a jurisdiction in the United States, (d) the Issuer or Guarantor may change its name and (e) any Restricted Subsidiary may merge, amalgamate or consolidate into the Issuer. Any Investment expressly permitted under the definition of “Permitted Investments” or otherwise pursuant to Section 3.4 may be structured as a merger, amalgamation or consolidation.

(b)    Subject to Section 10.2, each Guarantor will not, and the Issuer will not permit any Guarantor to, consolidate, merge or amalgamate with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless such consolidation, merger, amalgamation, winding up, sale, assignment, transfer, lease, conveyance or other disposition is made in compliance with Section 3.7 or does not constitute an Asset Sale (other than pursuant to clause (b) of the definition of “Asset Sale”), or unless:

(A)    such Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, merger, amalgamation or winding up (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”);

(B)    the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under this Indenture and such Guarantor’s Guarantee pursuant to a supplemental indenture or other documents or instruments; and

(C)    the Successor Guarantor (if other than such Guarantor) shall have delivered or caused to be delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or disposition complies with the provisions described in this Section 4.1(b); provided that (x) in giving such opinion such counsel may rely on an Officer’s Certificate as to matters of fact, and (y) no Opinion of Counsel will be required for a transaction described in the second sentence of the immediately following paragraph.

Subject to Article X, the Successor Guarantor will succeed to, and be substituted for, such Guarantor under this Indenture and such Guarantor’s Guarantee, and such Guarantor will automatically be released and discharged from its obligations under this Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing provisions of this Section 4.1(b), (1) a Guarantor may merge, consolidate or amalgamate with an Affiliate of the Issuer incorporated or organized solely for the purpose of reincorporating or reorganizing such Guarantor in another state of the United States, the District of Columbia or any territory of the United States, to the extent the principal amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby (unless such increase is permitted by this Indenture), (2) a Guarantor may consolidate, merge or amalgamate with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties and assets to, another Guarantor or the Issuer, (3) a Guarantor may convert (including by way of merger, consolidation or amalgamation) into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor or the laws of a jurisdiction in the United States, (4) a Guarantor may change its name and (5) any Restricted Subsidiary may merge, amalgamate or consolidate into any Guarantor; provided, in the case of this clause (5), that the surviving Person is or becomes a Guarantor upon consummation of such merger, amalgamation or consolidation.

(c)    For purposes of Section 4.1, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Issuer, which properties and assets, if held by the Issuer instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer.

ARTICLE V

Redemption of Notes

SECTION 5.1 Applicability of Article. Notes of or within any series that are redeemable in whole or in part before their Stated Maturity shall be redeemable in accordance with their terms and (except as otherwise specified for Notes of any series in the applicable Notes Supplemental Indenture, as contemplated by Section 2.4) in accordance with this Article V.

SECTION 5.2 Right of Redemption.

(a)    Notes of any series may be redeemed, in whole at any time, or in part from time to time, subject to the conditions and at the Redemption Prices set forth in Paragraph 6 of the applicable Notes Supplemental Indenture, which are hereby incorporated by reference and made a part of this Indenture, together with accrued and unpaid interest to (but not including) the applicable redemption date.

(b)    In connection with any redemption of Notes (including with the net cash proceeds of an Equity Offering), any such redemption or notice thereof may, at the Issuer’s discretion, be subject to the satisfaction (or waiver by the Issuer in its sole discretion) of one or more conditions precedent, including, but not limited to, consummation of any related Equity Offering or Change of Control. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice may state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been (or, in the Issuer’s sole determination, may not be) satisfied (or waived by the Issuer in its sole discretion) by the redemption date, or by the redemption date so delayed.

SECTION 5.3 Election to Redeem; Notice to Trustee of Optional and Mandatory Redemptions.

(a)    If the Issuer elects to redeem Notes pursuant to Section 5.2, the Issuer should furnish to the Trustee, at least three Business Days for Global Notes and 10 calendar days for Physical Notes before notice of redemption is required to be sent or caused to be sent to Holders pursuant to Section 5.4, an Officer’s Certificate setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of the Notes to be redeemed and (iv) the Redemption Price, but failure to so notify the Trustee shall not invalidate any notice given in accordance with Section 5.4, and shall not constitute a Default or Event of Default by the Issuer. The Issuer may also include a request in such Officer’s Certificate that the Trustee give the notice of redemption in the Issuer’s name and at its expense and setting forth the information to be stated in such notice as provided in Section 5.4. The Issuer shall deliver to the Trustee such documentation and records as shall enable the Trustee to select the Notes to be redeemed pursuant to this Section 5.3.

(b)    Unless otherwise specified for Notes of any series in the applicable Notes Supplemental Indenture, as contemplated by Section 2.4, if less than all of the Notes are to be redeemed at any time, the Trustee shall select Notes for redemption in compliance with the requirements of the depository and the principal national securities exchange, if any, on which such Notes are listed (so long as the Trustee knows of such listing), or if such Notes are not so listed, in accordance with the applicable procedures of the depository on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements) in integral multiples of $1,000; provided, that the selection of Notes for redemption shall not result in a Holder with a principal amount of Notes less than the Minimum Denomination. If any Note is to be purchased or redeemed in part only, the notice of purchase or redemption relating to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the applicable Redemption Date, interest will cease to accrue on Notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the principal of and premium, if any, plus accrued and unpaid interest, if any, on the Notes to be redeemed.

(c)    The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed.

(d)    For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to redemption of Notes shall relate, in the case of any Note redeemed or to be redeemed only in part, to the portion of the principal amount of such Note which has been or is to be redeemed.

SECTION 5.4 Notice of Redemption. Unless otherwise specified for Notes of any series in the applicable Notes Supplemental Indenture, as contemplated by Section 2.4, the Issuer shall give or cause to be given in accordance with the procedures of the Depositary a notice of redemption to each Holder whose Notes are to be redeemed not less than 10 nor more than 60 days prior to a date fixed for redemption (a “Redemption Date”). At the Issuer’s written request delivered at least 15 days (or such shorter period as shall be reasonably satisfactory to the Trustee) prior to the Redemption Date, the Trustee may give notice of redemption in the Issuer’s name and at the Issuer’s expense; provided, however, that redemption notices may be given more than 60 days prior to a Redemption Date, but not more than a year, prior to such event, if the notice is issued in connection with Article VIII, or if the redemption date is delayed as provided for in Section 5.2(b).

All notices of redemption shall be prepared by the Issuer and shall state:

(a)    the Redemption Date,

(b)    the Redemption Price and the amount of accrued interest to, but excluding, the Redemption Date payable as provided in Section 5.6, if any,

(c)    if less than all outstanding Notes are to be redeemed, the identification of the particular Notes (or portion thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption,

(d)    in case any Note is to be redeemed in part only, the notice which relates to such Note shall state that on and after the Redemption Date, upon surrender of such Note, the Holder shall receive, without charge, a new Note or Notes of authorized denominations for the principal amount thereof remaining unredeemed,

(e)    that on the Redemption Date, the Redemption Price (and accrued interest to, but excluding, the Redemption Date payable as provided in Section 5.6, if any) shall become due and payable upon each such Note, or the portion thereof, to be redeemed, and, unless the Issuer defaults in making the redemption payment, that interest on Notes called for redemption (or the portion thereof) shall cease to accrue on and after said date,

(f)    the place or places where such Notes are to be surrendered for payment of the Redemption Price and accrued interest, if any,

(g)    the name and address of the Paying Agent,

(h)    that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price,

(i)    the CUSIP number, and that no representation is made as to the accuracy or correctness of the CUSIP number, if any, listed in such notice or printed on the Notes, and

(j)    the Section of this Indenture pursuant to which the Notes are to be redeemed.

SECTION 5.5 Deposit of Redemption Price. Prior to 12:00 p.m. New York City time, on any Redemption Date, the Issuer shall deposit with the Trustee or with a Paying Agent (or, if the Issuer is acting as its own Paying Agent, segregate and hold in trust as provided in Section 2.18) an amount of money sufficient to pay the Redemption Price of, and accrued interest on, all the Notes which are to be redeemed on that date.

SECTION 5.6 Notes Payable on Redemption Date. Notice of redemption having been given as aforesaid, the Notes so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price therein specified (together with accrued interest, if any, to, but excluding, the Redemption Date), and from and after such date (unless the Issuer shall default in the payment of the Redemption Price and accrued interest, if any, to, but excluding, the Redemption Date) such Notes shall cease to bear interest. Upon surrender of any such Note for redemption in accordance with said notice, such Note shall be paid by the Issuer at the Redemption Price, together with accrued interest, if any, to, but excluding, the Redemption Date (subject to the rights of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date).

If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal (and premium, if any) shall, until paid, bear interest from the Redemption Date at the rate borne by the Notes.

If a Redemption Date is on or after a Regular Record Date and on or before the related Interest Payment Date, the accrued and unpaid interest, if any, shall be paid to the Person in whose name the Note is registered at the close of business on such Regular Record Date, and no further interest shall be payable to Holders whose Notes shall be subject to redemption by the Issuer.

SECTION 5.7 Notes Redeemed in Part. Any Note which is to be redeemed only in part (pursuant to the provisions of this Article) shall be surrendered at the office or agency of the Issuer maintained for such purpose pursuant to Section 2.8 (with, if the Issuer so requires due endorsement by, or a written instrument of transfer in form satisfactory to the Issuer duly executed by, the Holder thereof or such Holder’s attorney duly authorized in writing), and the Issuer shall execute, and the Trustee upon receipt of an Authentication Order shall authenticate and make available for delivery to the Holder of such Note at the expense of the Issuer, a new Note or Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered; provided that each such new Note shall be in the Minimum Denomination and integral multiples of $1,000 in excess thereof.

SECTION 5.8 Offer to Repurchase. In the event that, pursuant to Section 3.7, the Issuer is required to commence an offer to all Holders to purchase the Notes, including an Asset Sale Offer (an “Offer to Repurchase”), it shall follow the procedures specified below.

(a)    The Offer to Repurchase shall remain open for the period provided for in Section 3.7(h) (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer shall apply all Excess Proceeds or Net Cash Proceeds, as applicable (the “Offer Amount”), to the purchase of Notes and such Pari Passu Indebtedness, if any (in each instance, on a pro rata basis, if applicable) or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Offer to Repurchase. Payment for any Notes so purchased shall be made pursuant to Section 3.1.

(b)    If the Purchase Date is on or after a Regular Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, shall be paid to the Person in whose name a Note is registered at the close of business on such Regular Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Offer to Repurchase.

(c)    Upon the commencement of an Offer to Repurchase, the Issuer shall send electronically, or mail by first class mail, a notice to the Trustee and each of the Holders. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Repurchase. The notice, which shall govern the terms of the Offer to Repurchase, shall state:

(i)    that the Offer to Repurchase is being made pursuant to this Section 5.8 and Section 3.7, and the length of time the Offer to Repurchase shall remain open;

(ii)    the Offer Amount, the purchase price and the Purchase Date;

(iii)    that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv)    that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Offer to Repurchase shall cease to accrue interest after the Purchase Date;

(v)    that Holders electing to have a Note purchased pursuant to an Offer to Repurchase may elect to have Notes purchased in the Minimum Denomination or an integral multiple of $1,000 in excess thereof only;

(vi)    that Holders electing to have Notes purchased pursuant to any Offer to Repurchase shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Issuer, a Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least three Business Days before the Purchase Date;

(vii)    that Holders shall be entitled to withdraw their election if the Issuer or the Paying Agent, as the case may be, receives, not later than on the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased;

(viii)    that, if the aggregate principal amount of Notes and, if applicable, Pari Passu Indebtedness, if any, surrendered by Holders thereof exceeds the Offer Amount, the Trustee shall select the Notes and, if applicable, the Issuer shall select such Pari Passu Indebtedness to be purchased or prepaid, on a pro rata basis based on the principal amount of Notes and Pari Passu Indebtedness, if any, surrendered (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in the Minimum Denomination, or integral multiples of $1,000 in excess thereof, shall be purchased); and

(ix)    that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

(d)    On or before the Purchase Date, the Issuer shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Offer to Repurchase, or if less than the Offer Amount has been tendered, all Notes tendered, and the Issuer shall deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Issuer in accordance with the terms of this Section 5.8. The Issuer or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon written request from the Issuer, shall authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer shall publicly announce the results of the Offer to Repurchase on the Purchase Date.

ARTICLE VI

Defaults and Remedies

SECTION 6.1 Events of Default. Each of the following is an Event of Default:

(i)    a default in any payment of interest on any Note when due continued for 30 days;

(ii)    a default in the payment of principal or premium, if any, of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon acceleration or otherwise;

(iii)    the failure by the Issuer or any of its Restricted Subsidiaries to comply for 60 days after receipt of the written notice referred to below with any of its obligations, covenants or agreements (other than a default pursuant to clause (i) or clause (ii) of this Section 6.1) contained in the Notes or this Indenture; provided that in the case of a failure to comply with Section 3.2, such period of continuance of such default or breach shall be 90 days after written notice described in this clause (iii) has been given;

(iv)    the failure by the Issuer or any Restricted Subsidiary to pay the principal amount of any Indebtedness for borrowed money (other than Indebtedness for borrowed money owing to the Issuer or a Restricted Subsidiary of the Issuer) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid at final maturity or accelerated exceeds $75.0 million or its foreign currency equivalent;

(v)    the Issuer or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(1)    commences a voluntary case;

(2)    consents to the entry of an order for relief against it in any voluntary case;

(3)    consents to the appointment of a Custodian of it or for any substantial part of its property; or

(4)    makes a general assignment for the benefit of its creditors;

or takes any comparable action under any foreign laws relating to insolvency;

(vi)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1)    is for relief against the Issuer or any Significant Subsidiary in an involuntary case;

(2)    appoints a Custodian of the Issuer or any Significant Subsidiary or for any substantial part of its property; or

(3)    orders the winding up or liquidation of the Issuer or any Significant Subsidiary;

or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days;

(vii)    failure by the Issuer or any Significant Subsidiary to pay final and non-appealable judgments aggregating in excess of $75.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent insurance companies), which judgments are not discharged, waived or stayed for a period of 60 days after such judgment becomes final and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed; or

(viii)    the Guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof or of this Indenture), or any Guarantor that is a Significant Subsidiary denies in writing that it has any further liability under its Guarantee or gives written notice to such effect, other than by reason of the termination or discharge of this Indenture or the release of any such Guarantee in accordance with this Indenture, and such Default continues for 10 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under Section 6.1(iii) will not constitute an Event of Default until the Trustee or the Holders of at least 25.0% in principal amount of outstanding Notes (which contain such defaults, or such other percentage of principal of outstanding Notes containing such default as specified for Notes of any series in the applicable Notes Supplemental Indenture) notify in writing the Issuer of the default and such default is not cured within the times specified in Section 6.1(iii) after receipt of such notice.

The Trustee shall not be charged with knowledge of any Default or Event of Default with respect to the Notes unless a written notice of such Default or Event of Default shall have been given to a Responsible Officer of the Trustee by the Issuer or any Holder of Notes.

SECTION 6.2 Acceleration. If an Event of Default (other than an Event of Default specified in clause (v) or (vi) of Section 6.1 with respect to the Issuer) occurs and is continuing, unless otherwise specified for Notes of any series in the applicable Notes Supplemental Indenture, as contemplated by Section 2.4, the Trustee or the Holders of at least 25.0% in principal amount of outstanding Notes (which contain such defaults) by written notice to the Issuer (and if given by the Holders, the Trustee) may declare the principal of, premium, if any, and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default arising from Section 6.1(v) or Section 6.1(vi), with respect to the Issuer, occurs, unless otherwise specified for Notes of any series in the applicable Notes Supplemental Indenture, as contemplated by Section 2.4, the principal of, premium, if any, and interest on all the Notes (which contain such defaults) will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

SECTION 6.3 Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of or interest on the Notes (which contain such defaults) or to enforce the performance of any provision of the Notes, this Indenture (including sums owed to the Trustee and its agents and counsel) and the Guarantees.

The Trustee may maintain a proceeding even if it does not possess any of the Notes (which contain such defaults) or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

SECTION 6.4 Waiver of Past Defaults. The Holders of a majority in aggregate principal amount of the then outstanding Notes (which contain such defaults) by notice to the Trustee may, on behalf of the Holders of all of the Notes (which contain such defaults), waive, rescind or cancel any declaration of an existing or past Default or Event of Default and its consequences under this Indenture if such waiver, rescission or cancellation would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of interest on, or the principal of, the applicable Notes (other than such nonpayment of principal or interest that has become due as a result of such acceleration). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

In the event of any Event of Default arising from Section 6.1(iv), such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if prior to 20 days after such Event of Default arose, the Issuer delivers an Officer’s

Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has otherwise been cured.

SECTION 6.5 Control by Majority. The Holders of a majority in principal amount of outstanding Notes (which contain the applicable default) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under this Indenture, the Trustee will be entitled to security or indemnification satisfactory to the Trustee in its sole discretion against all losses, liabilities and expenses that may be caused by taking or not taking such action.

SECTION 6.6 Limitation on Suits. In case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have provided the Trustee with indemnity or security satisfactory to it against any loss, liability or expense. Except to institute suit for the enforcement of payment of principal and interest on any Note of such Holder or after the respective Stated Maturity for such principal or interest payment dates for such interest expressed in such Note, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(i)    such Holder (which holds Notes containing such default) has previously given the Trustee written notice that an Event of Default is continuing;

(ii)    Holders of at least 25.0% of the aggregate principal amount of the outstanding Notes (which contain such defaults, or such other percentage of principal of outstanding Notes containing such default as specified for Notes of any series in the applicable Notes Supplemental Indenture) have requested in writing that the Trustee pursue the remedy;

(iii)    such Holders have offered the Trustee security or indemnity reasonably satisfactory to it in respect of any loss, liability or expense;

(iv)    the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(v)    the Holders of a majority in principal amount of the outstanding Notes (which contain such default) have not given the Trustee a written direction inconsistent with such request within such 60-day period.

SECTION 6.7 [Reserved].

SECTION 6.8 Collection Suit by Trustee. If an Event of Default specified in Section 6.1(i) or (ii) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.6.

SECTION 6.9 Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer, its Subsidiaries or their respective creditors or properties and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders (pursuant to the written direction of Holders of a majority in principal amount of the then outstanding Notes) in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 7.6. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan or reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in such proceeding.

SECTION 6.10 Priorities. The Trustee shall pay out any money or property received by it in the following order:

First: to the Trustee for amounts due under Section 7.6;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

Third: to the Issuer or, to the extent the Trustee receives any amount for any Guarantor, to such Guarantor as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10. At least 15 days before such record date, the Issuer (or the Trustee) shall send to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee or a suit by Holders of more than 10.0% in outstanding principal amount of the Notes.

ARTICLE VII

Trustee

SECTION 7.1 Duties of Trustee.

(a)    If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs; provided that if an Event of Default occurs and is continuing, the Trustee shall not be under any obligation to exercise any of the rights or powers under this Indenture, the Notes and the Guarantees at the request or direction of any of the Holders unless such Holders have offered the Trustee indemnity, security or prefunding satisfactory to the Trustee in its sole discretion against any loss, liability or expense it may incur.

(b)    Except during the continuance of an Event of Default of which a Responsible Officer has actual knowledge, the Trustee:

(i)    undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)    in the absence of gross negligence or bad faith on its part, may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee under this Indenture, the Notes and the Guarantees, as applicable. However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of this Indenture, the Notes and the Guarantees as the case may be (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c)    The Trustee shall not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i)    this Section 7.1(c) does not limit the effect of Section 7.1(b);

(ii)    the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer or Responsible Officers unless it is proved in a final non-appealable decision of a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)    the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5.

(d)    The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.

(e)    Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(f)    No provision of this Indenture, the Notes or the Guarantees shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or indemnity satisfactory to it against such risk or liability is not reasonably assured to it.

(g)    Every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.1.

(h)    The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security, prefunding or indemnity satisfactory to it against the costs, expenses (including reasonable attorneys’ fees and expenses) and liabilities that might be incurred by it in compliance with such request or direction.

SECTION 7.2 Rights of Trustee.

(a)    The Trustee may conclusively rely and shall be protected in acting upon any resolution, certificate, statement, instrument, opinion, notice, request, direction, consent, order, bond or any other paper or document believed by it to be genuine and to have been signed or presented by the proper Person or Persons. The Trustee need not investigate any fact or matter stated in such document.

(b)    Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officer’s Certificate or Opinion of Counsel.

(c)    The Trustee may act through its attorneys, custodians, nominees and agents and shall not be responsible for the misconduct or negligence of or for the supervision of any agent, custodians, nominees or attorney appointed with due care.

(d)    The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers, provided that such conduct does not constitute willful misconduct or negligence as determined in a final non-appealable decision of a court of competent jurisdiction.

(e)    The Trustee may consult with counsel of its selection, and the advice or Opinion of Counsel with respect to legal matters relating to this Indenture, the Notes and the Guarantees shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder or under the Notes and the Guarantees in good faith and in accordance with the advice or opinion of such counsel.

(f)    The Trustee shall not be bound to make any investigation into any statement, warranty or representation, or the facts or matters stated in any resolution, certificate, statement, instrument, opinion, notice, request, direction, consent, order, bond or other paper or document made or in connection with this Indenture; moreover, the Trustee shall not be bound to make any investigation into (i) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (ii) the occurrence of any default, or the validity, enforceability, effectiveness or genuineness of this Indenture or any other agreement, instrument or document, or (iii) the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(g)    [Reserved].

(h)    In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)    The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(j)    The Trustee may request that the Issuer deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture.

(k)    The Trustee shall not have any duty (i) to see to any recording, filing, or depositing of this Indenture or any agreement referred to herein, or to see to the maintenance of any such recording or filing or depositing or to any rerecording, re-filing or redepositing of any thereof or (ii) to see to any insurance.

(l)    The permissive rights of the Trustee enumerated in this Indenture shall not be construed as a duty.

SECTION 7.3 Individual Rights of Trustee.

(a)    Each of the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer, the Guarantors or their Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Note Registrar, co-registrar or co-Paying Agent may do the same with like rights. However, the Trustee must comply with Section 7.9.

(b)    In addition, the Trustee shall be permitted to engage in transactions with the Issuer; provided, however, that if the Trustee acquires any conflicting interest the Trustee must (i) eliminate such conflict within 90 days of acquiring such conflicting interest, (ii) apply to the SEC for permission to continue acting as Trustee or (iii) resign.

(c)    To the extent permitted by applicable law, the Trustee shall not be deemed to have a conflicting interest by virtue of being a trustee under this Indenture with respect to Initial Notes and Additional Notes, or a trustee under any other indenture between the Issuer and the Trustee.

SECTION 7.4 Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes or the Guarantees, it shall not be accountable for the Issuer’s use of the Notes or the proceeds from the Notes, and it shall not be responsible for any statement of the Issuer in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication or for the use or application of any funds received by any Paying Agent other than the Trustee.

SECTION 7.5 Notice of Defaults. If a Default occurs and is continuing and a Responsible Officer of the Trustee has received written notice thereof, the Trustee shall deliver to each Holder notice of the Default within 90 days after it is known to the Trustee. Except in the case of a Default in the payment of principal of, or premium (if any) or interest on, any Note, the Trustee may withhold notice if and to the extent the Trustee in good faith determines that withholding notice is in the interests of the Holders of the Notes.

SECTION 7.6 Compensation and Indemnity. The Issuer shall pay to the Trustee from time to time such compensation for their services as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including, but not limited to, costs of collection, costs of preparing and reviewing reports, certificates and other documents, costs of preparation and mailing of notices to Holders and reasonable costs of counsel, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Issuer shall indemnify the Trustee or any predecessor Trustee in each of its capacities hereunder (including Paying Agent and Note Registrar), and each of their officers, directors, employees, counsel and agents, against any and all loss, liability or expense (including, but not limited to, reasonable attorneys’ fees and expenses) incurred by it in connection with the administration of this trust and the performance of their duties hereunder and under the Notes and the Guarantees, including the costs and expenses of enforcing this Indenture (including this Section 7.6), the Notes and the Guarantees and of defending itself against any claims (whether asserted by any Holder, the Issuer or otherwise). The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity, provided that failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend such claim and the Trustee may have separate counsel and the Issuer shall pay the reasonable fees and expenses of such counsel. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee as a result of its own willful misconduct, negligence or bad faith.

To secure the Issuer’s payment obligations in this Section 7.6, the Trustee shall have a lien prior to the Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Notes. The right of the Trustee to receive payment of any amounts due under this Section 7.6 shall not be subordinate to any other liability or indebtedness of the Issuer.

The Issuer’s obligations pursuant to this Section 7.6 and any lien arising hereunder shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee. When the Trustee incurs expenses after the occurrence of a Default specified in Section 6.1(v) or (vi) with respect to the Issuer, the expenses are intended to constitute expenses of administration under any Bankruptcy Law.

Pursuant to Section 10.1, the obligations of the Issuer hereunder are jointly and severally guaranteed by the Guarantors.

SECTION 7.7 Replacement of Trustee. The Trustee may resign at any time upon at least 30 days’ notice by so notifying the Issuer in writing. The Holders of a majority in principal amount of the Notes may remove the Trustee by so notifying the Issuer and the Trustee in writing and may appoint a successor Trustee. The Issuer shall remove the Trustee if:

(i)    the Trustee fails to comply with Section 7.9;

(ii)    the Trustee is adjudged bankrupt or insolvent;

(iii)    a receiver or other public officer takes charge of the Trustee or its property; or

(iv)    the Trustee otherwise becomes incapable of acting.

If the Trustee resigns or is removed by the Issuer or by the Holders of a majority in principal amount of the Notes and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the “retiring Trustee”), the Issuer shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall send a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.6. All costs reasonably incurred in connection with any such resignation or removal hereunder shall be borne by the Issuer.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee at the expense of the Issuer or the Holders of at least 10.0% in principal amount of the Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.9, unless the Trustee’s duty to resign is stayed, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section 7.7, the Issuer’s obligations under Section 7.6 shall continue for the benefit of the retiring Trustee.

SECTION 7.8 Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have.

SECTION 7.9 Eligibility; Disqualification. The Trustee shall have a combined capital and surplus of at least $50 million as set forth in its most recent filed annual report of condition.

SECTION 7.10 Limitation on Duty of Trustee. The Trustee shall not have any duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture, the Notes and the Guarantees by the Issuer, the Guarantors or any other Person.

SECTION 7.11 [Reserved].

SECTION 7.12 [Reserved].

ARTICLE VIII

Discharge of Indenture; Defeasance

SECTION 8.1 Discharge of Liability on Securities; Defeasance. This Indenture and all the Notes will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Notes and certain rights of the Trustee and the Issuer’s obligations with respect thereto, as expressly provided for in this Indenture) when:

(a)    either (i) all the Notes theretofore authenticated and delivered (except Notes which have been replaced or paid pursuant to Section 2.9 and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (ii) all of the Notes not previously delivered to the Trustee for cancellation (a) have become due and payable, (b) will become due and payable at their Stated Maturity within one year or (c) have been called for redemption or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee money or U.S. Government Obligations in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit (in the case of Notes that have become due and payable), redemption or their Stated Maturity, as the case may be;

(b)    the Issuer and/or the Guarantors have paid all other sums then due and payable under this Indenture; and

(c)    the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (a) and (b)).

The Notes of any applicable series will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Notes of such series and certain rights of the Trustee and the Issuer’s obligations with respect thereto, as expressly provided for in this Indenture) when:

(a)    either (i) all the Notes of such series theretofore authenticated and delivered (other than Notes pursuant to Section 2.9 which have been replaced or paid and Notes of such series for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (ii) all of the Notes of such series not previously delivered to the Trustee for cancellation (a) have become due and payable, (b) will become due and payable at their Stated Maturity within one year or (c) have been called for redemption or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee money or U.S. Government Obligations in an amount sufficient to pay and discharge the entire Indebtedness on the Notes of such series not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes of such series to the date of deposit (in the case of Notes that have become due and payable), redemption or their Stated Maturity, as the case may be; and

(b)    the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of the applicable series of Notes have been complied with; provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clause (a)).

Subject to Sections 8.1(c) and 8.2, the Issuer at any time may terminate (i) all of the Issuer’s obligations under the Notes and this Indenture and have each Guarantor’s obligation discharged with respect to its Guarantee and cure any then-existing Events of Default (“legal defeasance option”) or (ii) its obligations under Article III (other than Section 3.1) and the operation of Section 4.1 (other than Sections 4.1(a)(i) and 4.1(a)(ii)) and Sections 6.1(iii) (with respect to any Default under Article III (other than Section 3.1)), 6.1(iv), 6.1(v) (with respect to Significant Subsidiaries of the Issuer only), 6.1(vi) (with respect to Significant Subsidiaries of the Issuer only), 6.1(vii) and 6.1(viii) (“covenant defeasance option”). The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. In the event that the Issuer terminates all of its obligations under the Notes and this Indenture (with respect to such Notes) by exercising its legal defeasance option or its covenant defeasance option, the obligations of each Guarantor under its Guarantee of such Notes shall be terminated simultaneously with the termination of such obligations.

If the Issuer exercises its legal defeasance option, payment of the Notes so defeased may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the Notes so defeased may not be accelerated because of an Event of Default specified in Section 6.1(iii) (with respect to any Default by the Issuer or any of its Restricted Subsidiaries with any of its obligations under Article III other than Section 3.1), 6.1(iv), 6.1(v) (with respect to Significant Subsidiaries of the Issuer only), 6.1(vi) (with respect to Significant Subsidiaries of the Issuer only), 6.1(vii) or 6.1(viii).

Upon satisfaction of the conditions set forth herein and upon request of the Issuer, the Trustee shall acknowledge in writing the discharge of those obligations that the Issuer terminates.

(c)    Notwithstanding clauses (a) and (b) above, the Issuer’s obligations in Sections 2.8, 2.9, 2.15, 2.16, 2.18, 2.19, 7.6, 7.7 and in this Article VIII shall survive until the Notes have been paid in full. Thereafter, the Issuer’s obligations in Sections 7.6, 8.5 and 8.6 shall survive such satisfaction and discharge.

SECTION 8.2 Conditions to Defeasance.

(a)    The Issuer may exercise its legal defeasance option or its covenant defeasance option only if:

(i)    the Issuer irrevocably deposits in trust with the Trustee money or U.S. Government Obligations (sufficient in the opinion of a nationally recognized certified public accounting firm) for the payment of principal, premium (if any) and interest on the applicable issue of Notes to redemption or maturity, as the case may be (provided that if such redemption is pursuant to Section 6(b) of the applicable Notes Supplemental Indenture, (x) the amount of money or U.S. Government Obligations that the Issuer must irrevocably deposit or cause to be deposited shall be determined using an assumed Applicable Premium for the applicable series of Notes calculated as of the date of such deposit, as calculated by the Issuer in good faith, and (y) the Issuer must irrevocably deposit or cause to be deposited additional money in trust on the Redemption Date, as required by Section 5.5, as necessary to pay the Applicable Premium for the Notes as determined as of the date of the applicable redemption notice);

(ii)    the Issuer delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment shall provide cash at such times and in such amounts as shall be sufficient to pay principal, premium, if any, and interest when due on all the Notes to maturity or redemption, as the case may be;

(iii)    91 days pass after the deposit is made and during the 91-day period no Default specified in Section 6.1(v) or Section 6.1(vi) with respect to the Issuer occurs which is continuing at the end of the period;

(iv)    the deposit does not constitute a default under any other agreement binding on the Issuer;

(v)    the Issuer delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment advisor under the Investment Company Act of 1940;

(vi)    in the case of the legal defeasance option, the Issuer shall have delivered to the Trustee an Opinion of Counsel stating that (1) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling, or (2) since the date of this Indenture there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the beneficial owners of the Notes shall not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

(vii)    in the case of the covenant defeasance option, the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that the beneficial owners of the Notes shall not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance and shall be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; and

(viii)    the Issuer delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes to be so defeased and discharged as contemplated by this Article VIII have been complied with.

Notwithstanding the foregoing, the Opinion of Counsel required by Sections 8.2(a)(vi) and (vii) need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within the same calendar year or (z) have been called for redemption within the same calendar year.

Before or after a deposit, the Issuer may make arrangements satisfactory to the Trustee for the redemption of such Notes at a future date in accordance with Article V.

SECTION 8.3 Application of Trust Money. The Trustee shall hold in trust money or U.S. Government Obligations deposited with it pursuant to this Article VIII. It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes.

SECTION 8.4 Repayment to the Issuer. Anything herein to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon Company Order any money or U.S. Government Obligations held by it as provided in this Article VIII which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof which would then be required to be deposited to effect legal defeasance or covenant defeasance, as applicable; provided that the Trustee shall not be required to liquidate any U.S. Government Obligations in order to comply with the provisions of this Section 8.4.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Issuer any money held by them for the payment of principal of or interest on the Notes that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Issuer for payment as general creditors.

SECTION 8.5 Indemnity for U.S. Government Obligations. The Issuer shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

SECTION 8.6 Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article VIII by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the obligations of the Issuer and each Guarantor under this Indenture, the Notes and the Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to this Article VIII until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article VIII; provided, however, that, if any of the Issuer or the Guarantors has made any payment of interest on or principal of any Notes because of the reinstatement of its obligations, the Issuer or any Guarantor, as the case may be, shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE IX

Amendments

SECTION 9.1 Without Consent of Holders. Notwithstanding Section 9.2 hereof, this Indenture, the Notes and Guarantees may be amended or supplemented by the Issuer, any Guarantor (with respect to its Guarantee of the Notes) and the Trustee without notice to or consent of any Holder:

(i)    to cure any ambiguity, omission, mistake, defect or inconsistency;

(ii)    to conform the text of this Indenture (including any supplemental indenture or other instrument pursuant to which Notes are issued), the Guarantees or the Notes (including any Additional Notes) to the “Description of Notes” in the Offering Memorandum or, with respect to any Additional Notes and any supplemental indenture or other instrument pursuant to which such Additional Notes are issued, to the “Description of Notes” relating to the issuance of such Additional Notes solely to the extent that such “Description of Notes” provides for terms of such Additional Notes that differ from the terms of the Initial Notes, in accordance with Section 2.4;

(iii)    to comply with Article IV;

(iv)    to provide for the assumption by a successor Person of the obligations of the Issuer or any Guarantor under this Indenture and the Notes or Guarantee, as the case may be;

(v)    to provide for uncertificated Notes in addition to or in place of certificated Notes;

(vi)    to add Guarantees with respect to the Notes;

(vii)    to secure the Notes;

(viii)    to confirm and evidence the release, termination or discharge of any Guarantee or Lien with respect to or securing the Notes when such release, termination or discharge is provided for under this Indenture or the Notes;

(ix)    to add to the covenants of the Issuer for the benefit of the Holders or to surrender any right or power herein conferred upon the Issuer or any Guarantor;

(x)    to make any change that does not adversely affect the rights of any Holder in any material respect, as determined in good faith by the Issuer;

(xi)    to comply with any requirement of the SEC in connection with the qualification of this Indenture under the TIA;

(xii)    to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(xiii)    to evidence and provide for the acceptance of appointment by a successor Trustee, provided that the successor Trustee is otherwise qualified and eligible to act as such under the terms of this Indenture; or

(xiv)    to provide for or confirm the issuance of Initial Notes or Additional Notes.

SECTION 9.2 With Consent of Holders.

(a)    This Indenture, the Notes and the Guarantees may be amended or supplemented by the Issuer, any Guarantor (with respect to its Guarantee of the Notes) and the Trustee with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and any existing or past Default or compliance with any provisions of such documents may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding, in each case, other than Notes beneficially owned by the Issuer or its Affiliates (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes); provided that (x) if any such amendment or waiver will only affect one series of Notes (or less than all series of Notes) then outstanding under this Indenture, then only the consent of the Holders of a majority in principal amount of the Notes of such series then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) shall be required, and (y) if any such amendment or waiver by its terms will affect a series of Notes in a manner different and materially adverse relative to the manner such amendment or waiver affects other series of Notes, then the consent of the Holders of a majority in principal amount of the Notes of such series then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) shall be required.

(b)    Notwithstanding the provisions in Section 9.2(a), without the consent of each Holder of an outstanding Note of any series affected (including, for the avoidance of doubt, any Notes held by Affiliates), no amendment, supplement or waiver pursuant to this Indenture may:

(i)    reduce the percentage of the aggregate principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(ii)    reduce the rate of or extend the time for payment of interest on any Note;

(iii)    reduce the principal of or change the Stated Maturity of any Note;

(iv)    waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration;

(v)    reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed pursuant to Section 6 of the applicable Notes Supplemental Indenture;

(vi)    make any Note payable in money other than that stated in such Note;

(vii)    modify the legal right of any Holder of any Note to receive payment of principal of and interest on such Note on or after the respective Stated Maturity for such principal or interest payment dates for such interest expressed in such Note, or to institute suit for the enforcement of any such payment on or after such respective Stated Maturity or interest payment dates; or

(viii)    make any change in the amendment or waiver provisions of this Indenture that require each Holder’s consent, as described in clauses (i) through (vii) above.

(c)    It shall not be necessary for the consent of the Holders under this Section 9.2 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

(d)    After an amendment under this Section 9.2 becomes effective, the Issuer shall send to the Holders of Notes affected thereby a notice briefly describing such amendment. The failure of the Issuer to send such notice, or any defect therein, shall not in any way impair or affect the validity of an amendment under this Section 9.2.

SECTION 9.3 Effect of Consents and Waivers. A consent to an amendment or a waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note. After an amendment or waiver becomes effective, it shall bind every Holder unless it makes a change described in clauses (i) through (viii) of Section 9.2(b), in which case the amendment or waiver or other action shall bind each Holder who has consented to it and every subsequent Holder that evidences the same debt as the consenting Holder’s Notes. An amendment or waiver made pursuant to Section 9.2 shall become effective upon receipt by the Trustee of the requisite number of written consents.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to take any such action, whether or not such Persons continue to be Holders after such record date.

SECTION 9.4 Notation on or Exchange of Notes. If an amendment changes the terms of a Note, the Trustee may require the Holder of such Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder. Alternatively, if the Issuer or the Trustee so determines, the Issuer in exchange for the

Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment.

SECTION 9.5 Trustee to Sign Amendments. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment, supplement or waiver does not, in the sole determination of the Trustee, adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing any amendment, supplement or waiver pursuant to this Article IX, the Trustee shall be entitled to receive, and (subject to Sections 7.1 and 7.2) shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel stating that such amendment, supplement or waiver is authorized or permitted by or complies with this Indenture, that all conditions precedent to such amendment required by this Indenture have been complied with and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, subject to customary exceptions. Notwithstanding the foregoing, no Opinion of Counsel will be required for the Trustee to execute any amendment or supplement adding a new Guarantor under this Indenture. For the avoidance of doubt, no Officer’s Certificate or Opinion of Counsel shall be required for the execution on the Issue Date of any (x) Notes Supplemental Indenture pursuant to this Section 9.5, (y) supplemental indenture pursuant to Section 4.1(a)(ii) or (z) Guarantor Supplemental Indenture.

ARTICLE X

Guarantees

SECTION 10.1 Guarantees.

(a)    Subject to the provisions of this Article X, each Guarantor hereby jointly and severally, irrevocably, fully and unconditionally guarantees, as guarantor and not as a surety, with each other Guarantor, to each Holder of the Notes, to the extent lawful, and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on the Notes and all other Obligations of the Issuer under this Indenture and the Notes (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Issuer, or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.6) (all the foregoing being hereinafter collectively called the “Guarantor Obligations”). Each Guarantor agrees (to the extent lawful) that the Guarantor Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it shall remain bound under this Article X notwithstanding any extension or renewal of any Guarantor Obligation.

(b)    Each Guarantor waives (to the extent lawful) presentation to, demand of, payment from and protest to the Issuer of any of the Guarantor Obligations and also waives (to the extent lawful) notice of protest for nonpayment. Each Guarantor waives (to the extent lawful) notice of any default under the Notes or the Guarantor Obligations.

(c)    Each Guarantor further agrees that its Guarantee herein constitutes a Guarantee of payment when due (and not a Guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guarantor Obligations.

(d)    Except as set forth in Section 10.2 and Article VIII, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guarantor Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not (to the extent lawful) be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guarantor Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not (to the extent lawful) be discharged or impaired or otherwise affected by (a) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Issuer or any other person under this Indenture, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (d) the release of any security held by any Holder for the Guarantor Obligations or any of them; (e) the failure of any Holder to exercise any right or remedy against any other Guarantor; (f) any change in the ownership of the Issuer; (g) any default, failure or delay, willful or otherwise, in the performance of the Guarantor Obligations; or (h) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

(e)    Each Guarantor agrees that its Guarantee herein shall remain in full force and effect until payment in full of all the Guarantor Obligations or such Guarantor is released from its Guarantee in compliance with Section 4.1, Section 10.2 and Article VIII, as applicable. Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of, premium, if any, or interest on any of the Guarantor Obligations is rescinded or must otherwise be restored by any Holder upon the bankruptcy or reorganization of the Issuer or otherwise.

(f)    In furtherance of the foregoing and not in limitation of any other right which any Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuer to pay any of the Guarantor Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Trustee or the Trustee on behalf of the Holders an amount equal to the sum of (i) the unpaid amount of such Guarantor Obligations then due and owing and (ii) accrued and unpaid interest on such Guarantor Obligations then due and owing (but only to the extent not prohibited by law) (including interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Issuer or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding).

(g)    Each Guarantor further agrees that, as between such Guarantor, on the one hand, and the Holders, on the other hand, (x) the maturity of the Guarantor Obligations guaranteed hereby may be accelerated as provided in this Indenture for the purposes of its

Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guarantor Obligations guaranteed hereby and (y) in the event of any such declaration of acceleration of such Guarantor Obligations, such Guarantor Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantor for the purposes of this Guarantee.

(h)    Each Guarantor also agrees to pay any and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or the Holders in enforcing any rights under this Section 10.1.

(i)    Neither the Issuer nor the Guarantors shall be required to make a notation on the Notes to reflect any Guarantee or any release, termination or discharge thereof and any such notation shall not be a condition to the validity of any Guarantee.

SECTION 10.2 Limitation on Liability; Termination, Release and Discharge.

(a)    Any term or provision of this Indenture to the contrary notwithstanding, the obligations of each Guarantor hereunder shall be limited to the maximum amount as shall, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally.

(b)    A Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and each Guarantor and its obligations under the Guarantee and this Indenture shall be released and discharged upon:

(1)    the sale, exchange, disposition or other transfer (including through merger, consolidation or dissolution) of (x) Capital Stock of such Guarantor, after which the applicable Guarantor is no longer a Restricted Subsidiary, or (y) all or substantially all the assets of such Guarantor, in any case, if such sale, exchange, disposition or other transfer (including through merger, consolidation or dissolution) is not prohibited by this Indenture;

(2)    the Issuer designating such Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth in Section 3.4, Section 3.14 and the definition of “Unrestricted Subsidiary”;

(3)    in the case of any Restricted Subsidiary that after the Issue Date is required to guarantee the Notes pursuant to Section 3.10, the release or discharge of the Guarantee by such Restricted Subsidiary of Indebtedness of the Issuer (or, if such release or discharge occurs substantially concurrently with the release of the Guarantee of such Restricted Subsidiary or will occur as a result of the release of the Guarantee of such Restricted Subsidiary) or the repayment of the Indebtedness, in each case, that resulted in the obligation to guarantee the Notes, except if such release or discharge is by or as a result of payment in connection with the enforcement of remedies under such other guarantee (it being understood that a release or discharge subject to contingent reinstatement is still a release or discharge, and that if any such other guarantee is so reinstated, such Guarantee shall also be reinstated to the extent that such Restricted Subsidiary would then be required to provide a guarantee pursuant to Section 3.10);

(4)    the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under Article VIII or if the Issuer’s obligations under this Indenture are discharged in accordance with the terms of this Indenture;

(5)    the release or discharge of direct obligations of such Guarantor, or the guarantee by such Guarantor of the obligations, under the Existing Credit Agreement (or, if such release or discharge occurs substantially concurrently with the release of the Guarantee of such Guarantor or will occur as a result of the release of the Guarantee of such Guarantor), except a discharge or release by or as a result of payment in connection with the enforcement of remedies under such guarantee (it being understood that a release or discharge subject to contingent reinstatement is still a release or discharge, and that if any such other direct obligation or guarantee is so reinstated, such Guarantee shall also be reinstated to the extent that such Guarantor would then be required to provide a guarantee pursuant to Section 3.10); or

(6)    the Notes having an Investment Grade Rating from both Rating Agencies; provided that each such Guarantee shall be reinstated upon the Reversion Date with respect to each Restricted Subsidiary that would then be required to provide a guarantee pursuant to Section 3.10.

(c)    The Issuer will have the right, upon 10 days’ written notice to the Trustee (or, such shorter period as may be agreed to by the Trustee), to cause any Guarantor that has not guaranteed any Indebtedness under the Senior Credit Agreement or any Certain Capital Markets Debt to be unconditionally released and discharged from all obligations under its Guarantee, and such Guarantee shall thereupon automatically and unconditionally terminate and be discharged and of no further force or effect.

(d)    If any Guarantor is released from its Guarantee, any of its Subsidiaries that are Guarantors shall be released from their Guarantees, if any.

(e)    If the Issuer requests, at its option, confirmation from the Trustee of a release pursuant to Section 10.2(b), the Issuer shall deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction have been complied with.

SECTION 10.3 Right of Contribution. Each Guarantor hereby agrees that to the extent that any such Guarantor shall have paid more than its proportionate share of any payment made on the obligations under its Guarantee, such Guarantor shall be entitled to seek and receive contribution from and against the Issuer or any other Guarantor who has not paid its proportionate share of such payment. The provisions of this Section 10.3 shall in no respect limit the obligations and liabilities of each Guarantor to the Trustee and the Holders, and each Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Guarantor hereunder.

SECTION 10.4 No Subrogation. Notwithstanding any payment or payments made by each Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Trustee or any Holder against the Issuer or any other Guarantor or any collateral security or guarantee or right of offset held by the Trustee or any Holder for the payment of the Guarantor Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Issuer or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Trustee and the Holders by the Issuer on account of the Guarantor Obligations are paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guarantor Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Trustee in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Trustee, if required), to be applied against the Guarantor Obligations.

ARTICLE XI

INTENTIONALLY OMITTED

ARTICLE XII

Miscellaneous

SECTION 12.1 Notices. Notices given by publication shall be deemed given on the first date on which publication is made, and notices given by first-class mail, postage prepaid, shall be deemed given five calendar days after mailing. Any notice or communication shall be in writing and delivered in person, by facsimile or mailed by first-class mail addressed as follows:

if to the Issuer or any Guarantor:

Booz Allen Hamilton Inc.

8283 Greensboro Drive

McLean, Virginia 22102

Facsimile: (703) 902-3335

Attention: Chief Financial Officer

if to the Trustee:

Wilmington Trust, National Association

246 Goose Lane, Suite 105

Guilford, CT 06437

Facsimile No.: (203) 453-1183

Telephone No.: (203) 453-4130

Attention: Booz Allen Hamilton Administrator

The Issuer or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears on the registration books of the Note Registrar and shall be deemed sufficiently given if so mailed within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods. If the party elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding that such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or purchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary for such Note (or its designee) pursuant to the standing instructions from such Depositary.

SECTION 12.2 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee to take or refrain from taking any action under this Indenture (except in connection with the original issuance of Notes on the date hereof), the Issuer shall furnish to the Trustee:

(i)    an Officer’s Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(ii)    an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 12.3 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(i)    a statement that the individual making such certificate or opinion has read such covenant or condition;

(ii)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii)    a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(iv)    a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officer’s Certificate or on certificates of public officials.

SECTION 12.4 Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by, or a meeting of, Holders. The Note Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 12.5 Days Other than Business Days. If a payment date is not a Business Day, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period. If a Regular Record Date is not a Business Day, the Regular Record Date shall not be affected.

SECTION 12.6 Governing Law. This Indenture, the Notes and the Guarantees shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 12.7 Waiver of Jury Trial. EACH OF THE ISSUER, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 12.8 No Recourse Against Others. No manager, managing director, director, officer, employee, incorporator or holder of any equity interests in the Issuer, any Subsidiary, or any direct or indirect parent of the Issuer, as such, will have any liability for any obligations of the Issuer or any Guarantor under the Notes or this Indenture or any Guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 12.9 Successors. All agreements of the Issuer and each Guarantor in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 12.10 Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture. Delivery of an executed counterpart of a signature page to this Indenture by telecopier, facsimile or other electronic transmission (i.e. a “.pdf” or “.tif”) shall be effective as delivery of a manually executed counterpart thereof.

SECTION 12.11 Variable Provisions. The Issuer initially appoints the Trustee as Paying Agent and Note Registrar and Notes Custodian with respect to any Global Notes.

SECTION 12.12 Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 12.13 Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 12.14 USA Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act the Trustee and the Responsible Officers, like all financial institutions and in order to help fight the funding of terrorism and money laundering, are required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account.

SECTION 12.15 Communication by Holders with Other Holders. The rights of Holders to communicate with other Holders with respect to their rights under this Indenture or under the Notes, and the corresponding rights and privileges of the Trustee, shall be as provided by the TIA.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

BOOZ ALLEN HAMILTON INC.

By:	/s/ Lloyd W. Howell, Jr.
Name:	Lloyd W. Howell, Jr.
Title:	Executive Vice President, Chief
Financial Officer and Treasurer

[Signature Page to Indenture]

SUBSIDIARY GUARANTORS:

BOOZ ALLEN HAMILTON ENGINEERING HOLDING CO., LLC

BOOZ ALLEN HAMILTON ENGINEERING SERVICES, LLC

SDI TECHNOLOGY CORPORATION

EGOV HOLDINGS, INC.

AQUILENT, INC.

By:	/s/ Laura S. Adams
Name:	Laura S. Adams
Title:	Treasurer

[Signature Page to Indenture]

WILMINGTON TRUST, NATIONAL
ASSOCIATION, as Trustee

By:	/s/ Joseph P. O’Donnell
Name:	Joseph P. O’Donnell
Title:	Vice President

[Signature Page to Indenture]

EXHIBIT A

Form of Initial Note1

(FACE OF NOTE)

BOOZ ALLEN HAMILTON INC.

[    ]2% Senior Notes due [    ]3

CUSIP No. [    ]4/[    ]5/[    ]6

ISIN No. [            ]7

No.                                  $

Booz Allen Hamilton Inc., a corporation duly organized and existing under the laws of the State of Delaware (and its successors and assigns) (the “Issuer”), promises to pay to             , or its registered assigns, the principal sum of $              ([            ] United States dollars) [(or such lesser or greater amount as shall be outstanding hereunder from time to time in accordance with Sections 2.15 and 2.16, as applicable, of the Indenture referred to on the reverse hereof)]8 (the “Principal Amount”) on [            ], 20[    ].

Interest on the Outstanding Principal Amount will accrue at the rate of [    ]9% per annum and shall be payable semi-annually in arrears on [            ] and [            ] of each year, commencing [            ], 20[    ] (each, an “Interest Payment Date”). [Interest on this Note will accrue from the most recent date to which interest on this Note or any of its Predecessor Notes has been paid or duly provided for or, if no interest has been paid, from the Issue Date.]10 [Interest on this Note will accrue (or will be deemed to have accrued) from the most recent date to which interest on this Note or any of its Predecessor Notes has been paid or duly provided for or, if no such interest has been paid, from             ,             11.]12

[1]	Insert any applicable legends from Article II.
[2]	Insert interest rate.
[3]	Insert year of maturity date.
[4]	Insert for Initial Rule 144A Note only.
[5]	Insert for Initial Regulation S Note only.
[6]	Insert CUSIP for applicable series of Additional Notes.
[7]	Insert ISIN No. for applicable series of Notes.
[8]	Include only if the Note is issued in global form.
[9]	Insert interest rate.
[10]	Include only for Initial Notes.
[11]	Insert applicable date.
[12]	Include only for Additional Notes.

EXHIBIT A

Interest on the Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be the [            ] and [            ] (a “Regular Record Date”), as the case may be, immediately preceding such Interest Payment Date. Any interest on the Notes that is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (“Defaulted Interest”) shall forthwith cease to be payable to the registered Holder on the relevant Regular Record Date by virtue of having been such Holder; and such Defaulted Interest may be paid by the Issuer, at their election, to the Person in whose name the Notes (or one or more Predecessor Notes) are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders not more than 15 days nor less than 10 days prior to such Special Record Date, or at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in Section 2.10 of the Indenture.

[            ].13

Payment of the principal of (and premium, if any) and interest on this Note will be made at the Corporate Trust Office of the Trustee, or such other office or agency of the Issuer maintained for that purpose; provided, however, that at the option of the Issuer, payment of interest may be made by wire transfer of immediately available funds to the account designated to the Issuer by the Person entitled thereto or by check mailed to the address of the Person entitled thereto as such address shall appear in the Note Register.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

[13]	For an Initial Additional Note, add a registration rights provision if any, as may be agreed by the Issuer with respect to additional interest on such Initial Additional Note.

EXHIBIT A

BOOZ ALLEN HAMILTON INC.

By:
Name:
Title:

EXHIBIT A

This is one of the Notes referred to in the within mentioned Indenture.

WILMINGTON TRUST, NATIONAL
ASSOCIATION, as Trustee

Authorized Officer

Dated:

EXHIBIT A

(REVERSE OF NOTE)

This Note is one of the duly authorized issue of [    ]% Senior Notes due [            ] of the Issuer (herein called the “Notes”), issued under an Indenture, dated as of April 25, 2017 (herein called the “Base Indenture,” which term shall have the meaning assigned to it in such instrument), among the Issuer, the Subsidiary Guarantors from time to time parties thereto and Wilmington Trust, National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), as supplemented by the [[            ] Supplemental Indenture, dated as of [            ], 20[    ] (the “[            ] Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Issuer, the Subsidiary Guarantors and the Trustee, and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, any other obligor upon this Note, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The terms of the Notes include those stated in the Indenture and those explicitly made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, as in effect from time to time (the “TIA”). The Notes are subject to all such terms, and Holders are referred to the Indenture and any applicable provision of the TIA for a statement of such terms. To the maximum extent permitted by law, in the case of any conflict between the provisions of this Note and the Indenture, the provisions of the Indenture shall control. Additional Notes may be issued from time to time in one or more series under the Indenture and (except as provided in Section 9.2 of the Indenture) will vote as a class with the Notes and otherwise be treated as Notes for purposes of the Indenture.

All terms used in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

This Note may hereafter be entitled to certain other senior Guarantees made for the benefit of the Holders. Reference is made to Article X of the Indenture for terms relating to such Guarantees, including the release, termination and discharge thereof. Neither the Issuer nor any Subsidiary Guarantor shall be required to make any notation on this Note to reflect any Guarantee or any such release, termination or discharge.

The Notes are redeemable, at the Issuer’s option, in whole or in part, as provided in the Indenture.

The Indenture provides (as and to the extent set forth therein) that, upon the occurrence after the Issue Date of a Change of Control, each Holder of Notes will have the right to require that the Issuer purchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101.0% of the principal amount thereof plus accrued and unpaid interest, if any, to (but excluding) the date of such purchase (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date), except to the extent the Issuer has previously elected to redeem all of the Notes pursuant to Article V of the Indenture.

The Notes will not be entitled to the benefit of a sinking fund.

EXHIBIT A

The Indenture contains provisions for defeasance at any time of the entire Indebtedness of this Note or certain restrictive covenants and certain Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth in the Indenture.

[If an Event of Default with respect to the Notes shall occur and be continuing, the principal of and accrued but unpaid interest on the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.]14

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and of the Notes by the Issuer and the Trustee with the consent of the Holders of a majority in principal amount of the Notes (as defined in the Indenture) then outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes (as defined in the Indenture) then outstanding, on behalf of the Holders of all Notes, to waive compliance by the Issuer with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Subject to the Indenture, any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to pursue any remedy with respect to the Indenture, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of at least [    %]15 of the aggregate principal amount of the Notes (as defined in the Indenture) then outstanding shall have made written request to the Trustee to pursue such remedy, such Holder or Holders shall have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense, and the Trustee shall not have received from the Holders of a majority in principal amount of Notes (as defined in the Indenture) then outstanding a written direction inconsistent with such request, and shall have failed to comply with such request, for 60 days after receipt of such request and offer of security or indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

[14]	Include unless otherwise provided in the Notes Supplemental Indenture establishing the applicable series of Notes.
[15]	Insert 25.0% unless otherwise provided in the Notes Supplemental Indenture establishing the applicable series of Notes.

EXHIBIT A

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Note Register, upon surrender of this Note for registration of transfer at the office or agency of the Issuer in a Place of Payment, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Note Registrar, duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Notes of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes shall be issuable only in fully registered form, without coupons, and only in denominations of the Minimum Denomination and any integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration, transfer or exchange, but the Issuer and/or the Trustee may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection therewith.

The Issuer, any Subsidiary Guarantor, the Trustee, the Paying Agent and any agent of any of them may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment of principal of (and premium, if any), and (subject to Section 2.10 of the Indenture) interest on, such Note and for all other purposes whatsoever, whether or not this Note be overdue, and none of the Issuer, any Subsidiary Guarantor, the Trustee, the Paying Agent nor any agent of any of them shall be affected by notice to the contrary.

THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

EXHIBIT A

[FORM OF CERTIFICATE OF TRANSFER]

FOR VALUE RECEIVED the undersigned holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

(Please print or typewrite name and address including zip code of assignee)

the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer such Note on the books of the Issuer with full power of substitution in the premises.

Check One

☐	(a) this Note is being transferred in compliance with the exemption from registration under the Securities Act of 1933, as amended, provided by Rule 144A thereunder.

or

☐	(b) this Note is being transferred other than in accordance with (a) above and documents are being furnished which comply with the conditions of transfer set forth in this Note and the Indenture.

If neither of the foregoing boxes is checked, the Trustee or other Note Registrar shall not be obligated to register this Note in the name of any Person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in Section 2.16 of the Indenture shall have been satisfied.

Date:

EXHIBIT A

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within-mentioned instrument in every particular, without alteration or any change whatsoever.

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EXHIBIT A

TO BE COMPLETED BY PURCHASER IF (a) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
NOTICE: To be executed by an executive officer

EXHIBIT A

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to have this Note purchased by the Issuer pursuant to Section 3.7 or 3.9 of the Indenture, check the box: ☐.

If you wish to have a portion of this Note purchased by the Issuer pursuant to Section 3.7 or 3.9 of the Indenture, state the amount below:

$

Date:

Your Signature:

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

EXHIBIT A

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

	Amount of	Amount of
	decreases	increases	Principal amount	Signature
	in principal	in principal	of this Global	of authorized
	amount	amount	Note following	officer
Date of	of this Global	of this Global	such decreases or	of Trustee or
Exchange	Note	Note	increases	Notes Custodian

EXHIBIT B

Form of Certificate of Beneficial Ownership

On or after [            ], 20[    ]

WILMINGTON TRUST, NATIONAL ASSOCIATION

246 Goose Lane, Suite 105

Guilford, CT 06437

Facsimile No.: (203) 453-1183

Attention: Booz Allen Hamilton Administrator 16

Re:	Booz Allen Hamilton Inc. (the “Issuer”)

[    ]% Senior Notes due 20[    ] (the “Notes”)

Ladies and Gentlemen:

This letter relates to $             principal amount of Notes represented by the offshore [temporary] global note certificate (the “[Temporary] Regulation S Global Note”). Pursuant to Section 2.16(3) of the Indenture dated as of April 25, 2017 relating to the Notes (as amended, supplemented, waived or otherwise modified, the “Indenture”), we hereby certify that (1) we are the beneficial owner of such principal amount of Notes represented by the [Temporary] Regulation S Global Note and (2) we are either (i) a Non-U.S. Person to whom the Notes could be transferred in accordance with Rule 903 or 904 of Regulation S (“Regulation S”) promulgated under the Securities Act of 1933, as amended (the “Act”) or (ii) a U.S. Person who purchased securities in a transaction that did not require registration under the Act.

You, the Issuer and counsel for the Issuer are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Holder]

By:
Authorized Signature

[16]	Insert successor address or Trustee, as applicable.

B-1

EXHIBIT C

Form of Regulation S Certificate

Regulation S Certificate

WILMINGTON TRUST, NATIONAL ASSOCIATION

246 Goose Lane, Suite 105

Guilford, CT 06437

Facsimile No.: (203) 453-1183

Attention: Booz Allen Hamilton Administrator 17

Re:	Booz Allen Hamilton Inc. (the “Issuer”)

[    ]% Senior Notes due 20[    ] (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $             aggregate principal amount of Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly, we hereby certify as follows:

1.    The offer of the Notes was not made to a person in the United States (unless such person or the account held by it for which it is acting is excluded from the definition of “U.S. person” pursuant to Rule 902(k)(2)(vi) or 902(k)(2)(i) of Regulation S under the circumstances described in Rule 902(h)(3) of Regulation S) or specifically targeted at an identifiable group of U.S. citizens abroad.

2.    Either (a) at the time the buy order was originated, the buyer was outside the United States or we and any person acting on our behalf reasonably believed that the buyer was outside the United States or (b) the transaction was executed in, on or through the facilities of a designated offshore securities market, and neither we nor any person acting on our behalf knows that the transaction was pre-arranged with a buyer in the United States.

3.    No directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S, as applicable.

4.    The proposed transfer of Notes is not part of a plan or scheme to evade the registration requirements of the Securities Act.

[17]	Insert successor address or Trustee, as applicable.

C-1

EXHIBIT C

5.    If we are a dealer or a person receiving a selling concession or other fee or remuneration in respect of the Notes, and the proposed transfer takes place before the end of the distribution compliance period under Regulation S, or we are an officer or director of the Issuer or a distributor, we certify that the proposed transfer is being made in accordance with the provisions of Rules 903 and 904 of Regulation S.

6.    If the proposed transfer takes place before the end of the distribution compliance period under Regulation S, the beneficial interest in the Notes so transferred will be held immediately thereafter through Euroclear (as defined in such Indenture) or Clearstream (as defined in such Indenture).

7.    We have advised the transferee of the transfer restrictions applicable to the Notes.

You, the Issuer and counsel for the Issuer are entitled to rely upon this Certificate and are irrevocably authorized to produce this Certificate or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[NAME OF SELLER]

By:
Name:
Title:
Address:

Date of this Certificate:             , 20

C-2

EXHIBIT D

Form of Supplemental Indenture in Respect of Subsidiary Guarantee

THIS [            ] SUPPLEMENTAL INDENTURE, dated as of [            ], 20[    ] (this “Supplemental Indenture”), is by and among Booz Allen Hamilton Inc., a corporation duly organized and existing under the laws of the State of Delaware (and its successors and assigns, the “Issuer”), each of the parties identified as a New Subsidiary Guarantor on the signature pages hereto (each, a “New Subsidiary Guarantor” and collectively, the “New Subsidiary Guarantors”) and Wilmington Trust, National Association, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuer and the Trustee are parties to an indenture dated as of April 25, 2017 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of Notes in series;

WHEREAS, the Indenture provides that under certain circumstances the New Subsidiary Guarantors shall execute and deliver to the Trustee a supplemental indenture pursuant to which the New Subsidiary Guarantors shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture on the terms and conditions set forth herein; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture, without the consent of any Holder.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the New Subsidiary Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.    Agreements to Become Guarantors. Each of the New Subsidiary Guarantors hereby jointly and severally, irrevocably, fully and unconditionally guarantees, as guarantor and not as a surety, the Issuer’s obligations for the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the principal of, premium, if any, and interest on all the Notes and all other Obligations of the Issuer under the Indenture and the Notes (including, without limitation, interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Issuer, or any Guarantor whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and the obligations under Section 7.6 of the Indenture), on the terms and subject to the conditions set forth in Article X of the Indenture and agrees to be bound by all other provisions of the Indenture and the Notes applicable to a Guarantor therein.

3.    Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

EXHIBIT D

4.    No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Issuer or any other direct or indirect parent shall have any liability for any obligations of the Issuer or the New Subsidiary Guarantors under the Notes, the Indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes, by accepting a Note, waives and releases all such liability. This waiver and release are part of the consideration for issuance of the Notes. This waiver may not be effective to waive liabilities under the federal securities laws.

5.    Notices. For purposes of Section 12.1 of the Indenture, the address for notices to the Issuer and the New Subsidiary Guarantors shall be:

Booz Allen Hamilton Inc.

8283 Greensboro Drive

McLean, Virginia 22102

Facsimile: (703) 902-3335

Attention: Chief Financial Officer

6.    Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

7.    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by telecopier, facsimile or other electronic transmission (i.e. a “.pdf” or “.tif”) shall be effective as delivery of a manually executed counterpart thereof.

8.    Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

9.    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer or each of the New Subsidiary Guarantors, as applicable.

EXHIBIT D

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NAME OF SUBSIDIARY GUARANTOR(S)], as Subsidiary Guarantor

By:

Name:
Title:

BOOZ ALLEN HAMILTON INC.

By:

Name:
Title:

WILMINGTON TRUST, NATIONAL
ASSOCIATION, as Trustee

By:

Name:
Title:

EXHIBIT E

Form of Certificate from Acquiring Institutional Accredited Investors

WILMINGTON TRUST, NATIONAL ASSOCIATION

246 Goose Lane, Suite 105

Guilford, CT 06437

Facsimile No.: (203) 453-1183

Attention: Booz Allen Hamilton Administrator 18

Re:	Booz Allen Hamilton Inc. (the “Issuer”)

[    ]% Senior Notes due 20[    ] (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $             aggregate principal amount of Notes, we confirm that:

1.    We understand that any subsequent transfer of the Notes is subject to certain restrictions and conditions set forth in the Indenture dated as of April 25, 2017 relating to the Notes (as amended, supplemented, waived or otherwise modified, the “Indenture”) and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2.    We understand that the Notes have not been registered under the Securities Act or any other applicable securities law, and that the Notes may not be offered, sold or otherwise transferred except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should offer, sell, transfer, pledge, hypothecate or otherwise dispose of any Notes within one year after the original issuance of the Notes, we will do so only (A) to the Issuer or a Subsidiary, (B) inside the United States to a “qualified institutional buyer” in compliance with Rule 144A under the Securities Act, (C) inside the United States to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes to you a signed letter substantially in the form of this letter, (D) outside the United States to a foreign person in compliance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available), or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any person purchasing any of the Notes from us a notice advising such purchaser that resales of the Notes are restricted as stated herein and in the Indenture.

3.    We understand that, on any proposed transfer of any Notes prior to the later of the original issue date of the Notes and the last date the Notes were held by an affiliate of the

[18]	Insert successor address or Trustee, as applicable.

E-1

EXHIBIT E

Issuer pursuant to paragraphs 2(C), 2(D) and 2(E) above, we will be required to furnish to you and the Issuer such certifications, legal opinions and other information as you and the Issuer may reasonably require to confirm that the proposed transfer complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.

4. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are acquiring the Notes for investment purposes and not with a view to, or offer or sale in connection with, any distribution in violation of the Securities Act, and we are each able to bear the economic risk of our or its investment.

5.    We are acquiring the Notes purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You, the Issuer, and counsel for the Issuer are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Very truly yours,

(Name of Transferee)

By:
Authorized Signature

E-2

EXHIBIT F

FORM OF SUPPLEMENTAL INDENTURE ESTABLISHING A SERIES OF NOTES

[NAME OF COMPANY]

as Issuer

and

the Subsidiary Guarantors from time to time party to the Indenture and

[NAME]

as Trustee

[            ] SUPPLEMENTAL INDENTURE

DATED AS OF [            ], 20[    ]

[    ]% Senior Notes Due 20[    ]

EXHIBIT F

[            ]19 SUPPLEMENTAL INDENTURE, dated as of [            ], 20[    ] (this “Supplemental Indenture”), among Booz Allen Hamilton Inc. (the “Issuer”), the Subsidiary Guarantors under the Indenture referred to below (the “Subsidiary Guarantors”), and Wilmington Trust, National Association, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Issuer, the Subsidiary Guarantors and the Trustee, are party to an Indenture, dated as of April 25, 2017 (as amended, supplemented, waived or otherwise modified, the “Indenture”), relating to the issuance from time to time by the Issuer of Notes;

WHEREAS, Section 9.1(xiv) of the Indenture provides that the Issuer may provide for the issuance of Notes of any series as permitted by Section 2.4 therein;

WHEREAS, in connection with the issuance of the [        ] Notes (as defined herein), the Issuer has duly authorized the execution and delivery of this Supplemental Indenture to establish the forms and terms of the [        ] Notes as hereinafter described; and

WHEREAS, pursuant to Section 9.1 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Subsidiary Guarantors and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as so defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Title of Notes. There shall be a series of Notes of the Issuer designated the “[    ]%20 Senior Notes due 20[    ]”21 (the “[        ]22 Notes”).

3. Maturity Date. The final Stated Maturity of the [        ] Notes shall be [[            ], 20[    ]].23

[19]	Insert supplement number.
[20]	Insert interest rate.
[21]	Insert year during which the maturity date falls.
[22]	Insert title of notes.
[23]	Insert Maturity Date.

EXHIBIT F

4. Interest and Interest Rates. Interest on the Outstanding principal amount of [        ] Notes will accrue at the rate of [     ]%24 per annum and will be payable semi-annually in arrears on [[            ] and [            ]]25 in each year, commencing on [[             ], 20[    ]],26 to holders of record on the immediately preceding [[            ] and [             ]],27 respectively (each such [            ] and [            ], a “Regular Record Date”). Interest on the [        ] Notes will accrue from the most recent date to which interest has been paid or provided for or, if no interest has been paid, from [            ], 20[    ], except that interest on any Additional [        ] Notes (as defined below) issued on or after the first Interest Payment Date will accrue (or will be deemed to have accrued) from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid on such Additional [        ] Notes, from the Interest Payment Date immediately preceding the date of issuance of such Additional [        ] Notes (or if the date of issuance of such Additional [        ] Notes is an Interest Payment Date, from such date of issuance); provided that if any [        ] Note is surrendered for exchange on or after a record date for an Interest Payment Date that will occur on or after the date of such exchange, interest on such Note received in exchange thereof will accrue from such Interest Payment Date.

5. [No] Limitation on Aggregate Principal Amount. The aggregate principal amount of [        ] Notes that may be authenticated and delivered and Outstanding under the Indenture is [not limited] [limited to $[            ]].28 [The aggregate principal amount of the [        ] Notes shall initially be $[            ]29 million.]30 [The aggregate principal amount of the [        ] Notes issued pursuant to this Supplemental Indenture shall be $[            ] million.]31 Subject to the terms of the Indenture, the Issuer may from time to time, without the consent of the Holders, create and issue Additional Notes having the same terms and conditions as the [        ] Notes in all respects or in all respects except for issue date, issue price and, if applicable, the first date on which interest accrues and the first payment of interest thereon. Additional Notes issued in this manner will be consolidated with, and will form a single series with, the [        ] Notes (any such Additional Notes, “Additional [        ] Notes”), unless otherwise specified for Additional Notes in an applicable Notes Supplemental Indenture, or otherwise designated by the Issuer, as contemplated by Section 2.4 of the Indenture.

[24]	Insert interest rate.
[25]	Insert Interest Payment Dates.
[26]	Insert First Interest Payment Date.
[27]	Insert Record Dates.
[28]	Insert whether the applicable series of Notes will be limited or not.
[29]	Insert principal amount of issuance.
[30]	Insert for the initial notes of any applicable series.
[31]	Insert for the Additional Notes of any applicable series.

EXHIBIT F

6. Redemption.

(a) On and after [[             ], 20[     ]]32, the Issuer may redeem the [         ] Notes, at its option, in whole at any time or in part from time to time, upon notice as described in Section 5.4 of the Indenture, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to (but not including) the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date), if redeemed during the 12-month period commencing on [             ]33 of the years set forth below:

Redemption Period[34]	Price[35]
20[ ]	[ ]	%
20[ ]	[ ]	%
20[ ]	[ ]	%
20[ ] and thereafter	100.000%

(b)    In addition, at any time prior to [             ], 20[     ],36 the Issuer may redeem the [         ] Notes at its option, in whole at any time or in part from time to time, upon notice as described in Section 5.4 of the Indenture, at a redemption price equal to 100.0% of the principal amount of the [         ] Notes redeemed plus the Applicable Premium calculated by the Issuer as of the date of the redemption notice, and accrued and unpaid interest, if any, to (but not including) the applicable Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant interest payment date falling prior to or on the Redemption Date).

(c) Notwithstanding the foregoing, at any time and from time to time, upon notice as described in Section 5.4 of the Indenture, on or prior to [             ], 20[     ],37 the Issuer may redeem in the aggregate up to [     ]%38 of the original aggregate principal amount of the [         ] Notes

[32]	Insert date upon which the Notes are callable.
[33]	Insert date upon which the Notes are callable.
[34]	Insert years, adding or deleting lines if applicable.
[35]	Insert prices.
[36]	Insert date until which equity clawback is applicable.
[37]	Insert date until which equity clawback is applicable.
[38]	Insert maximum percentage for equity clawback.

EXHIBIT F

(calculated after giving effect to any issuance of any Additional [         ] Notes, or any other Additional Notes of the same series as the [         ] Notes) with an amount equal to the net cash proceeds of one or more Equity Offerings by the Issuer or any direct or indirect parent of the Issuer, to the extent net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from it, at a redemption price (expressed as a percentage of the principal amount thereof) equal to [    ]%,39 plus accrued and unpaid interest, if any, to (but not including) the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the Redemption Date); provided, however, that at least [     ]% of the original aggregate principal amount of the [         ] Notes (calculated after giving effect to any issuance of any Additional [         ] Notes, or any other Additional Notes of the same series as the [         ] Notes) must remain outstanding after each such redemption; and provided, further, that such redemption shall occur within 180 days after the date on which any such Equity Offering is consummated.

“Applicable Premium” means, with respect to any [         ]Note on any applicable Redemption Date, as calculated by the Issuer or on behalf of the Issuer by such Person as the Issuer shall designate (and the Trustee shall have no duty to calculate or verify the calculations of the same), the greater of:

(1)	1.0% of the then outstanding principal amount of the [ ]Note; and

(2)	the excess, if any, of

(a) the present value at such Redemption Date calculated as of the date of the applicable redemption notice of (i) the redemption price of the Note at [            ], 20[    ]40 (such redemption price being that described in clause (a) of this Section 6) plus (ii) all required remaining scheduled interest payments due on the [         ]Note through [            ], 20[     ] (excluding accrued but unpaid interest to (but not including) the redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points; over

(b) the then outstanding principal amount of the [         ]Note.

“Treasury Rate” means, with respect to a Redemption Date, the weekly average yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the date of the applicable redemption notice (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to [            ], 20[     ]41, provided, however, that if the period from such Redemption Date to

[39]	Insert premium.
[40]	Insert date upon which the Notes are callable.
[41]	Insert date upon which the Notes are callable.

EXHIBIT F

[             ], 20[     ] is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from [            ], 20[     ] to such Redemption Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

7.    [         ]42

8.    Form. The [         ] Notes shall be issued substantially in the form set forth, or referenced, in Article II of the Indenture and Exhibit A attached to the Indenture, in each case as provided for in Section 2.1 of the Indenture (as such form may be modified in accordance with Section 2.4 of the Indenture).

9.    Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10.    Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.

11.    Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by telecopier, facsimile or other electronic transmission (i.e. a “.pdf” or “.tif”) shall be effective as delivery of a manually executed counterpart thereof.

12.    Headings. The section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[42]	Include appropriate provisions in accordance with Section 2.4(7) and/or Section 2.4(8) of the Indenture.

EXHIBIT F

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NAME OF COMPANY]

By:
Name:
Title:

[SUBSIDIARY GUARANTORS]

[ ]

By:
Name:
Title:

[NAME], as Trustee

By:
Authorized Officer